Exhibit 2.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT

BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT

TREATS AS PRIVATE OR CONFIDENTIAL, AND HAS BEEN MARKED WITH “[***]” TO

INDICATE WHERE OMISSIONS HAVE BEEN MADE.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TARSUS PHARMACEUTICALS, INC.,

DOLORES MERGER SUB, INC.,

AND

IRENIX MEDICAL, INC.,

AND

FORTIS ADVISORS LLC,

AS THE SECURITYHOLDERS’ REPRESENTATIVE

July 6, 2026

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

INDEX OF EXHIBITS AND SCHEDULES

Exhibit	Description

Exhibit A	Definitions

Exhibit B	Form of Stockholder Written Consent

Exhibit C	Form of Joinder Agreement

Exhibit D	Form of Investor Suitability Documentation

Exhibit E	Form of Escrow Agreement

Exhibit F	Form of Paying Agent Agreement

Exhibit G	Form of Certificate of Merger

Exhibit H	Form of Option Cancellation Agreement

Exhibit I	Form of Letter of Transmittal

Exhibit J	Form of FIRPTA Certificate

Exhibit K	Form of Lock-up Agreement

Exhibit L	Form of [***] Amendment

Schedule	Description

Schedule 1.1	Illustration of Company Net Working Capital

Schedule 1.2	Assumed Expenses

Schedule 1.3	Company Products

Schedule 2.9	Additional Consideration Payments

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made and entered into as of July 6, 2026 (the “Agreement Date”), by and among Tarsus Pharmaceuticals, Inc., a Delaware corporation (“Acquiror”), Dolores Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), iRenix Medical, Inc., a Delaware corporation (the “Company”), and the Securityholders’ Representative (as defined in this Agreement). Certain capitalized terms used herein have the respective meanings set forth in Exhibit A.

RECITALS

A. The Board of Directors of the Company (the “Company Board”) has determined that it would be advisable and in the best interests of the Company Stockholders (as defined in this Agreement) that Merger Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly owned subsidiary of Acquiror, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, has (i) adopted and approved the Merger, this Agreement and the other transactions contemplated by this Agreement, (ii) declared the Merger to be advisable, and (iii) resolved to recommend adoption of this Agreement by the Company Stockholders.

B. The board of directors of each of Acquiror and Merger Sub has approved the Merger, this Agreement and the other transactions contemplated by this Agreement.

C. Immediately following the execution of this Agreement, the Company shall solicit from Company Stockholders constituting the Requisite Stockholder Approval (as defined herein) (i) a written consent in the form attached hereto as Exhibit B (the “Stockholder Written Consent”), (ii) a Joinder Agreement in the form attached hereto as Exhibit C (the “Joinder Agreement”), (iii) Investor Suitability Documentation (as defined herein) in the form attached hereto as Exhibit D and (iv) Lock-up Agreements (as defined herein) in the form attached hereto as Exhibit K, and shall deliver such documents to Acquiror within twenty-four (24) hours of the execution of this Agreement.

D. Pursuant to the Merger, among other things, the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive cash in the manner set forth in this Agreement.

E. The Company, Merger Sub and Acquiror desire to make certain representations, warranties, covenants and other agreements, as more fully set forth in this Agreement, in connection with the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and become a wholly owned subsidiary of Acquiror. The Company, as the surviving corporation after the Merger, shall also be referred to as the “Surviving Corporation.”

1.2 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of closing deliveries on a date to be designated by the mutual agreement of the Company and Acquiror (the “Closing Date”), which shall be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, as soon as practicable following the Closing and on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger satisfying the requirements of the Delaware Code (the “Certificate of Merger”). The Merger shall become effective upon the date and time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed in writing by the Company and Acquiror and specified in the Certificate of Merger (the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Delaware Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Closing Deliveries.

(a) Acquiror Deliveries. At or prior to the Closing, Acquiror shall deliver or cause to be delivered to the Company (or to the applicable recipient as specified below) each of the following:

(i) a certificate, dated as of the Closing Date, executed on behalf of Acquiror and Merger Sub, in each case by a duly authorized officer of Acquiror and Merger Sub, as applicable, to the effect that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(ii) an Escrow Agreement, in substantially the form attached hereto as Exhibit E (the “Escrow Agreement”), dated as of the Closing Date and executed by Acquiror;

(iii) a Paying Agent Agreement, in substantially the form attached as Exhibit F (the “Paying Agent Agreement”), dated as of the Closing Date and executed by Acquiror and the Paying Agent;

(iv) payment to the Paying Agent by wire transfer of immediately available funds an amount equal to (x) the aggregate Closing Cash Consideration payable pursuant to the terms of this Agreement in exchange for all shares of Company Capital Stock, plus (y) the portion of the Closing Option Consideration that is payable to the former holders of the Company Non-Employee Options in cash, subject to and pursuant to the terms of Section 2.1(b)(ii) hereof, less (z) (A) the Adjustment Escrow Amount and the Retention Escrow Amount, and (B) the Reserve Amount;

(v) payment to the Company or its current payroll provider by wire transfer of immediately available funds an amount equal to the portion of the Closing Option Consideration that is payable to the former holders of Company Employee Options in cash, subject to and pursuant to the terms of Section 2.1(b)(ii) hereof for further distribution to former holders of Company Employee Options at the first reasonably practicable payroll after the Closing;

(vi) payment of the Adjustment Escrow Amount and the Retention Escrow Amount to the Escrow Agent by wire transfer of immediately available funds;

(vii) payment of the Reserve Amount to the Securityholders’ Representative by wire transfer of immediately available funds;

(viii) payments of any amounts of money due and owing from the Company to third parties as Transaction Expenses set forth on the Closing Expenses Certificate;

(ix) payment to holders of outstanding Indebtedness for borrowed money (including any non-converting SAFE holders pursuant to Section 2.1(c)), if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as of the Closing Date as set forth on the Company Indebtedness Certificate; and

(x) The R&W Policy, issued by the provider in accordance with such binder agreement.

(b) Company Deliveries. The Company shall deliver to Acquiror, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date and executed on behalf of the Company by a duly authorized officer of the Company, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying (A) resolutions of the Company Board approving and authorizing the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and (B) Stockholder Written Consents of the Company Stockholders approving the Merger and adopting this Agreement and which constitute the Requisite Stockholder Approval;

(iii) the Company Indebtedness Certificate, dated as of the Closing Date and executed by the Chief Executive Officer;

(iv) the Closing Expenses Certificate, dated as of the Closing Date and executed by the Chief Executive Officer;

(v) the Escrow Agreement, dated as of the Closing Date and executed by the Securityholders’ Representative;

(vi) the Certificate of Merger, in substantially the form attached hereto as Exhibit G, dated as of the Closing Date and executed by the Company;

(vii) a statement of resignation executed by each of the directors and officers of the Company in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company, effective as of the Closing;

(viii) a certificate dated within ten (10) Business Days prior to the Closing Date from the Secretary of State of the State of Delaware certifying that the Company is in good standing under the laws of the State of Delaware;

(ix) a certificate and notice to the U.S. Internal Revenue Service, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) and 1.1445-2(c)(3), dated as of the Closing Date and executed by an officer of the Company, in form and substance substantially identical to Exhibit J, certifying that interests in the Company, including shares of the Company Capital Stock, do not constitute “United States real property interests” under Section 897(c) of the Code;

(x) holders of an aggregate of at least ninety percent (90%) of outstanding Company Capital Stock immediately prior to the Effective Time (including for the avoidance of doubt any Company Optionholders who exercise their Company Options prior to the Closing) shall have executed and delivered to Acquiror Stockholder Written Consents, Joinder Agreements, Investor Suitability Documentation and Lock-up Agreements, in the forms attached hereto as Exhibit B, Exhibit C, Exhibit D and Exhibit K, respectively, and no Stockholder Written Consent shall have been repudiated and all such Joinder Agreements, Investor Suitability Documentation and Lock-up Agreements shall be in full force and effect;

(xi)  holders of an aggregate of at least [***] of all In-the-Money Options shall have executed and delivered to Acquiror Option Cancellation Agreements, and the Company shall have delivered evidence satisfactory to Acquiror that the Company has taken all necessary actions to effect the treatment of Company Options described in Section 2.1(b)(ii) hereof;

(xii) an amendment to the [***] License Agreement, duly executed by each of [***] and [***] (defined collectively as “[***]” under the [***] License Agreement, each, an “[***] Party” and together the “[***] Parties”)) and the Company, in the form attached hereto as Exhibit L (the “[***] Amendment”);

(xiii) evidence, in form and substance reasonably satisfactory to Acquiror, of the termination and extinguishment of (a) the outstanding Company SAFE and (b) each outstanding convertible note of the Company, in each case effective as of the Closing, including (as applicable) executed termination agreements, cancellation agreements or payoff letters; and

(xiv) the Company shall have delivered to Acquiror evidence that the Company has complied with its obligations set forth in Section  6.7.

1.5 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to conform to the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub therein shall be deemed to be references to the name of Surviving Corporation.

(b) At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated immediately as of the Effective Time to conform to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub therein shall be deemed to be references to the name of Surviving Corporation.

1.6 Directors and Officers.

(a) Unless otherwise determined by Acquiror prior to the Effective Time, at the Effective Time, the directors of Merger Sub shall be the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation of the Surviving Corporation.

(b) Unless otherwise determined by Acquiror prior to the Effective Time, at the Effective Time, the officers of Merger Sub shall be the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation of the Surviving Corporation.

1.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE II

EXCHANGE OF COMPANY SECURITIES

2.1 Effect of the Merger on Company Securities.

(a) Treatment of Company Capital Stock Owned by the Company, Acquiror, Merger Sub or any other Subsidiary of Acquiror. At the Effective Time, by virtue of the Merger and without any further action on the part of Acquiror, Merger Sub or the Company, all shares of Company Capital Stock that are owned by the Company as treasury stock or reserved for issuance by the Company immediately prior to the Effective Time and all shares of Company Capital Stock that are owned by Acquiror or Merger Sub shall be cancelled and extinguished without any conversion thereof and no amount of Merger Consideration shall be allocated or paid thereto.

(b) Treatment of Company Capital Stock Owned by Company Stockholders, Company Options. Subject to Section 2.1(a) above and the other terms and conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, or any holder of the Company Capital Stock, and/or the Company Options:

(i) Preferred Stock and Common Stock. At the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be automatically converted into the right to receive on a per share basis an amount of cash (without interest) equal to the sum of: (x) (A) the applicable Per Share Closing Cash Amount (subject to adjustment pursuant to Section 2.6 and Section 2.2(f)), plus (B) the applicable Pro Rata Portion of the Adjustment Escrow Amount and the Retention Escrow Amount, if any, plus (C) the applicable Pro Rata Portion of the Reserve Amount, if any, plus (D) the applicable Pro Rata Portion of the Surplus Amount, if any, plus (E) the applicable Pro Rata Portion of any Additional Consideration Payment, if any, and (y) a number of shares of Acquiror Common Stock equal to the Per Share Stock Closing Amount (subject to adjustment pursuant to Section 2.6 and Section 2.2(f)). The amount of cash each Company Stockholder is entitled to receive for the shares of Company Capital Stock held by such Company Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Capital Stock held by such Company Stockholder.

(ii) Company Options. Prior to the Closing, the Company Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that, to the extent any Company Option that is not otherwise accelerated by the terms of the applicable Company Equity Plan or grant documentation, such Company Option shall be accelerated and fully vested, and each holder of a Company Option shall have been provided with the Optionee Communication contemplated by Section 6.7(b) and an opportunity to elect to exercise their Company Options, including via a net exercise (with respect to the payment of the applicable exercise price of the Company Option and any applicable withholding taxes), for a period of not less than five (5) Business Days prior to the Closing. Each In-the-Money Option that remains unexercised and outstanding as of the Effective Time shall be cancelled and (contingent upon each former holder of such In-the-Money Option executing and delivering an Option Cancellation Agreement, in substantially the form attached hereto as Exhibit H hereto), in exchange therefor, each former holder of any such cancelled In-the-Money Option shall be entitled to receive, in consideration of the cancellation of such In-the-Money Option and in settlement therefor the following (without interest and subject to any applicable withholding or other Taxes required by applicable Legal Requirements to be withheld or otherwise paid by the Company): (i) the product of (A) the total number of shares of vested Company Common Stock subject to such In-the-Money Option (the “Option Shares”), multiplied by (B) the excess, if any, of the Closing Option Consideration over the exercise price per share of Company Common Stock previously subject to such In-the-Money Option, plus (ii) the applicable Pro Rata Portion of the Adjustment Escrow Amount and the Retention Escrow Amount, if any, plus (iii) the applicable Pro Rata Portion of the Reserve Amount, if any, plus (iv) the applicable portion of the Surplus Amount, if any, plus (v) the applicable Pro Rata Portion of any Additional Consideration Payment, if any; provided, that for purposes of clarification, that if the product in (i) is a negative number, the exercise price per share of Company Common Stock previously subject to such In-the-Money Option not accounted for with respect to the Closing Option Consideration will be deducted from the next amount payable to such former holder pursuant to (ii), (iii), (iv) or (v), until the exercise price per share is fully accounted for. The Closing Option Consideration shall be payable equally in cash and shares of Acquiror Common Stock, subject to Section 2.2(f). The aggregate amount of cash and Acquiror Common Stock payable with respect to all such Company Options under this Section 2.1(b)(ii) is referred to as the “Company Option-Based Merger Consideration.” Notwithstanding anything in this Agreement to the contrary, no payments shall be made to a former holder of a cancelled In-the-Money Option after [***] of the Closing Date unless such payment is either exempt from, or subject to but compliant with, Section 409A of the Code and the applicable Treasury regulations and other guidance promulgated thereunder. For the avoidance of doubt, if any Additional Consideration Payments cannot be made to former holders of In-the-Money Options due to compliance issues with Section 409A of the Code or applicable Treasury regulations, any such amounts shall be reallocated pro rata to the Company Stockholders. Prior to the Closing, the Company Board shall have taken all actions necessary and appropriate to provide that all Company Options that are not In-the-Money Options and which are outstanding as of the Effective Time shall be cancelled at the Effective Time for no consideration and shall thereafter be of no further force and effect.

(c) Treatment of SAFEs. Holders of Simple Agreements for Future Equity (“SAFEs”) shall receive the consideration set forth in their respective SAFE agreements. If any SAFE holder elects to convert such holder’s SAFE into Company Capital Stock prior to the Effective Time in accordance with the terms of the applicable SAFE agreement, such holder shall be treated for all purposes under this Agreement as a holder of Company Capital Stock and shall be entitled to receive the applicable consideration payable to holders of Company Capital Stock hereunder.

(d) Treatment of Capital Stock of Merger Sub. Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of Acquiror, Merger Sub, the Company or the sole shareholder of Merger Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

2.2 Surrender of Certificates in Exchange for Payments and Payment of Company Options.

(a) Exchange Procedures for Share Certificates.

(i) As soon as reasonably practicable following the Effective Time, the Paying Agent shall deliver to every Company Stockholder that is a holder of Company Capital Stock (to the extent not already delivered) (A) a letter of transmittal, in substantially the form attached hereto as Exhibit I (the “Letter of Transmittal”), (B) instructions for use of the Letter of Transmittal in effecting the surrender of certificates, book entry shares or other instruments which immediately prior to the Effective Time represent issued and outstanding Company Capital Stock (the “Certificates”), (C) Investor Suitability Documentation, and (D) tax forms or other exchange or payment-related documents (collectively, the “Exchange Documents”) reasonably requested by Acquiror in order to effectuate the cash payments or stock issuances to be made under Section 2.1.

(ii) Upon delivery to the Paying Agent of properly completed and duly executed Exchange Documents, either (x) at the Effective Time as to executed Exchange Documents delivered at least two (2) Business Days prior to the Closing Date or (y) as soon as reasonably practicable (and in no event more than five (5) Business Days) after the date of delivery as to executed Exchange Documents delivered after the second Business Day prior to the Closing Date: (A) the Paying Agent shall deliver to the holder of record of such Certificate, at such Company Stockholder’s election, either a check or wire transfer to an account designated by such Company Stockholder pursuant to the Exchange Documents, representing the cash amount that such Company Stockholder has the right to receive pursuant to Section 2.1(b) (subject to Section 2.2(f) below); (B) Acquiror shall cause its transfer agent to issue to such Company Stockholder who is an Accredited Investor the number of shares of Acquiror Common Stock that such Company Stockholder has the right to receive pursuant to Section 2.1(b) and the Spreadsheet (subject to Sections 2.2(e) and 2.2(f) below); and (C) in each case, each Certificate shall be cancelled. Until so surrendered, each Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive that portion of the Merger Consideration (without interest) issuable in exchange for the Company Capital Stock represented by such Certificate. No portion of the Merger Consideration will be paid or issued to the holder of any unsurrendered Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Certificate shall surrender such Certificate and validly executed Letter of Transmittal pursuant hereto.

(b) No Interest; U.S. Funds. No interest shall accumulate on any cash payable in connection with the Merger (other than as may be provided pursuant to the Escrow Agreement). All amounts paid by Acquiror hereunder shall be made in U.S. Dollars. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock issuable upon surrender thereof, until the holder of record of such Certificate shall surrender such Certificate.

(c) Transfers of Ownership. All cash paid or payable and all shares of Acquiror Common Stock issued or issuable following the surrender for exchange of all shares of Company Capital Stock and all cash paid or payable and all shares of Acquiror Common Stock issued or issuable in respect of the Company Options in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to all shares of Company Capital Stock, the Company Options including any rights to declared but unpaid dividends, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock or Company Options which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, a Certificate or Company Option is presented to the Surviving Corporation for any reason, such Certificate or Company Option shall be canceled and exchanged as provided in this Article II.

(d) No Liability. Notwithstanding anything to the contrary in this Section 2.2, none of Acquiror, Merger Sub, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued by virtue of the Merger. Any Accredited Investor who would otherwise be entitled to receive a fraction of share of Acquiror Common Stock shall have the fractional share rounded up to the nearest whole share by Acquiror, after aggregating the shares of Acquiror Common Stock issuable with respect to all such shares of Company Capital Stock held by such Accredited Investor.

(f) Unaccredited Investors. Notwithstanding anything to the contrary in this Agreement, Acquiror shall be entitled, in its reasonable discretion, not to issue any shares of Acquiror Common Stock to which an Unaccredited Investor would otherwise be entitled under this Agreement and, in lieu thereof, to deliver or cause to be delivered an amount in cash to such Unaccredited Investor equal to the Aggregate Additional Unaccredited Cash Consideration Amount. In such event, each Accredited Investor shall receive, in addition to such Accredited Investor’s Per Share Stock Closing Amount, a number of additional shares of Acquiror Common Stock equal to the Per Share Additional Accredited Stock Consideration, and each such Accredited Investor’s cash consideration shall be reduced by an amount equal to the Per Share Reduced Accredited Cash Consideration Amount, such that the total Merger Consideration delivered to each Accredited Investor remains unchanged in value. For the avoidance of doubt, the Closing Stock Consideration Value shall not be affected by the application of this Section 2.2(f).

(g) Restrictive Legend. The shares of Acquiror Common Stock issued by Acquiror to the Company Stockholders hereunder shall be placed in a restrictive class bearing a restrictive legend substantially as follows:

“THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘ACT’), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE BENEFIT OF, U.S. PERSONS IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SHARES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER THE ACT. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

2.3 Withholding Rights. Each of Paying Agent, Acquiror, Merger Sub, and the Surviving Corporation (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration or amount payable or otherwise deliverable under this Agreement to any Person such amounts as the applicable Withholding Agent is required to deduct and withhold with respect to any such payments under the Code or any other provision of U.S. federal, state, local or non-U.S. Tax Legal Requirements; provided, however, that other than any withholding (x) arising from a failure to deliver the form required under Section 1.4(b)(ix) or (y) required with respect to any compensatory payments, if any Withholding Agent reasonably determines that it is obligated to deduct or withhold any amounts from amounts payable or otherwise deliverable pursuant to this Agreement, such Withholding Agent shall use commercially reasonable efforts to (i) provide the Person from whom such amounts will be withheld with written notice at least five (5) days prior to withholding any amounts pursuant to this Section 2.3, and (ii) cooperate in good faith with such Person to minimize such withheld amounts to the extent permitted under applicable Legal Requirements. To the extent that amounts are so withheld and timely paid over to the appropriate Tax Authority, such amounts shall be treated for purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made. With respect to any compensatory payments made pursuant to this Agreement in the form of Acquiror Common Stock, net share withholding (deducting or withholding from the number of shares of Acquiror Common Stock delivered) shall be utilized in satisfaction of the Tax withholding payment obligation.

2.4 Initial Working Capital Adjustments.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror an estimated consolidated balance sheet of the Company (the “Estimated Balance Sheet”) and a good-faith estimate (the “Estimated Closing Statement”) of each of the following amounts, measured as of the close of business on the Business Day immediately preceding the Closing Date (the “Adjustment Time”): (i) the Company Net Working Capital (the “Estimated Net Working Capital”), (ii) the Company Cash (the “Estimated Cash”), (iii) the aggregate amount of all Indebtedness of the Company (the “Estimated Indebtedness”), (iv) the aggregate amount of all Transaction Expenses unpaid (the “Estimated Transaction Expenses”), and (v) the aggregate amount of all Assumed Expenses (the “Estimated Assumed Expenses”), together with reasonable supporting detail for each such estimate. The Estimated Closing Statement shall be prepared in a manner consistent with the Company Balance Sheet and based on the Company’s books and records and the best estimate of the management of the Company as of the Adjustment Time.

(b) The Closing Cash Consideration shall be calculated at Closing using the estimated amounts set forth in the Estimated Closing Statement, subject to adjustment as set forth in Section 2.6. The Closing Stock Consideration and the Closing Stock Consideration Value shall not be subject to adjustment pursuant to Section 2.4 or Section 2.6.

2.5 Determination of Actual Amounts.

(a) As soon as practicable, but in no event later than ninety (90) days following the Effective Time, Acquiror shall prepare and deliver to the Securityholders’ Representative (the date of such delivery, the “Delivery Date”) a statement with the following information (the “Closing Working Capital Statement”): (i) a consolidated balance sheet of the Company and its Subsidiaries as of the Adjustment Time, prepared in a manner consistent with the Company Balance Sheet (the “Final Balance Sheet”), reflecting all adjustments made by Acquiror to the Estimated Balance Sheet, and including (A) Acquiror’s calculation of the Company Net Working Capital as of the Adjustment Time (the “Actual Working

Capital”), (B) Acquiror’s calculation of the Company Cash as of the Adjustment Time (the “Actual Cash”), (C) Acquiror’s calculation of the Indebtedness of the Company as of the Adjustment Time (the “Actual Indebtedness”), (D) Acquiror’s calculation of the Transaction Expenses as of the Adjustment Time (the “Actual Transaction Expenses”), and (E) Acquiror’s calculation of the Assumed Expenses as of the Adjustment Time (the “Actual Assumed Expenses”), and (ii) all work papers and copies of source documents that reasonably support and document Acquiror’s determination of the Final Balance Sheet, the Actual Working Capital, the Actual Cash, the Actual Indebtedness, the Actual Transaction Expenses, and the Actual Assumed Expenses (the documents contemplated by clauses (i) and (ii), the “Adjustment Documents”). The Closing Working Capital Statement shall be prepared in good faith in conformity with GAAP applied on a basis consistent with the methods used in computing the Company Net Working Capital. The Closing Working Capital Statement shall be accompanied by a certificate as to the preparation of the Closing Working Capital Statement executed by an officer of Acquiror.

(b) The Securityholders’ Representative shall have thirty (30) days following the Delivery Date to review the Adjustment Documents. The Securityholders’ Representative and its advisors and representatives shall have reasonable access to all relevant books and records (in electronic format, if available) and employees of the Company to complete its review of the Adjustment Documents. Unless the Securityholders’ Representative delivers written notice to Acquiror on or prior to the thirtieth (30th) day after the Delivery Date specifying in reasonable detail each disputed item and the basis therefor (the “Dispute Notice”), the Securityholders’ Representative shall be deemed to have accepted and agreed to all items and amounts in the Adjustment Documents not so disputed, and such undisputed items and amounts shall be final, binding and conclusive. If the Securityholders’ Representative timely notifies Acquiror of its objection to any items in the Adjustment Documents, Acquiror and the Securityholders’ Representative shall, within thirty (30) days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(c) If at the conclusion of the Resolution Period there are amounts still remaining in dispute, then all amounts remaining in dispute shall be submitted to the Independent Accounting Firm. Acquiror and the Securityholders’ Representative agree to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter and to abide by procedures to be mutually agreed upon by Acquiror, the Securityholders’ Representative and the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm incurred in resolving the disputed matter shall be equitably apportioned by the Independent Accounting Firm based on the extent to which Acquiror, on the one hand, or the Securityholders’ Representative (on behalf of the Company Securityholders), on the other hand, is determined by the Independent Accounting Firm to be the prevailing party in the resolution of such disputed matters. The Independent Accounting Firm shall act as an arbitrator to determine, based solely on presentations by Acquiror and the Securityholders’ Representative, and not by independent review, solely those items still in dispute. The Independent Accounting Firm’s determination shall be made within thirty (30) days of its engagement, shall be set forth in a written statement delivered to Acquiror and the Securityholders’ Representative and shall be final, binding and conclusive. The term “Final Adjustment Statement,” as used in this Agreement, means the definitive statement, as of the Adjustment Time, of (i) the final Company Net Working Capital, (ii) the final Company Cash, (iii) the final Indebtedness, (iv) the final Transaction Expenses, and (v) the final Assumed Expenses, each as of the Adjustment Time, as agreed to by the Securityholders’ Representative and Acquiror in accordance with Section 2.5(b) or as determined by the Independent Accounting Firm in accordance with this Section 2.5(c) (in addition to those non-disputed items previously agreed to by Acquiror and the Securityholders’ Representative).

2.6 Post-Closing Adjustment.

(a) If the sum of (i) Actual Working Capital, plus Actual Cash, minus Actual Indebtedness, minus Actual Transaction Expenses, minus Actual Assumed Expenses is greater than the sum of (ii) Estimated Net Working Capital, plus Estimated Cash, minus Estimated Indebtedness, minus Estimated Transaction Expenses, minus Estimated Assumed Expenses (the amount by which (i) exceeds (ii), the “Surplus Amount”), then Acquiror shall deposit the lesser of (i) the Surplus Amount, and (ii) the Adjustment Escrow Amount within two (2) Business Days after the determination of the Final Adjustment Statement with the Paying Agent for further distribution to the Escrow Participants. In addition, Securityholders’ Representative and Acquiror shall deliver a written notice executed by both parties instructing the Escrow Agent to release the Adjustment Escrow Amount to the Paying Agent for further distribution to the Escrow Participants; provided that all payments allocable to former holders of Company Employee Options shall be paid to the Company or its designated payroll service provider, for disbursement to such holders.

(b) If the sum of (i) Actual Working Capital, plus Actual Cash, minus Actual Indebtedness, minus Actual Transaction Expenses, minus Actual Assumed Expenses is less than the sum of (ii) Estimated Net Working Capital, plus Estimated Cash, minus Estimated Indebtedness, minus Estimated Transaction Expenses, minus Estimated Assumed Expenses (the amount by which (ii) exceeds (i), the “Deficit Amount”), then Acquiror shall be entitled to withdraw from the Adjustment Escrow Amount, the lesser of (i) the Deficit Amount and (ii) the Adjustment Escrow Amount. With respect to any payment to Acquiror in connection with adjustments to the Escrow Amount pursuant to this Section 2.6, the Securityholders’ Representative and Acquiror shall deliver to the Escrow Agent, within two (2) Business Days following the determination of the Final Adjustment Statement, a written notice executed by both parties instructing the Escrow Agent to make such payment to Acquiror from the Escrow Amount and, to the extent any amount remains in the Escrow Amount after such payment, to pay such remaining amount to the Paying Agent for further distribution to the Escrow Participants and to the Company for further distribution to former holders of Company Employee Options. The amounts set forth in this Section 2.6 shall be the sole and exclusive source of recovery for the Company Securityholders or Acquiror, as applicable, for any Surplus Amount or Deficit Amount, as applicable.

(c) The post-Closing Merger Consideration adjustment set forth in this Section 2.6 shall be the sole and exclusive remedy of the parties for any matters arising out of or relating to the determination of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses, Closing Cash, Closing Indebtedness, Transaction Expenses, the Merger Consideration, or any component thereof, and no party shall be entitled to assert any claim for indemnification under Article IX or otherwise with respect to any such matters. For the avoidance of doubt, nothing herein shall limit or otherwise negatively affect any of the rights or remedies of the Securityholders’ Representative Group with respect to the Escrow Participants pursuant to Section 10.11 or otherwise.

(d) For the avoidance of doubt, any Surplus Amount or Deficit Amount determined pursuant to this Section 2.6 shall be paid or recouped exclusively in cash and shall adjust only the Closing Cash Consideration. The Closing Stock Consideration and the Closing Stock Consideration Value shall not be affected by any post-Closing adjustment under this Section 2.6.

2.7 Spreadsheet. The Company shall prepare and deliver to Acquiror, not later than two (2) Business Days prior to the Closing Date, a spreadsheet (the “Spreadsheet”), which Spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information, as of the Closing Date and immediately prior to the Effective Time: (a) the names of all the Company Securityholders and holders of SAFEs and their respective addresses (including email addresses), including the amount of the Merger Consideration each of them is entitled to as of the Closing; (b) the number and kind of shares of Company Capital Stock held by, or subject to the Company Options held by, such Persons; (c) the exercise price per share in effect for each Company Option; (d) each Escrow Participant’s Pro Rata Portion (as a percentage interest); (e) the calculation of the Total Stock, the Escrow Amounts, the Reserve Amount, the Merger Consideration, the Residual Per Share Merger Consideration, the Assumed Expenses and the Per Share Closing Amount for each kind of share of Company Capital Stock, (f) the Aggregate Exercise Amount, and (g) any tax reporting and additional information reasonably requested by the Paying Agent. In the event of any conflict between the terms of this Agreement as it relates to determining such amounts that each Company Securityholder is entitled to receive or the calculations described above, the amounts set forth on the Spreadsheet shall govern.

2.8 Appraisal Rights. Notwithstanding anything contained in this Agreement to the contrary, any Dissenting Shares shall not be converted into the right to receive the cash amount provided for in Section 2.1(b), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the Delaware Code or other applicable Legal Requirements. Each holder of Dissenting Shares who, pursuant to the provisions of the Delaware Code or other applicable Legal Requirements, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the Delaware Code or other applicable Legal Requirements (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions), as applicable. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1(b) in respect of such shares as if such shares never had been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, the amount of cash to which such holder would be entitled in respect thereof under Section 2.1 as if such shares never had been Dissenting Shares. The Company shall give Acquiror prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the Delaware Code or other applicable Legal Requirements and received by the Company. The Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.

2.9 Additional Consideration.

(a) General. In addition to the other consideration set forth herein, and subject to the terms and conditions of this Agreement (including Article IX and Acquiror’s set-off rights described in Section 9.2 and the conditions and limitations set forth on Schedule 2.9), the Company Securityholders shall be entitled to receive one or more additional payments in cash (each, an “Additional Consideration Payment” and collectively, the “Additional Consideration Payments”) based on achievement of the regulatory and commercial, sales-based milestone events (each, a “Milestone” and, collectively, the “Milestones”) set forth on Schedule 2.9. The payments described in Section 2.9(b) and Section 2.9(c) (if any) received by any Company Stockholder shall be treated for all U.S. federal income Tax purposes as adjustments to the Merger Consideration (except to the extent of amounts recharacterized as interest under Section 483 of the Code) unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code (or analogous state, local or non-U.S. applicable Legal Requirements).

(b) Regulatory Milestone Payments. With respect to each Regulatory Milestone, within [***] after such Regulatory Milestone is achieved by or on behalf of the Company, Acquiror shall pay to the Paying Agent (for further distribution to the Company Stockholders and former holders of Company Non-Employee Options in accordance with their Pro Rata Portion) or the Surviving Corporation (for further distribution to the former holders of Company Employee Options in accordance with their Pro Rata Portion), as applicable, such Additional Consideration Payment(s) set forth on Schedule 2.9 related to each such Regulatory Milestone, in each instance, subject and pursuant to the conditions, limitations and procedures set forth therein (each, a “Regulatory Milestone Payment” and collectively, the “Regulatory Milestone Payments”).

(c) Commercial Milestone Payments. Within [***] after the end of the calendar quarter in which any Commercial Milestone is achieved as set forth on Schedule 2.9, Acquiror shall pay to the Paying Agent (for further distribution to the Company Stockholders and former holders of Company Non-Employee Options in accordance with their Pro Rata Portion) or the Surviving Corporation (for further distribution to the former holders of Company Employee Options in accordance with their Pro Rata Portion), as applicable, such Additional Consideration Payment(s) set forth on Schedule 2.9 related to such Commercial Milestone, in each instance, subject and pursuant to the conditions, limitations and procedures set forth therein (each, a “Commercial Milestone Payment” and collectively, the “Commercial Milestone Payments” and together with the Regulatory Milestone Payments, the “Milestone Payments” and each, a “Milestone Payment”).

(d) Royalty Payments. Following the First Commercial Sale of a Product in the United States (including achievement of the second Regulatory Milestone (RM-2) set forth on Schedule 2.9), during the Royalty Term set forth on Schedule 2.9 Acquiror shall pay to the Paying Agent (for further distribution to the Company Stockholders and former holders of Company Non-Employee Options in accordance with their Pro Rata Portion) or the Surviving Corporation (for further distribution to the former holders of Company Employee Options in accordance with their Pro Rata Portion), as applicable, within [***] after the end of each calendar quarter following the Closing Date, a Royalty Payment amount calculated as a percentage of Net Sales of all Products sold in the United States during the Royalty Term that have, at the time of sale, an active J-Code or have otherwise been afforded active Pass-Through Status, in each case permitting separate reimbursement for such Products (such Products, collectively, “Royalty Products”) during such calendar quarter based on the applicable Royalty Payment Percentage and as described on Schedule 2.9 (each, a “Royalty Payment” and collectively, the “Royalty Payments”) provided, however, that all payments to former holders of In-the-Money Options shall be subject to Section 2.1(b)(ii).

(e) Net Sales Reports.

(i) With respect to the calendar year in which the First Commercial Sale of any Product occurs in any country and each calendar year thereafter until expiry, of the last Valid Claim included in the Acquired Patents Covering a Product, within [***] following the end of each such calendar year, the Acquiror shall provide the Securityholders’ Representative a report setting forth, on a Product by Product and country by country basis, the corresponding Net Sales of each Product sold in each such country and in the aggregate across all countries during such calendar year, reasonable detail regarding the calculation of such Net Sales and, as applicable, an indication that any of the Commercial Milestones have been achieved during such calendar quarter (each such report, a “Commercial Milestone Net Sales Report”). After the expiry, in all countries, of the last Valid Claim included in the Acquired Patents Covering a Product and until all Commercial Milestones have been achieved, upon the request of Securityholders’ Representative, such request to be made no more than one time per calendar year, Acquiror shall provide to Securityholders’ Representative with written certification as to whether or not any Commercial Milestones have been achieved for which Commercial Milestone Payments have not yet been paid, which certification shall include the date of achievement for any such Commercial Milestones that were achieved.

(ii) With respect to the calendar quarter in which the First Commercial Sale of any Royalty Product occurs in the United States and each calendar quarter thereafter, within [***] following the end of each such calendar quarter, the Acquiror shall provide the Securityholders’ Representative a report setting forth, on a Royalty Product-by-Royalty Product basis, the corresponding Net Sales of each Royalty Product sold during such calendar quarter, reasonable details regarding the calculation of such Net Sales, the Royalty Payment due with respect to such Net Sales during such calendar quarter (each such report, a “Royalty Product Net Sales Report”, and together with the Commercial Milestone Net Sales Reports, collectively, “Net Sales Reports”).

(iii) The Securityholders’ Representative may designate (1) one of the “Big Four” accounting firms to be engaged on a non-contingency basis or (2) another nationally recognized third-party accounting firm reasonably acceptable to Acquiror (each, an “Independent Auditor”) to receive limited access to inspect only those relevant books and records of Acquiror (and, as applicable, each other Selling Person) needed to verify the calculation of Net Sales relating to the sale of the applicable Products, in each case only upon reasonable prior notice and for the sole purpose and solely to the extent necessary to confirm whether the Net Sales reported, the calculations with respect thereto, the Royalty Payments made and whether any Commercial Milestone Payment should have been made are correct, in each instance, with such review being subject to reasonable written restrictions on the use and disclosure of any such underlying books, records or related information obtained in connection with such review (each such review, a “Net Sales Audit”); provided, for clarity, that Acquiror may require that the Independent Auditor execute, prior to being granted any such access, a confidentiality agreement in customary form including an agreement not to disclose any such books or records that are made available to the Independent Auditor pursuant to this Section 2.9(e) to the Securityholders’ Representative or any other party (excluding, for the avoidance of doubt, the Independent Auditor not being prohibited from including as applicable information derived from such books or records in the Independent Auditor’s written report or otherwise as contemplated herein and, for the avoidance of doubt, nothing herein shall prohibit the Securityholders’ Representative from disclosing the Independent Auditor’s written report or other applicable information to the Securityholders’ Representative Group). Securityholders’ Representative shall not exercise its right to have a Net Sales Audit conducted more than one time during any particular calendar year. Each such Net Sales Audit shall be limited to reviewing the books and records pertaining to sales of Products made in the [***] prior to the year in which the audit is conducted and the books and records pertaining to any particular calendar year shall not be subject to a Net Sales Audit more than once. The Independent Auditor shall be directed to render a written report as to whether the Net Sales reported in the applicable Net Sales Reports are correct, whether Royalty Payments have been calculated and made correctly and whether there was a failure to timely pay any Commercial Milestone Payment (with such written report providing details with respect to any discrepancies in the Net Sales reported, the calculation or payment of any such Royalty Payments and any failure to timely pay a Commercial Milestone Payment) as promptly as practicable, but in any event no later than [***] after the Independent Auditor has been provided access to all of the relevant books and records for the conduct of such Net Sales Audit. Acquiror shall and shall cause each Selling Person to provide or make accessible to the Independent Auditor such books, records, work papers, schedules and other documents and information relating to the calculation of Net Sales (including the gross sales of Products and the deductions taken therefrom in calculating Net Sales) and Royalty Payments with respect thereto as the Independent Auditor may reasonably request, in each instance, solely to the extent necessary to verify such calculations. The Independent Auditor’s determination of the amount of Net Sales that should have been reported in any Net Sales Report shall be binding on the parties hereto; provided, that in the event either Acquiror or Securityholder’s Representative disputes, in good faith for suspected manifest error, any such determination, Acquiror or Securityholders’ Representative, as applicable, may refer the matter to arbitration before an independent arbitrator experienced in the industry and knowledgeable in such matters, which shall otherwise be conducted in Irvine, California under the arbitration procedures set forth in Section 9.4(d) below mutatis mutandis. The fees and expenses of the Independent Auditor shall be paid by the Securityholders’ Representative (on behalf of the Company Securityholders), unless the Net Sales Audit reveals either that Net Sales in a Net Sales Report were underreported by more than [***], any Royalty Payment was underpaid by more than [***], or Acquiror failed to either timely report the occurrence of a Commercial Milestone or to timely pay a Commercial Milestone, in which event the Acquiror shall be responsible for [***] of the fees and expenses of the Independent Auditor. In the event that the Independent Auditor determines that Net Sales during any year were of a sufficient level such that a Commercial Milestone was achieved and the corresponding Commercial Milestone Payment had not been paid by Acquiror or that Acquiror had failed to pay or underpaid any Royalty Payment, Acquiror shall pay such Commercial Milestone Payment and Royalty Payments (to the extent not already paid in full), together with all interest due thereon as calculated pursuant to Section 2.10, to the Paying Agent (for further distribution to the Company Stockholders and former holders of Company Non-Employee Options in accordance with their Pro Rata Portion) or the Surviving Corporation (for further distribution to the former holders of Company Employee Options in accordance with their Pro Rata Portion), as applicable, within [***] following such determination.

(f) Covenants. Subject to Section 2.9(k) and Acquiror’s right to exercise its reasonable business judgement while acting in good faith (including as contemplated in Section 2.9(k) below), following the Closing until the later of (x) the end of the Royalty Term or (y) [***] after Closing, Acquiror agrees not to take any action with the specific intent and for the primary purpose of wrongfully depriving the Company Securityholders of the Royalties or Milestone Payments otherwise due under this Agreement. For the avoidance of doubt, nothing in this Section 2.9(f) shall prohibit either Party from engaging in normal-course business activities, acquisitions, or independent development, nor shall it restrict either Party from entering into separate agreements with third parties, provided that such actions are not primarily directed at circumventing the payment obligations herein in violation of the foregoing. In furtherance of the foregoing and subject to this Section 2.9(f):

(i) until the earlier of the end of the Diligence Period (as defined below) or the achievement of all Regulatory Milestones, Acquiror will use Commercially Reasonable Efforts to (A) advance the development of and seek to obtain Regulatory Approval for the lead Product known by the Company as “IRX 101” in the United States and (B) achieve the second Regulatory Milestone (RM-2) solely limited to using such Commercially Reasonable Efforts to perform the following steps: (1) submitting an application with CMS for a J-Code (as those terms are defined in Schedule 2.9) and (2) evaluating and timely taking actions and interacting with and responding to CMS in furtherance of CMS’ review of and, if applicable, taking appropriate and permissible actions in response to CMS’ determination made with respect to such application and prospective issuance of a J-Code; and

(ii) Following the First Commercial Sale of such Product in the United States and until expiration of the Diligence Period, Acquiror shall (and shall use Commercially Reasonable Efforts to require each other Selling Person(s) to) use Commercially Reasonable Efforts to market, promote and sell at least one Product in the United States.

For the purpose of this Agreement, (x) “Diligence Period” means the period beginning on the Closing Date and ending upon the earliest to occur of (i) the full payment of all Additional Consideration Payments and (ii) [***] following the Closing Date (such date, the “Diligence Period”), and (y) “Commercially Reasonable Efforts” means, (i) with respect to the efforts to be expended by a party with respect to any objective, such reasonable, diligent, and good faith efforts as such party would normally use to accomplish a similar objective under similar circumstances; and (ii) with respect to the development or commercialization of Products by any Person, the application by such Person, consistent with the exercise of its own prudent scientific and business judgment, of diligent efforts to fulfill the obligation in issue, comparable with the level of efforts and resources typically devoted by Acquiror for its own internally funded compounds or products or other compounds or products owned or controlled by Acquiror (or if Acquiror has no such other compounds or products, then those of a company in the biopharmaceutical industry of comparable size and with comparable resources for compounds or products owned or controlled by such company) that are of similar market potential at a similar stage in development or product life as the applicable Product, based on facts and circumstances existing at the time the applicable decision is made, taking into account scientific, commercial, legal, regulatory and other relevant factors, including issues of safety and efficacy, strength of its proprietary position, expected and actual approved labeling, expected and actual cost and time to develop, expected and actual profitability (without consideration of amounts payable to Company Securityholders pursuant to this Agreement), expected and actual competitiveness (including timing of introduction thereof) of alternative products (including but not limited to generic products) in the marketplace, the nature and extent of expected and actual market exclusivity (including patent coverage and regulatory exclusivity), the expected likelihood of regulatory approval, the expected and actual reimbursability and pricing, and the expected and actual amounts of marketing and promotional expenditures required, all based on conditions then-prevailing. For clarity, Commercially Reasonable Efforts will not mean that a party guarantees that it will actually accomplish the applicable task or objective and does not require a party to (x) take any action that would reasonably be expected to have a material adverse effect on such party or its Affiliates, including their other products or programs, (y) accept or commit to any expenditure that is unreasonable in light of the factors described above, or (z) continue any development or regulatory activity once such party determines in good faith, consistent with the foregoing standard, that such activity is no longer commercially reasonable. Except as otherwise expressly set forth in the Agreement, following the Closing, the parties intend the express provisions of the Agreement (including the definition of “Commercially Reasonable Efforts” where such term is expressly applicable) to govern their contractual relationship and to supersede any standard of efforts that might otherwise be imposed by applicable Legal Requirements solely to the extent such standards conflict with the express provisions of the Agreement. Upon the expiration of the Diligence Period, the obligations of the Company and Acquiror (whether through the Company or otherwise) to use Commercially Reasonable Efforts under this Section 2.9 shall cease and shall automatically terminate in their entirety.

(g) Acknowledgements; Assignment and Transfer Restrictions.

(i) The parties hereto understand and agree that (1) the contingent rights to receive the Additional Consideration Payments (or any portion thereof) shall not be represented by any form of certificate or other instrument and do not constitute an equity or ownership interest in Acquiror or the Surviving Corporation, (2) the Company Securityholders shall not have any rights as a securityholder of Acquiror or the Surviving Corporation as a result of the Company Securityholders’ contingent right to receive any Additional Consideration Payments hereunder, and (3) the contingent rights to receive Additional Consideration Payments do not confer upon the Company Securityholders any voting rights, dividend rights, or other rights of a holder of equity securities of Acquiror or the Surviving Corporation. The parties hereto acknowledge and agree that neither the Additional Consideration Payments nor any Company Securityholder’s right to receive any portion thereof is or shall be deemed to be a “security” as defined in the Securities Act of 1933, as amended, or other federal, state or local Legal Requirements.

(ii) No Company Securityholder may assign, transfer, pledge, hypothecate or otherwise dispose of any right to receive Additional Consideration Payments, in whole or in part, without the express prior written consent of Acquiror, not to be unreasonably withheld, conditioned or delayed, except (A) to a financial institution or other Person whose primary business is the acquisition, financing, or investment in royalty streams, revenue interests, or similar payment rights (each, a “Financial Assignee”); provided that, in each case, such assignee is not (and is not an Affiliate of) a Person that is engaged, directly or indirectly, in the research, development, manufacture, or commercialization of pharmaceutical or biotechnology products, including any that are competitive with Products; (B) by will or intestacy, (C) by operation of law, (D) as a bona fide gift to such Company Securityholder’s family member or to a trust for the benefit of such

Company Securityholder or one or more of such Company Securityholder’s family members, or (E) to an Affiliate of such Company Securityholder; provided, that (1) any such transfer shall be effective only upon the delivery of prompt written notice to Acquiror and the Securityholders’ Representative, which notice shall specify the identity of the transferor and transferee, the rights transferred, and the effective date of such transfer, (2) no such assignment or transfer shall be permitted if it cannot be effected without registration under applicable securities laws or would result in adverse consequences to Acquiror or the Surviving Corporation under applicable Legal Requirements, and (3) the transferor and transferee shall provide such additional evidence of transfer as Acquiror or the Securityholders’ Representative may reasonably request. Any purported assignment or transfer of rights to Additional Consideration Payments in violation of this paragraph shall be null and void, and Acquiror, the Surviving Corporation, and the Securityholders’ Representative shall not recognize or give effect to any such purported assignment or transfer. For clarity, a “Financial Assignee” includes royalty monetization firms, royalty funds, and similar investment entities (including, by way of example, firms such as Healthcare Royalty Partners or similar organizations), but excludes any operating company or strategic acquirer with any (including any direct or indirect affiliates having any) active programs or products in a similar field as the Products.

(h) Regulatory Update Reports. Following the Closing until the achievement of all of the Regulatory Milestones, Acquiror shall provide the Securityholders’ Representative, within [***] following January 1st of each calendar year, with a written report in reasonable detail of the progress toward the achievement of each of the Regulatory Milestones (each such report, an “Regulatory Milestone Update Report”).

(i) Milestone Notices. In the event that the Securityholders’ Representative believes in good faith that any Milestone has been achieved and the corresponding Additional Consideration Payment has not yet been paid in accordance with this Section 2.9, it shall notify Acquiror and the Surviving Corporation in writing of such belief (each a “Milestone Notice”), which Milestone Notice shall include an invoice for the amount of such payment. Notwithstanding the foregoing, the Securityholders’ Representative shall not deliver more than one (1) such Milestone Notice in any calendar year, and any such Milestone Notice shall be delivered no earlier than, and may be delivered at any time after, (i) [***] of the applicable calendar year with respect to any Milestone believed to have been achieved during the first half of such calendar year, and (ii) [***] of the applicable calendar year with respect to any Milestone believed to have been achieved during the second half of such calendar year; provided that, if more than one Milestone is believed to have been achieved during the same half of a calendar year, the Securityholders’ Representative shall consolidate all such claims into a single notice covering such period. To the extent Acquiror and the Surviving Corporation agree, Acquiror shall make (or cause to be made) the corresponding Additional Consideration Payment, together with all interest due thereon as calculated pursuant to Section 2.10, within [***] of such notice. Without limiting the right to have a Net Sales Audit conducted pursuant to Section 2.9(e), to the extent Acquiror and the Company disagree, the parties shall discuss and attempt to resolve such dispute in good faith. If the parties are unable to resolve such dispute within [***] of notification by the Securityholders’ Representative of its belief, all unresolved disputed items relating to Commercial Milestones shall be promptly referred to the Independent Accounting Firm and shall be resolved in accordance with Section 2.9(e) above mutatis mutandis and all unresolved disputed items relating to Regulatory Milestones shall be promptly referred to arbitration before an independent arbitrator experienced in the industry and knowledgeable in such regulatory matters, which shall otherwise be conducted in Irvine, California under the arbitration procedures set forth in Section 9.4(d) below mutatis mutandis. For clarity, the failure of Securityholders’ Representative to send a Milestone Notice with respect to any Additional Consideration Payment shall not be a waiver of any rights with respect to such Additional Consideration Payment and shall be without prejudice to seek payment of or of Acquiror’s obligation to pay such Additional Consideration Payment based on an Independent Auditor’s findings made in a Net Sales Audit conducted pursuant to Section 2.9(e).

(j) Change of Control. During the Diligence Period, (i) the Surviving Corporation may not directly or indirectly consummate a Change of Control of the Surviving Corporation (or its successor) unless the relevant transferee, assignee, acquirer, delegatee or other successor of the Surviving Corporation (the “Successor Entity”) in such Change of Control is bound by or otherwise assumes and succeeds to the obligations of Acquiror set forth in Section 2.9, which assumption shall be effected pursuant to the definitive agreement governing such Change of Control or such other instrument entered into in connection therewith, and (ii) the Surviving Corporation shall provide written notice to the Securityholders’ Representative of any Change of Control within [***] following the consummation of such Change of Control. Upon the consummation of such Change of Control, the Successor Entity shall be bound by, and shall otherwise assume, all of the Surviving Corporation’s and Acquiror’s obligations under this Agreement; provided that if such obligations are not assumed by operation of law or contract, Successor Entity shall expressly agree to assume all of the Surviving Corporation’s and Acquiror’s obligations under this Agreement, (x) Acquiror shall be fully released and discharged from all obligations under this Section 2.9 arising from and after the date of such Change of Control, and (y) all references to “Acquiror” in this Section 2.9 shall be deemed to refer to the Successor Entity. For the avoidance of doubt: (A) a Change of Control shall not, in and of itself, accelerate or otherwise modify the payment obligations with respect to any Milestone Payment or Royalty Payment, and no Milestone Payment or Royalty Payment shall become due or payable solely as a result of a Change of Control; and (B) the Commercially Reasonable Efforts standard applicable to the Successor Entity following a Change of Control shall be measured by reference to the efforts and resources of Acquiror and its Affiliates as of immediately prior to the consummation of such Change of Control, and shall not be increased, expanded, or otherwise modified to take into account the resources, capabilities, personnel, infrastructure, or financial condition of the Successor Entity or any of its affiliates. For clarity, a Change of Control of Acquiror is outside the scope of this Section 2.9(j) and nothing contained in this Section 2.9(j) is intended to apply to or be triggered by a Change of Control of Acquiror.

(k) No Assurances; Business Discretion. The Securityholders’ Representative, on behalf of itself and each Company Securityholder, acknowledges and agrees that, without prejudice to Acquiror’s obligations under this Agreement, (i) there is no assurance that the Company Securityholders will receive any Additional Consideration Payment and it is possible that no Milestones will be achieved or Royalty Payments will accrue without any breach of the Agreement by Acquiror or any of its Affiliates, (ii) the Product development process is a process of scientific discovery and as such is inherently unpredictable and delays to development of any Product may occur for reasons beyond Acquiror’s reasonable control as such Product is developed, (iii) the Product development process is subject to a high level of governmental regulation and the requirements of the regulatory process of seeking approval to research and develop each Product may result in delays beyond Acquiror’s reasonable control, (iv) such delays beyond Acquiror’s reasonable control, without evidence of some other failure to use Commercially Reasonable Efforts to commercialize the Products, shall not by itself constitute a breach of this Agreement, and (v) there is no guarantee or other assurance of any kind that any of the Additional Consideration Payments will be earned or paid hereunder (regardless of any projections, models, forecasts or any other financial data generated by, or provided to, the Company or any of its Affiliates or Representatives). Other than to the extent expressly set forth in Section 2.9(f), the parties hereto understand and agree that, following the Closing, Acquiror and its Affiliates are free to manage and operate the Surviving Corporation and its Subsidiaries in accordance with their commercial judgment based upon the business requirements of Acquiror and its Subsidiaries. Subject to and without limiting Acquiror’s obligations under Section 2.9(f), each of Acquiror and its Subsidiaries (including the Surviving Corporation) shall be permitted, following the Closing (including during the Diligence Period), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, and the Company

Securityholders shall not have any right to claim the loss of all or any portion of the Additional Consideration Payments or other damages solely as a result of such decisions and where implementation of such decisions does not otherwise result in a breach of any of Acquiror’s obligations under this Section 2.9. Notwithstanding the foregoing and for the avoidance of doubt, none of Acquiror or any of its Subsidiaries shall have any express or implied obligation to take any action, or omit to take any action, to seek to maximize the amount of Additional Consideration Payments.

(l) Additional Consideration Payments to Company Optionholders. To the extent the applicable Pro Rata Portion of any Additional Consideration Payment to be made to any Company Optionholder is intended to be exempt from the application of Section 409A as a “short-term deferral”, such applicable Pro Rata Portion of the Additional Consideration Payment shall be made to the Company Optionholder no later than March 15th of the calendar year following the calendar year in which such payment to the Company Optionholder is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A. The Acquiror intends that the applicable Pro Rata Portion of each Additional Consideration Payment payable to a Company Optionholder be treated as a separate payment for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

2.10 Overdue Payments. In the event that any portion of any undisputed payment due and payable by Acquiror pursuant to this Agreement that remains unpaid when due following written notice of non-payment by the Securityholders’ Representative shall bear interest from (and including) the due date until (but excluding) the date of payment thereof at a per annum rate equal to the Secured Overnight Financing Rate (SOFR) for the date that payment was first due as published in The Wall Street Journal plus [***], compounded on the basis of a year of 360 days; provided that (a) interest shall not accrue at a rate that exceeds the maximum rate permitted by applicable Legal Requirements and (b) no interest shall be payable under this Section 2.10 for time elapsed with respect to (1) any period during which Acquiror disputes in good faith such payment and (2) the portion of any payment under this Agreement deposited by the Acquiror with the Paying Agent in accordance herewith as to which the Acquiror has instructed the prompt payment thereof by the Paying Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to and except as set forth in the disclosure schedule of the Company delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedule”), and except as otherwise provided in this Agreement, the Company represents and warrants to Acquiror as follows as of the date hereof:

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction required for the current conduct of its business, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or its bylaws. The Company has made available to Acquiror complete and correct copies of the organizational documents of the Company, each in effect as of the date hereof.

3.2 Subsidiaries. Other than as set forth on Section 3.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

3.3 Capital Structure.

(a) The authorized capital of the Company as of the Closing Date consists of (i) 13,200,000 shares of Company Common Stock, with a par value of $0.0001, of which 9,122,459 shares are issued and outstanding, (ii) 3,213,693 shares of Company Preferred Stock, with a par value of $0.0001, (A) of which 1,590,925 shares have been designated Series Seed Preferred Stock, all of which are issued and outstanding, (B) of which 937,545 shares have been designated Series Seed II Preferred Stock, 726,603 of which are issued and outstanding, (C) of which 181,987 shares have been designated Series Seed II-A Preferred Stock, 181,986 of which are issued and outstanding, and (D) of which 503,236 shares have been designated Series Seed II-B Preferred Stock, 503,221 of which are issued and outstanding.

(b) Section 3.3(b) of the Company Disclosure Schedule sets forth, as of the Agreement Date, (i) the name of each Person that is the registered owner of any shares of Company Capital Stock and the number and class or series of such shares so owned by such Person, and (ii) a list of all holders of outstanding Company Options, including the number of shares of Company Common Stock subject to each such Company Option. The Company has made available to Acquiror accurate and complete copies of the Company Equity Plan and all agreements and documents relating to the Company Options. The terms of the Company Equity Plan permit the treatment of Company Options granted thereunder as provided herein without the consent or approval of any holder thereof.

(c) As of the Agreement Date, except for (A) the conversion privileges of the Company Preferred Stock, (B) currently outstanding Company Options to purchase up to 645,000 shares of Company Common Stock which have been granted to employees, consultants or directors pursuant to the Company Equity Plan, (C) a reservation of an additional 25,000 shares of its Company Common Stock for direct issuances or purchase upon exercise of Company Options to be granted in the future, under the Company Equity Plan, or (D) as set forth on Section 3.3(c) of the Company Disclosure Schedule, (1) no subscription, warrant, option, convertible security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (2) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of Indebtedness or asset.

(d) All issued and outstanding shares of Company Capital Stock are, and all shares which may be issued pursuant to the conversion of Company Preferred Stock or the exercise of the Company Options, when issued in accordance with the applicable security, will be, duly authorized, validly issued, fully paid and non-assessable and are, to the knowledge of the Company, free of any Encumbrances in respect thereof, other than Permitted Encumbrances. All issued and outstanding shares of Company Capital Stock, the Company Options were issued in material compliance with all applicable state and federal securities Legal Requirements. The outstanding shares of Company Capital Stock have been issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom. None of the issued and outstanding Company Capital Stock were issued in violation of any preemptive rights, rights of first refusal, transfer restrictions, or similar rights in favor of any third parties or Legal Requirements. Except as set forth on Section 3.3(d) of the Company Disclosure Schedule, (i) there are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any Company Capital Stock or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, and (ii) there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Company Capital Stock.

(e) The information contained in the Spreadsheet delivered pursuant to Section 2.7 will be true, correct and complete as of the Closing Date and the calculations performed to compute the information contained therein will be accurate and in accordance with the books and records of the Company, the terms of this Agreement, the Company’s Certificate of Incorporation, any applicable Contracts and applicable Legal Requirements. Except as set forth on the Spreadsheet, no Person is entitled to receive any portion of the Merger Consideration or any other payment arising out of, relating to or in connection with the transactions contemplated by this Agreement.

3.4 Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, and subject to adoption by the Company Stockholders of this Agreement and the approval by the Company Stockholders of the Merger, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Company Board. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium and other similar Legal Requirements affecting the rights of creditors generally and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement and the Ancillary Agreements by the Company does not, and neither the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions of this Agreement or the Ancillary Agreements will, (i) conflict with, or result in a breach of any provision of the Company Certificate of Incorporation or the bylaws of the Company, each as amended to date, (ii) require any filings or registration with, notification to, or authorization, consent or approval of any Governmental Entity, other than (x) the filing of the Certificate of Merger, as provided in Section 1.2, (y) such filings and notifications as may be required to be made in connection with the Merger under the HSR Act or applicable foreign Antitrust Laws and the expiration or termination of applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws, the receipt of authorizations, consents, approvals, or other clearances required under such foreign Antitrust Laws, (iii) require the consent or other action by any Person, materially conflict with, result in a material violation or material breach of or constitute a default under (with or without notice or lapse of time or both), give rise to a right of termination, cancellation or modification, result in any loss of a material benefit or result in the acceleration of any obligation under any Material Contract, (iv) violate or breach the terms of or cause any default under any applicable Legal Requirements or (v) result in the creation of any Encumbrance of any kind upon the Company’s Capital Stock, except in the case of clause (iii), (iv) and (v), as would not have or reasonably be expected to be material to the Company.

3.5 Financial Statements. Attached to Section 3.5(a) of the Company Disclosure Schedule are true, correct and complete copies of (i) the unaudited financial statements of the Company for the fiscal year ended December 31, 2025 and (ii) the unaudited financial statements (balance sheet, changes in stockholders’ equity, statement of operations and statement of cash flows) of the Company for the five (5)-month period ended May 31, 2026 (collectively, the “Financial Statements”, with the balance sheet included in the May 31, 2026 Financial Statements, sometimes referred to in this Agreement as the “Company Balance Sheet”). Except as set forth in Section 3.5 of the Company Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain footnotes). The Financial Statements present fairly, in all material respects, the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to the absence of footnotes). The Financial Statements are consistent in all material respects with and derived from the books and records of the Company (which books and records are accurate and complete in all material respects). All accounts receivable that are reflected on the Financial Statements represent or will represent valid receivables arising from sales actually made or services actually performed in the ordinary course of business with unaffiliated third parties. No account receivable has been assigned or pledged to any other Person. The Company maintains and will continue to maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformance with GAAP and to maintain accountability for assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company is not party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Securities Exchange Act of 1934, as amended).

3.6 Undisclosed Liabilities. The Company is not subject to any liabilities that would be required by GAAP to be reflected on a combined balance sheet of the Company except (a) as disclosed, set forth or reflected or reserved against on the Financial Statements, (b) for liabilities arising in connection with the transactions contemplated by this Agreement, including, without limitation, the Company’s Transaction Expenses or (c) for liabilities incurred in the ordinary course of business since May 31, 2026 (the “Company Balance Sheet Date”).

3.7 Absence of Certain Changes. Except as expressly contemplated by this Agreement, between the Company Balance Sheet Date and the Agreement Date, (a) the Company has conducted its business in the ordinary course consistent with past practice, (b) there has not occurred a Material Adverse Effect, and (c) except as set forth on Section 3.7 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries has taken or omitted to take any action that, if taken or omitted between the Agreement Date and the Closing Date, would be prohibited pursuant to Section 5.2.

3.8 Litigation. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there is no, and in the past three (3) years there has not been any, Proceeding (a) pending before any Governmental Entity, or, to the knowledge of the Company, threatened in writing against the Company, its Subsidiaries or any of their assets or properties or any of their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or its Subsidiaries) or (b) pending before any Governmental Entity or threatened in writing by the Company against any Person. To the Company’s knowledge, no event has occurred or circumstance exists that (with or without notice, lapse of time or both) will or could reasonably be expected to form the basis of such a Proceeding that would reasonably be expected to be material to the Company. There is no Order, and within the past three (3) years there has been no Order against the Company or its Subsidiaries, any of their material assets or properties or any of their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or its Subsidiaries).

3.9 Compliance with Laws; Governmental Permits. Section 3.9 of the Company Disclosure Schedule contains a true, complete, and correct list of all Company Authorizations held by the Company. The Company is, and for the past three (3) years has been, in compliance in all material respects with all material Legal Requirements applicable to the conduct of its business. As of the date of this Agreement, the Company has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is necessary to own, lease and operate its properties and assets and to carry on its business as owned, leased, operated or carried on as of the Agreement Date (all of the foregoing material consents, licenses, permits, registrations, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. The Company has not received any written notice from any Governmental Entity regarding (a) any violation of any Legal Requirements or violation of any Company Authorization that has not been cured or remedied or (b) any revocation, withdrawal, suspension, cancellation or modification of any Company Authorization. Notwithstanding anything contained in this Section 3.9, no representation or warranty shall be deemed to be made in this Section 3.9 in respect of the matters referenced in Section 3.11, Section 3.12, Section 3.13, Section 3.14 or Section 3.15. For the avoidance of doubt, Company Authorizations include Regulatory Approvals.

3.10 Title to Property and Assets. The Company has good, valid and marketable title to all of its material properties and interests in material properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, including, without limitation, the Leased Real Property, valid leasehold interests in such properties and assets which afford the Company peaceful and undisturbed leasehold possession of such properties and assets, in each case, free and clear of all Encumbrances, except Permitted Encumbrances. The material property and equipment of the Company that are used in the operations of its business are (i) in good operating condition and repair, subject to normal wear and tear and ordinary maintenance, (ii) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice, and (iii) adequate for the conduct of the business of the Company as of the date of this Agreement. All properties used in the operations of the Company are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected.

3.11 Real Estate. Section 3.11 of the Company Disclosure Schedule sets forth a list of all leases and subleases, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto (each a “Lease”) under which the Company or any of its Subsidiaries occupies or has the right to occupy real property (the “Leased Real Property”). Section 3.11 of the Company Disclosure Schedule identifies the address or legal description of each parcel of Leased Real Property. The Company does not own any real property. To the knowledge of the Company, each Lease is valid, in full force and effect and enforceable against the Company and the Company holds a valid and subsisting leasehold interest under each such Lease, in each case free of Encumbrances other than Permitted Encumbrances. The Company is not in material default (and, to the knowledge of the Company, there is no event or condition that after notice or lapse of time or both would constitute a default by the Company or any of its Subsidiaries) under any Lease, to the knowledge of the Company, there is no material default (or event or condition that after notice or lapse of time or both would constitute a default) by any other party thereto under any Lease and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both permit the termination, modification or acceleration of rent under such Lease. The Company has made available to Acquiror copies of the Leases. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. The Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein. No other party to a Lease has notified the Company in writing of its intent to cancel, terminate, materially modify, not renew or lapse its Lease with the Company.

3.12 Intellectual Property; Privacy.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Registered Company IP, including (A) for domain names, the owner, the domain name administrator, date of registration, and date of renewal, and (B) for each other item of Registered Company IP, the jurisdiction, record owner, title, application or registration number, filing date, issue or registration date and status.

(b) All Registered Company IP that have been issued by, or registered with, or the subject of a pending application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar foreign office or agency are currently in compliance in all material respects with formal legal requirements relating to filing or maintenance thereof (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), except as the Company may have let the same lapse or become abandoned in the ordinary course of business. None of the patents owned by or exclusively licensed to the Company have been or are now involved in any patent office proceeding (including without limitation, interference, derivation, reissue, re-examination, inter partes review or opposition proceeding).

(c) All Registered Company IP is subsisting, valid and enforceable. All necessary registration, filing, prosecution, maintenance, renewal, annuity and other relevant fees, filings, documents and actions in respect of the Registered Company IP have been timely filed, paid and taken, and no Registered Company IP has lapsed, expired, been abandoned, been cancelled or become unenforceable, except as set forth on Section 3.12(c) of the Company Disclosure Schedule.

(d) The Company exclusively (i) owns, all right, title and interest in and to all Owned Company IP, and (ii) has the valid, binding and legally enforceable right to use all Licensed Company IP, including all Exclusively Licensed Company IP, in each case sufficient for the conduct of the business of the Company as currently conducted and as currently proposed to be conducted, in each case of clauses (i) and (ii) free and clear of all Encumbrances (other than Permitted Encumbrances).

(e) Section 3.12(e) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Inbound IP Licenses and Outbound IP Licenses. Each such Contract is valid, binding, in full force and effect, and enforceable by the Company or the applicable Subsidiary. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any other party thereto, is in breach of or default under any such Contract, and no event, occurrence, condition or omission exists that, with or without notice, lapse of time or both, would constitute such a breach or default or would permit termination, suspension, non-renewal, acceleration or modification of any material rights thereunder.

(f) Neither the conduct of the business as currently conducted and as currently proposed to be conducted by the Company or any of its Subsidiaries nor the manufacture, use, sale, offer for sale, importation, exportation, licensing, distribution or other exploitation of any Company Product constitute an infringement, misappropriation or other violation of any Intellectual Property rights of any Person. Neither the Company nor any of its Subsidiaries has received any written notice, claim or demand alleging that any such infringement, misappropriation or violation of any Intellectual Property right of any other Person has occurred.

(g) No Person has infringed, misappropriated or otherwise violated any Owned Company IP or any Exclusively Licensed Company IP nor is any Person currently infringing, misappropriating, or otherwise violating any of the Owned Company IP and any of the Exclusively Licensed Company IP. Neither the Company nor any of its Subsidiaries has waived, abandoned, assigned or failed to enforce any material right in any Owned Company IP or Exclusively Licensed Company IP other than in the ordinary course of business pursuant to written Contracts made available to Acquiror.

(h) No claim or suit is pending or threatened in writing, and no written claim, demand, notice or challenge has been made, contesting the ownership, scope use, validity, patentability, inventorship, registrability, right to use or enforceability of any of the Owned Company IP and any of the Exclusively Licensed Company IP. To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to give rise to any such Proceeding, claim, demand, notice or challenge.

(i) The Company has taken reasonable actions to protect and maintain the confidentiality of all material trade secrets included in the Owned Company IP, and no such trade secret has been disclosed or authorized to be disclosed other than under valid written confidentiality obligations.

(j) The Company maintains and enforces commercially reasonable policies, procedures and rules regarding data privacy, protection and security. The Company complies with, and has complied with, all Data Security Requirements in all material respects. Neither the execution and delivery of this Agreement nor the Closing will result in a breach or violation of, or constitute a default under, any Data Security Requirement. There have been no (and the Company has not received any written charge, challenge, complaint, claim, notice, threat of investigation or demand from any Person with respect to any) actual or alleged (i) security breaches or unauthorized access or use of any of the Company Systems, Personal Data, trade secrets, or other confidential information of the Company, or (ii) unauthorized access to, collection, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of any the Company’s or its Subsidiaries’ Personal Data, trade secrets or other confidential information.

(k) Each of the [***] License Agreement and the [***] Supply Agreement (the “Key Agreements”) is a valid, binding and enforceable obligation of the Company and the applicable counterparty thereto, and is in full force and effect. The Company has a valid and continuing exclusive license under the [***] License Agreement in the applicable field, territory and scope set forth therein, free and clear of any Encumbrances other than Permitted Encumbrances, and such rights are sufficient for the conduct of the business as currently conducted and as currently proposed to be conducted. The Company has valid and continuing supply rights under the [***] Supply Agreement sufficient for the conduct of the business as currently conducted and as currently proposed to be conducted, free and clear of any Encumbrances other than Permitted Encumbrances. Without limiting the foregoing, all patents, patent applications and patent rights licensed to the Company pursuant to the [***] License Agreement are Controlled by the Company.

(l) Neither the Company nor the applicable counterparty is in breach of or default under any Key Agreement, and no event, occurrence, condition or omission exists that, with or without notice, lapse of time or both, would constitute such a breach or default or would permit termination, suspension, cancellation, modification, narrowing of the field or territory, loss of exclusivity, acceleration of obligations, or imposition of any additional payment obligation thereunder. The Company has not received any written notice from any counterparty to a Key Agreement, and to the knowledge of the Company there is no threatened notice, alleging breach, default, failure to satisfy diligence obligations, improper sublicense, field violation, payment default, reporting default, change of control issue, assignment issue, or any fact or circumstance that would permit [***] to terminate, suspend or materially adversely modify any Key Agreement.

(m) Except as set forth on Section 3.12(m) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will, with or without notice, lapse of time or both, (i) require the consent of any counterparty to a Key Agreement, (ii) constitute a breach or default under any Key Agreement, (iii) give any counterparty to a Key Agreement any right to terminate, suspend, modify or not renew such Key Agreement, (iv) result in any loss or impairment of exclusivity or any narrowing of the licensed field or territory or the loss or impairment of any supply rights (as applicable) under any Key Agreement, or (v) trigger any additional payment, milestone, transfer fee, buyout, revenue share, or similar obligation other than amounts expressly disclosed on the Company Disclosure Schedule.

(n) The Company has timely made all payments, reports, diligence submissions, development updates and other performance required to maintain the Company’s rights under each Key Agreement, and no rights granted thereunder have lapsed, reverted or been reduced.

3.13 Environmental Matters. The Company is and for the last three (3) years has been (i) in compliance in all material respects with all applicable Environmental Laws, and (ii) the Company holds all applicable Company Authorizations required under Environmental Laws for the operation of its business. There is no Environmental Claim pending or, to the knowledge of the Company, threatened in writing against the Company. The Company does not and has not engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any Leased Real Property that has resulted in a Release of any Hazardous Materials on, under, in or about any Leased Real Property, or involved the generation, manufacture, storage, treatment or disposal of any Hazardous Materials at or on any Leased Real Property. The Company has not received any written notices, requests for information, claims, subpoenas or summons from any Person that alleges any violation by the Company of Environmental Law. There has never been, nor are there any pending, or to the knowledge of the Company, threatened Proceedings against the Company alleging any material violation of Environmental Law.

3.14 Taxes.

(a) The Company has properly and timely filed (taking into account any valid extensions to file) all income and other material Tax Returns required to be filed by it and has properly and timely paid all Taxes due and payable, whether or not shown on any Tax Returns. All such Tax Returns are true, correct and complete and have been prepared in accordance with all applicable Legal Requirements, in each case, in all material respects. The Company has made available to Acquiror correct and complete copies of all U.S. federal income and state income Tax Returns, examination reports and statements of deficiencies, adjustments or proposed deficiencies and adjustments in respect of the Company for all taxable years remaining open under any applicable statute of limitations.

(b) The Company has no liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date.

(c) There is (i) no written claim for Taxes being asserted against the Company that has resulted in an Encumbrance against the property of the Company other than Permitted Encumbrances, and (ii) no past, current or pending audit of, or Tax controversy associated with, any Tax Return of the Company being conducted by a Tax Authority.

(d) The Company has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax beyond the Closing Date which waiver or extension is currently in effect.

(e) No claim has ever been made in writing by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(f) The Company is neither a party to nor bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, other than any Ordinary Contract, nor does the Company have any liability to another party under any such agreement.

(g) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) The Company has complied in all material respects with its obligations to (i) withhold and pay over to the proper Tax Authority (or properly hold for such timely payment) all amounts required to be so withheld or paid over under all applicable Legal Requirements and (ii) timely file all Tax Returns in respect of such withholding, for all periods through and the Agreement Date.

(i) There is no power of attorney given by or binding upon the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect (other than powers of attorney granted in the ordinary course of business with respect to the preparation of the Company’s Tax Returns).

(j) Neither the Company nor any predecessor of the Company has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return of which the Company was not the ultimate parent corporation. The Company has no liabilities for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Legal Requirements) as a transferee or successor, by operation of applicable Legal Requirements, by Contract or otherwise, in each case, other than an Ordinary Contract.

(k) The Company has not, at any time, distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) The Company has not participated in, nor is it currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any equivalent transaction requiring disclosure under a corresponding or similar provision of applicable Legal Requirements.

(m) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Legal Requirements) executed prior to the Closing; (iii) deferred intercompany gain or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Legal Requirements) with respect to a transaction occurring prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; or (v) prepaid amount or deferred revenue received or accrued prior to the Closing Date.

(n) The Company is and has always been validly treated as a corporation under Subchapter C of the Code for U.S. federal and applicable state and local income Tax purposes. The Company does not have any direct or indirect ownership interest in any corporation, partnership, limited liability company, joint venture, trust or other “business entity” within the meaning of Treasury Regulations section 301.7701-2(a).

(o) The Company uses and has always used the accrual method of accounting for income Tax purposes.

(p) The Company is not subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, agents, a permanent establishment or place of business in such jurisdiction.

(q) The Company is in material compliance with the requirements for any applicable Tax holidays or similar incentives actually claimed by it and none of the Tax holidays or incentives are reasonably expected to be jeopardized by the transactions contemplated by this Agreement.

(r) The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could reasonably be expected to result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of applicable Legal Requirements.

(s) (i) All sales, use, transfer, value-added, goods and services, and similar Taxes required to be collected by the Company have been timely collected and remitted to the appropriate Tax Authority, and (ii) for all sales made without charging or remitting such Taxes, the Company has obtained and retained all Tax exemption certificates and other documentation required to support an exemption from any such Taxes.

(t) The Company will not be required to make any adjustment pursuant to Section 481(a) of the Code or any similar provisions of applicable Legal Requirements by reason of any change in any accounting methods employed prior to the Closing and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement, and there is no application pending with any Governmental Entity or Tax Authority requesting permission for any changes in any accounting methods for Tax purposes. No Governmental Entity or Tax Authority has proposed in writing any such adjustment or change in accounting methods.

(u) The Company has never requested or received a ruling from any Tax Authority or signed a closing or other agreement with any Tax Authority.

(v) No Person holds, or has ever acquired, Company Capital Stock (or other equity interests) that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been timely made. The Company has made available true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center with respect to Company Capital Stock (or other equity interests) that were initially subject to a vesting arrangement or to other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers.

(w) The Company has complied (i) in all material respects with its obligations under applicable escheat or abandoned or unclaimed property Laws, (ii) timely paid to the appropriate Governmental Entity all amounts required to be paid thereunder, and (iii) timely filed all Tax Returns and other documentation required to be filed thereunder.

(x) The Company has not made any payment, is not obligated to make any payment, or is not a party to (or a participating employer in) any Contract that could obligate the Company or Acquiror to make any payment, in each case that constitutes or would constitute an “excess parachute payment,” as defined in Section 280G of the Code. No payment to any Person will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code due in whole or in part to the transactions contemplated by this Agreement. The Company is eligible to seek stockholder approval in a manner that complies with Section 280G(b)(5) of the Code. The Company has not made any payment, is not obligated to make any payment or payments, or is not a party to (or a participating employer in) any Contract that has resulted or could reasonably be expected to result in the imposition on the Company, any current or former Company Stockholder, Acquiror, or any employee of the Company of any additional Tax or interest under Section 409A of the Code (or any corresponding or similar provision of applicable Legal Requirements with respect to Taxes). For all applicable Tax purposes and during all relevant times, the Company has properly treated as an employee each person required to be treated as an employee of the Company.

(y) Neither the Company nor Acquiror will be obligated to pay or reimburse any Person for any Taxes imposed under Section 4999 of the Code as a result of any Contract currently in effect.

(z) No Company Option (i) has an exercise price that has been or may be less than the fair market value of a share of the Company’s Common Stock as of the date such Company Option was granted, as determined in accordance with Section 409A of the Code, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, or (iii) has been granted with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder).

(aa) Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, including any Company Options, is, and at all times has been, maintained, administered, operated, and funded in all material respects in accordance with the applicable requirements of Section 409A of the Code. The Company is not a party to any agreement or arrangement with any Person that requires the Company to pay a tax gross-up for Taxes due under Section 409A of the Code.

3.15 Employee Benefit Plans and Employee Matters.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and correct list of each material Company Employee Plan. For purposes of this Agreement, a “Company Employee Plan” means: each employment, deferred compensation, bonus, change in control, severance, termination, incentive compensation, commission, stock purchase, stock option and other equity compensation plan, program, policy, agreement or arrangement; each severance or termination pay plan, program, agreement or arrangement; each employee welfare benefit plan (within the meaning of Section 4(1) of ERISA); each employee pension benefit plan (within the meaning of Section 4(2) of ERISA); and each vacation, paid time off, or other material employee benefit or compensation plan, fund, program, policy, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any ERISA Affiliate, or to which the Company or any ERISA Affiliate is a party or has any material liability, for the benefit of any current or former employee, director or consultant of the Company of any ERISA Affiliate.

(b) The Company has made available to Acquiror a true and complete copy of each Company Employee Plan and each material document, if any, prepared in connection with each such Company Employee Plan, including, as applicable: (i) a copy of each trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications, (iii) annual reports on IRS Form 5500 for the most recent plan year, (iv) the most recently received IRS determination letter for each such Company Employee Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Company Employee Plan. Neither the Company nor any ERISA Affiliate has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual other than in the ordinary course of business, or (C) to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Legal Requirements.

(c) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or been required to contribute to any (i) employee pension benefit plan (within the meaning of Section 4(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Sections 412 or 430 of the Code, (ii) multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code).

(d) The consummation of the transactions contemplated by this Agreement will not (i) result in any payment becoming due to any current or former employee, director, or individual service provider, (ii) increase any compensation or benefits otherwise payable under any Company Employee Plan, (iii) cause the acceleration of vesting in, or funding or payment of, any benefits under any Company Employee Plan and shall not otherwise accelerate or increase any liability, whether actual or contingent, of the Company under any Company Employee Plan, (iv)entitle any employee or officer of the Company to severance pay, or (v) other than the vesting of Company Options as contemplated hereby, accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(e) There are no pending, or to the knowledge of the Company, threatened Proceedings or claims by or on behalf of any Company Employee Plan, by any employee or beneficiary covered under any such Company Employee Plan or otherwise relating to any Company Employee Plan (other than routine claims for benefits). There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Company Employee Plan. As of the date of this Agreement, there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS, the United States Department of Labor, or other Governmental Entity of competent jurisdiction with respect to any Company Employee Plan.

(f) Each Company Employee Plan has been established, maintained, funded, operated and administered in compliance in all material respects in accordance with its terms and applicable Legal Requirements. With respect to each Company Employee Plan, all contributions, premiums and other payments that are due have been timely paid, and any such amounts not yet due have been paid or properly accrued. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status under the Code, and nothing has occurred with respect to any such Company Employee Plan that could reasonably be expected to adversely affect such plan’s qualification.

(g) No Company Employee Plan provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable state law.

(h) The Company does not sponsor, maintain, or contribute to, and has never sponsored, maintained, or contributed to (or been obligated to sponsor, maintain, or contribute to), any Company Employee Plan subject to the laws of any jurisdiction outside of the United States.

(i)  Section 3.15(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete and correct list of all employees (including temporary and agency employees) of the Company, including for each such employee, to the extent applicable: (i) name; (ii) employing entity; (iii) position or job title; (iv) date of hire (and service reference date, if different); (v) work location (city, state, and country); (vi) current base salary or hourly rate (as applicable for salaried and hourly employees, respectively); (vii) current target bonus amount and commission opportunity; (viii) total compensation paid during the calendar year ended December 31, 2025; (ix) whether full- or part-time; (x) whether exempt or non-exempt from minimum wage and overtime requirements under applicable Legal Requirements; (xi) amount of accrued but unused vacation and sick time (or PTO if combined); (xii) whether on a leave of absence (and expected date of return to full service); and (xiii) work authorization or visa status.

(j) Section 3.15(j) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete and correct list of all individual service providers, including but not limited to contractors or consultants, of the Company, including for each individual service provider, to the extent applicable: (i) name; (ii) job position or function; (iii) description of services provided; (iv) date of engagement; (v) total compensation paid during the calendar year ended December 31, 2025; (vi) hourly pay rate, per diem, or other compensation arrangement; (vii) work location (city, state, and country); (viii) engaging entity; (ix) average hours per work week or month, if hours are recorded; and (x) term of engagement and/or any notice or termination provisions applicable in the event of an earlier termination.

(k) The Company is not a party to any collective bargaining agreements, union contracts or other similar agreements with any labor union, works council, or other labor organization that relate to any employees of the Company, and to the knowledge of the Company, there are currently no organizational campaigns, petitions, or other unionization activities seeking recognition of a collective bargaining unit that could affect the Company. None of the transactions contemplated by this Agreement could reasonably be expected to require approval or consent by any works council, labor collective group, or other similar third-party entity. To the knowledge of the Company, no employee, contractor, or consultant of the Company intends to terminate his or her employment or relationship with the Company other than in connection with the transactions contemplated hereby.

(l) There is no and there has not been in the last three (3) years any labor strike, lockout, work stoppage, walk out, or other material labor dispute pending or, to the knowledge of the Company, threatened in writing against or involving the Company. To the knowledge of the Company, there is no, and for the last three (3) years there has been no labor union organizing activity involving any employees of the Company.

(m) The Company is not engaged in any unfair labor practice and no unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Company, threatened in writing with respect to the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(n) The Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Legal Requirements respecting labor and employment, including provisions thereof relating to hiring, termination, wages, hours, equal opportunity, fair labor standards, nondiscrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, terms and conditions of employment, occupational safety and health, payroll and withholding taxes, workers compensation, collective bargaining, immigration, and employee and worker classification.

(o) In the past three (3) years, the Company has not implemented any employee layoffs, reductions in force, early retirement programs, or other voluntary or involuntary employment termination programs (other than individual employee terminations in the ordinary course of business) that could implicate the Worker Adjustment Retraining and Notification Act.

(p) The Company does not have any material liability for any arrears of wages, penalties or other sums (excluding Taxes, which are the subject of Section 3.14 hereof) for failure to comply with any applicable Legal Requirements relating to the employment of labor. The Company has paid in full to all its employees and consultants or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and consultants as required by applicable Legal Requirements.

(q) The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(r) There are no and in the past three (3) years there have been no Proceedings before any Governmental Entity pending or threatened in writing between the Company, on the one hand, and any current or former individual service provider of the Company (in their capacities as such or relating to their employment, services or relationship with the Company), on the other hand, arising out of any alleged violation by the Company of any Legal Requirement pertaining to employment matters, including claims for compensation, wage and hour violations, severance benefits, vacation time, vacation pay or pension benefits, discrimination, harassment, retaliation, failure to accommodate, wrongful discharge, unfair labor practices, grievances, breach of contract, equal employment opportunities, reasonable accommodation, disability rights or benefits, human rights, pay equity, accessibility, language, immigration, employee classification, child labor, hiring, promotion and termination of employees, working conditions, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance, or any other employment-related matter arising under applicable Legal Requirements.

(s) In the past three (3) years, (i) no allegations of sexual harassment, sexual assault, or sexual misconduct in the course of being employed by, or providing services to, the Company have been made against (A) any current supervisor, officer or director of the Company (in their capacities as such or relating to their employment, services or relationship with the Company), or (B) any other individual service provider of the Company who, directly or indirectly, supervises any other individual service provider of the Company (in their capacities as such or relating to their employment, services or relationship with the Company) and (ii) the Company has not made any payment arising out of, or entered into any settlement agreement regarding, any allegations of sexual harassment, sexual assault or sexual misconduct by any individual service provider of the Company (in their capacities as such or relating to their employment, services or relationship with the Company).

(t) Except as disclosed in Section 3.15(t) of the Company Disclosure Schedule, (i) all employees in the United States are employed on an at-will basis, and (ii) no employee has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Legal Requirements from the employment of an employee without an agreement as to notice or severance.

3.16 Insurance. Section 3.16 of the Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by or for the benefit of the Company (the “Insurance Policies”), as well as a description of any self-insurance or co-insurance arrangements by or affecting the Company. The Company maintains policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company. The Company has made available to Acquiror correct and complete copies of the Insurance Policies. All Insurance Policies with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, and there is no claim pending under any Insurance Policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such Insurance Policies and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms of such Insurance Policies and bonds. All claims, occurrences, offenses, events and matters that could be covered under the Insurance Policies have been timely noticed pursuant to the conditions in such policy. The Company has no knowledge of any threatened termination of, or premium increase (other than in the ordinary course of business) with respect to, any Insurance Policies.

3.17 Material Contracts. Section 3.17 of the Company Disclosure Schedule contains a complete list, as of the date hereof, of all Contracts (other than Company Employee Plans or any purchase orders received or issued by the Company or its Subsidiaries in the ordinary course of business consistent with past practice) presently in effect to which the Company or any of its Subsidiaries is a party and by which it is bound and that fall within any of the following categories (each, a “Material Contract”):

(a) each Contract with a customer or client for the purchase of products or services from the Company that contemplated payments to the Company or any of its Subsidiaries in excess of $100,000 during the twelve-month period ended May 31, 2026;

(b) each Contract (other than Contracts that relate to Transaction Expenses) with a supplier or other vendor for the purchase of products or services by the Company or any of its Subsidiaries contemplating payments by the Company or any of its Subsidiaries in excess of $100,000 during the twelve-month period ended May 31, 2026;

(c) each Contract granting any Person an Encumbrance on all or any part of the assets of any of the Company;

(d) each Contract relating to any equity-based joint venture, partnership or strategic alliance or involves a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party;

(e) each Contract for the disposition of any significant portion of the assets or business of the Company or each Contract for the acquisition of the assets or business of any other Person, other than the sale or purchase of inventory in the ordinary course of business;

(f) each Contract which restricts the Company from freely engaging in business anywhere in the world (including Contracts containing covenants not to compete in any line of business or with any Person in any geographical area or non-solicitation or non-hire restrictions);

(g) each Contract under which the Company has advanced or loaned to any other Person any amounts, made any capital contribution or equity investment in, or assumed any liability or obligation of, any other Person;

(h) any settlement, conciliation or similar agreement with any Governmental Entity or other Person or pursuant to which the Company will have any outstanding obligations after the date of this Agreement;

(i) each Contract that requires a consent to or otherwise contains a provision relating to a change of control;

(j) any collective bargaining agreement or other Contract with any labor union, labor organization, works council or group of employees;

(k) each Contract for the employment of any employee or the services of any individual service provider of the Company that (A) provides for base compensation in excess of $100,000; (B) provides for a term of employment other than (i) at-will employment or (ii) that cannot be terminated by the Company without penalty or similar further payment without more than thirty (30) days’ notice; (C) provides for severance, or similar payment due upon termination of employment; or (D) provides for a Transaction Expense (other than any Contracts for the engagement of legal advisors);

(l) each Contract with minimum purchase commitments or “take or pay” terms or pursuant to which the Company grants “most favored nation” status (or similar status) to any Person (whether in respect of pricing or otherwise);

(m) any Contract with a Governmental Entity, or any Contract with any academic institution or research center;

(n) each Contract relating to the incurrence, assumption or guarantee of any Indebtedness;

(o) each Contract pursuant to which the Company is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $20,000;

(p) each Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $20,000;

(q) each Contract relating in whole or in part to the Company Products;

(r) each Contract that is a license agreement, covenant not to sue agreement or co-existence agreement or similar agreement to which the Company is a party and (A) licenses in Intellectual Property owned by a third party, including any inbound agreement under which Intellectual Property that covers or is incorporated in the Product is licensed to the Company, or (B) licenses out Owned Company IP;

(s) each Contract to which the Company is a party relating to any contract research organization, supply or manufacturing arrangement and any Contract with any third party to develop, promote or market the Company Product or that otherwise grants any rights (including any license) or imposes any obligations to develop, manufacture, supply, distribute, market, sell, offer, import or otherwise commercialize any product or technology; and

(t) any other Contract or group of Contracts, whether or not made in the ordinary course of business, other than those Contracts required to otherwise be disclosed pursuant this Section 3.17, that is material to the business, operations, assets, financial condition, results of operations or prospects of the Company.

Each such Material Contract, each Inbound IP License and each Outbound IP License is in writing and is a legal, valid and binding agreement is enforceable against the Company and by the Company in accordance with its terms and is in full force and effect, except as set forth on Schedule 3.17 of the Company Disclosure Schedule. The Company is not, and no other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, and neither the Company nor its Affiliates has received any written claim of any such breach, violation or default. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (i) result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract. Neither the Company nor, to the knowledge of the Company, any third party to a Material Contract is in breach of any Material Contract, Inbound IP License or Outbound IP License. No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amounts paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract. No Person has threatened to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract). The Company has made available to Acquiror true and complete copies of all Material Contracts, including any amendments thereto.

3.18 Regulatory Matters.

(a) The Company is, and, during the five (5) years prior to the date hereof has been, in compliance with all Healthcare Laws applicable to the conduct of the business and all Company Products, including all FDA Regulatory Laws, and, to the knowledge of the Company, there is no civil, criminal, or administrative action, subpoena, suit, demand, claim, hearing, consent decree, or proceeding pending by a Governmental Entity against the Company related to FDA Regulatory Laws or other Healthcare Laws. With respect to the products that the Company researches, develops, designs, manufactures, packages, labels, stores, tests, releases, imports, exports, distributes, promotes, markets, or otherwise handles, all such activities are and have been performed in compliance with applicable requirements under FDA Regulatory Laws and other Healthcare Laws. The Company holds all material Regulatory Approvals and Company Authorizations required for the conduct of the business as currently conducted, and all such Regulatory Approvals and Company Authorizations are valid and in full force and effect. The design, development, clinical or pre-clinical investigation, and testing of the Company Products by or on behalf of the Company are being, and have been conducted in compliance in all material respects with all applicable Legal Requirements, including FDA Regulatory Laws and other Healthcare Laws, to the extent applicable to the Company. The Company has never received any written communication or notification of any pending or threatened Proceeding from any Governmental Entity, including, without limitation, FDA. As of the date hereof, to the knowledge of the Company, there are no facts or circumstances reasonably likely to cause any hearing, enforcement, audit or other Proceeding by any Governmental Entity alleging potential or actual noncompliance by, or liability of, the Company under any FDA Regulatory Laws or other Healthcare Laws.

(b) Schedule 3.18(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of each third party contract research organization or other provider of services engaged by the Company to perform pre-clinical or clinical studies and trials on the Company Products.

(c) During the five (5) years prior to the date hereof, all Company clinical trials have been, and any ongoing Company clinical trials are being, conducted in all material respects in accordance with applicable FDA Regulatory Laws or other Healthcare Laws. No Company clinical trial has been placed on clinical hold, terminated or suspended by the FDA or any other Governmental Entity, institutional review board, ethics committee, or safety monitoring committee, and no such action has been threatened. All pre-clinical and clinical trials that have been or are being conducted or planned to be conducted by or on behalf of the Company, or in which the Company was and, if still pending, are being or have been conducted in compliance in all material respects with required experimental protocols, procedures and controls, and applicable Legal Requirements, including FDA Regulatory Laws and other Healthcare Laws. The Company has not received any written notices, correspondence or other communication from FDA or any other Governmental Entity, or any institutional review board, ethics committee or safety monitoring committee raising any issues regarding any such clinical trials, or requesting, requiring or threatening the termination, suspension or material modification, or clinical hold of any such clinical trials. With respect to the Product, the Company has made available to Acquiror complete and accurate copies of all material clinical and preclinical data in the possession of the Company and all material written correspondence that exists as of the date of this Agreement between the Company and the applicable Governmental Entities.

(d) The Company has not initiated or been the responsible party for initiating, conducting, or issuing any recall, field notification, correction, market withdrawal, replacement, safety alert, or similar action relating to Company Products manufactured by the Company and no facts or circumstances exist that would reasonably be expected to result in any such action, nor have they received any unresolved written notice from a Governmental Entity that such an action is required with respect to their manufacturing activities.

(e) The Company has made available to Acquiror true, correct and complete copies of all material regulatory documentation, including all submissions to and correspondence with FDA and other comparable Governmental Entities, and such regulatory documentation does not contain any materially false or misleading statement or fraudulent data, and does not omit any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(f) All manufacture of the Product, including any clinical supplies used in any clinical trials, by or on behalf of the Company has been conducted in all material respects in compliance with the applicable specifications and requirements of Good Manufacturing Practices and applicable Legal Requirements including FDA Regulatory Laws and other Healthcare Laws. Neither the Company nor, to the knowledge of the Company, any person acting on its behalf has, with respect to the Product, (i) been subject to a Governmental Entity shutdown or import or export prohibition or (ii) received any Form FDA 483, or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make any change to the Product or any of the Company’s processes or procedures, or any similar correspondence from any Governmental Entity in respect of the Company or its business operations alleging or asserting noncompliance with FDA Regulatory Laws, Healthcare Laws, or any other applicable Legal Requirements, Regulatory Approval or Company Authorization, or any such requests or requirements of a Governmental Entity and, to the knowledge of the Company, no Governmental Entity is considering such action.

(g) None of the Company or any of its officers, employees or agents, or, to the knowledge of the Company, any clinical investigator acting for the Company, has (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to any Governmental Entity, or (iii) committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments thereto, or any similar policy or any other statute or regulation regarding the communication or submission of false information to any applicable Governmental Entity. The Company has not committed or engaged in any fraud or falsification or forgery of any research or development data, report, studies or publications or of any document or statement voluntarily submitted or required to be submitted to any Governmental Entity. None of the Company or any of its officers, employees, agents or, to the knowledge of the Company, any clinical investigator acting for the Company, is or has been convicted of any crime or engaged in any conduct that has resulted in, or would reasonably be expected to result in, debarment from participation in any program related to pharmaceutical products pursuant to 21 U.S.C. Section 335a (a) or (b) or exclusion from participation in any federal health care program pursuant to 42 U.S.C. Section 1320a-7.

3.19 Brokers. Other than as set forth on Section 3.19 of the Company Disclosure Schedule, the Company has no obligation for the payment of any fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.

3.20 Affiliate Transactions. Other than as set forth on Section 3.20 of the Company Disclosure Schedule and other than any employment agreements, Company Employee Plans, and any equity awards or other agreements related to or governing Company Capital Stock, Company Employee Options or Company Non-Employee Options, (a) there are no Contracts between the Company, on the one hand, and any director, officer, or Affiliate of the Company or any Company Stockholder or, to the knowledge of the Company, any individual in such director’s, officer’s or Company Stockholder’s immediate family, on the other hand, (b) no director, officer, Company Stockholder or Affiliate of the Company or, to the knowledge of the Company, any individual in such director’s, officer’s or Company Stockholder’s immediate family, owns any material tangible or intangible property that the Company is using in its business, (c) the Company does not owe any amount to, and has not committed to make any loan or extend or guarantee credit or other obligations to or for the benefit of, any of the Company’s directors, officers, Company Stockholders or Affiliates, and (d) no director, officer, Company Stockholder or Affiliate of the Company owns any assets used in the business as it is now being conducted by the Company.

3.21 Material Customers and Material Vendors.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth a list of the top ten (10) customers of the Company (the “Material Customers”), as measured by the dollar amount of the aggregate revenue attributable to each Material Customer for the fiscal year ended December 31, 2025, showing the total revenue attributable to each Material Customer during such period.

(b) Section 3.21(b) of the Company Disclosure Schedule sets forth a list of the top ten (10) vendors of the Company (excluding professional service providers or providers of health and welfare benefits to employees and other service providers of the Company, the “Material Vendors”), as measured by the dollar amount of the aggregate fees paid by the Company to each Material Vendor for the fiscal year ended December 31, 2025, showing the total payments by the Company to each Material Vendor during such period.

(c) None of the Material Customers or Material Vendors has terminated, cancelled, not renewed, or provided written notice to terminate its relationship with the Company or materially reduced or changed, or provided notice of its intent to materially reduce or change, the terms of its relationship with the Company. To the knowledge of the Company, no Material Customer or Material Vendor intends to terminate or materially reduce or change the terms of its business with the Company. There is no material dispute or Proceeding pending or threatened against the Company by any Material Customer or Material Vendor.

(d) Neither the Company nor any of its Subsidiaries is in material breach of or default under any Contract with any Material Customer or Material Vendor, and, to the knowledge of the Company, no Material Customer or Material Vendor is in material breach of or default under any such Contract. No event, occurrence, condition or omission exists that, with or without notice, lapse of time or both, would constitute such a breach or default or would permit the termination, suspension, cancellation, acceleration, non-renewal or material modification of any such Contract.

3.22 Government Contracts, Awards and Incentives. (i) The Company does not currently have and, has not had, any pending and outstanding contracts or subcontracts, grants, incentives (including Tax incentives), awards or subawards, benefits, qualifications and subsidies granted to the Company from any Governmental Entity or prime or higher-tier contractor, grantee or awardee of a Governmental Entity or otherwise utilized by the Company (collectively “Governmental Award”); (ii) the Company has not nor, to the knowledge of the Company, have any of the Company’s agents, contractors, or licensors developed any Intellectual Property to which the Company has any rights, through the application of any financing or other funding made available by any Government Awards; and (iii) no Intellectual Property is subject to any assignment, grant-back, license or other right of any Governmental Entity as a result of any Government Awards.

3.23 Bank Accounts; Powers of Attorney. Section 3.23(a) of the Company Disclosure Schedule sets forth (i) the names and locations of all banks, trusts, companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes, checking accounts or lock box accounts and (ii) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto. Section 3.23(b) of the Company Disclosure Schedule sets forth all powers of attorney granted by the Company.

3.24 No Other Company Representations or Warranties. Except for the representations and warranties contained in Article III, neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided, or made available, to Acquiror or any of its Affiliates, agents or representatives in connection with the transactions contemplated hereby. Neither the Company, any of its Affiliates or any other Person will have or be subject to any liability or other obligation to Acquiror, its Affiliates, agents or representatives or any Person resulting from any information, documents, projections, forecasts or other material made available to Acquiror, its Affiliates or representatives in certain “data rooms,” confidential offering memorandum, offering materials or management presentations in expectation of the transactions contemplated by this Agreement (all such information, collectively, the “Evaluation Material”), unless any such information is expressly and specifically included in a representation or warranty contained in Article III. The Company disclaims any and all other representations and warranties, whether express or implied, and Acquiror acknowledges and agrees that none of the Company, any Company Securityholder, or any of their respective directors, officers, employees, stockholders, agents, Affiliates or representatives, or any other Person, shall have or be subject to any liability to Acquiror, Merger Sub or any other Person resulting from the distribution to Acquiror or Merger Sub of, or the use or reliance on by Acquiror or Merger Sub, any such Evaluation Material.

3.25 No Other Representations or Warranties; No Reliance.

(a) The Company acknowledges, on behalf of itself and its Affiliates, that neither Acquiror nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Acquiror, the Surviving Corporation, or other matters that is not specifically included in this Agreement. Without limiting the generality of the foregoing, neither Acquiror nor any other Person has made a representation or warranty to the Company with respect to, and neither Acquiror nor any other Person shall be subject to any liability to the Company or any other Person resulting from Acquiror making available to the Company or any of its Affiliates, agents or representatives, (i) any projections, estimates or budgets for Acquiror or the Surviving Corporation, (ii) any statements, materials, documents or information relating to Acquiror, the Surviving Corporation or the Products, including with respect to the future operation of the business of the Surviving Corporation after the Closing or the likelihood of achievement of, or the efforts that Acquiror or any of its Affiliates intend to dedicate toward the achievement of, any milestone or target under Section 2.9, (iii) any materials, documents or information relating to Acquiror made available to the Company or its counsel, accountants or advisors, or (iv) the information contained in any management presentation of Acquiror, in each case, except as expressly covered by a representation or warranty set forth in Article IV of this Agreement. In connection with the negotiation of this Agreement and the transactions contemplated hereby, Acquiror has delivered, or made available to the Company and its Affiliates, agents and representatives, certain projections and other forecasts, including but not limited to, projected financial statements, business plans, commercialization timelines, cash flow items and other data relating to the business of Acquiror and the Surviving Corporation. The Company acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that the

Company is familiar with such uncertainties, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that the Company and its Affiliates, agents and representatives are not relying on any such projections and other forecasts and plans in connection with the transactions contemplated by this Agreement. Accordingly, the Company acknowledges that neither Acquiror nor any of its representatives, agents or Affiliates have made any representation or warranty with respect to such projections and other forecasts and plans.

(b) Notwithstanding anything contained in this Agreement, it is the explicit intent of the parties hereto that Acquiror is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV of this Agreement, except as expressly provided in Article IV of this Agreement.

(c) In furtherance of the foregoing, the Company acknowledges that it is not relying on any representation or warranty of Acquiror, other than those representations and warranties specifically set forth in Article IV of this Agreement. The Company acknowledges and agrees that it has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement and the transactions contemplated by this Agreement and that it has conducted to its satisfaction an independent investigation of the merits and risks of the transactions contemplated hereby and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article IV.

(d) Notwithstanding anything to the contrary in this Section 3.25 or elsewhere in this Agreement, nothing in Section 3.25 shall limit any claim by Acquiror or Merger Sub for Fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror represents and warrants to the Company as follows as of the date hereof:

4.1 Organization and Standing. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Neither Acquiror nor Merger Sub is in violation of any of the provisions of their respective certificates or certificate of incorporation, as the case may be, or bylaws, each as amended to date.

4.2 Authority; Noncontravention.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Acquiror and Merger Sub and, effective immediately after the execution of this Agreement by Merger Sub, the sole shareholder of Merger Sub has adopted this Agreement and approved the Merger and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub and constitutes a valid and binding obligation of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium and other similar Legal Requirements affecting the rights of creditors generally and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by Acquiror and Merger Sub do not, and neither the consummation of the transactions contemplated hereby nor compliance by Acquiror or Merger Sub with any provisions of this Agreement will, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of their respective certificates or certificate of incorporation, as the case may be, or bylaws, as amended to date, or (ii) any Legal Requirement, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

(c) No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.2, (ii) such filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iii) such filings and notifications as may be required to be made in connection with the Merger under the HSR Act or applicable foreign Antitrust Laws and the expiration or early termination of applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws, the receipt of authorizations, consents, approvals, or other clearances required under such foreign Antitrust Laws and (iv) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

4.3 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.4 Litigation. There is no Proceeding pending before any Governmental Entity, or, to the knowledge of the Acquiror, threatened in writing against the Acquiror or any of its assets or properties or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Acquiror) that challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement or that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Acquiror’s ability to perform its obligations under this Agreement. There is no material Order against the Acquiror, any of its material assets or properties or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company) that enjoins, alters or materially delays the transactions contemplated by this Agreement or that would reasonably be expected to have a material adverse effect on the Acquiror’s ability to perform its obligations under this Agreement.

4.5 Sufficient Funds. Acquiror has as of the date of this Agreement, and shall have on the Closing Date, sufficient funds to enable Acquiror to consummate the transactions contemplated hereby, including payment of the Merger Consideration and fees and expenses of Acquiror relating to the transactions contemplated hereby and to provide for the working capital needs of the Surviving Corporation. Acquiror’s obligations under this Agreement are not subject to any conditions regarding Acquiror’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

4.6 Transaction Fees. Neither Acquiror nor any Affiliate of Acquiror is obligated for the payment of any fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.

4.7 Solvency. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Acquiror, the Merger Sub, the Company or any of their respective Subsidiaries.

4.8 Valid Issuance of Stock Consideration. The shares of Acquiror Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Encumbrances (other than restrictions under applicable securities laws and the organizational documents of Acquiror). Acquiror has authorized and reserved a sufficient number of shares of Acquiror Common Stock for issuance pursuant to this Agreement.

4.9 No Additional Representations; No Reliance.

(a) Acquiror acknowledges that neither the Company nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or other matters that is not specifically included in this Agreement or the Company Disclosure Schedule. Without limiting the generality of the foregoing, neither the Company nor any other Person has made a representation or warranty to Acquiror with respect to, and neither the Company nor any other Person, shall be subject to any liability to Acquiror or any other Person resulting from the Company making available to Acquiror, (i) any projections, estimates or budgets for the Company, (ii) any materials, documents or information relating to the Company made available to Acquiror or its counsel, accountants or advisors in the Company’s data room or otherwise, or (iii) the information contained any confidential information memorandum or management presentation of the Company, in each case, except as expressly covered by a representation or warranty set forth in Article III of this Agreement. In connection with Acquiror’s investigation of the Company, the Company has delivered, or made available to Acquiror and its respective Affiliates, agents and representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of the Company relating to the business of the Company and certain business plan information of the Company. Acquiror acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Acquiror is familiar with such uncertainties, that Acquiror is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Acquiror and its Affiliates, agents and representatives are not relying on any such projections and other forecasts and plans in connection with the transactions contemplated by this Agreement. Accordingly, Acquiror acknowledges that, without limiting the generality of Section 3.22, neither the Company nor any of its representatives, agents or Affiliates, have made any representation or warranty with respect to such projections and other forecasts and plans.

(b) Notwithstanding anything contained in this Agreement, it is the explicit intent of the parties hereto that the Company is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III of this Agreement, except as expressly provided in Article III of this Agreement.

(c) In furtherance of the foregoing, Acquiror acknowledges that it is not relying on any representation or warranty of the Company, other than those representations and warranties specifically set forth in Article III of this Agreement. Acquiror acknowledges and agrees that it has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement and the transactions contemplated by this Agreement and that it has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Company and the nature and condition of its properties, assets and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III.

(d) Notwithstanding anything to the contrary in this Section 4.9 or elsewhere in this Agreement, nothing in this Section 4.9 shall limit any claim by Acquiror or any other Person for Fraud, including any Fraud committed by, or with the actual knowledge of, such Person.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, except as Acquiror shall otherwise consent in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to:

(a) conduct its business in all material respects in the ordinary course consistent with past practices and to preserve substantially intact its business and all of its material assets and properties (real and personal); and

(b) preserve its relationships with customers and others having business dealings with it;

(c) comply in all material respects with all Legal Requirements and applicable regulatory requirements (including all Legal Requirements and FDA Regulatory Laws relating to the Products);

(d) maintain its books and records in accordance with GAAP, consistently applied, and maintain its existing internal financial controls in all material respects; and

(e) maintain in full force and effect the insurance policies set forth on Section 3.16 of the Company Disclosure Schedule (or comparable replacement policies).

5.2 Restrictions on Conduct of Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not do any of the following (except to the extent (i) expressly provided in this Agreement, (ii) required by applicable Legal Requirement or Order, or (iii) as consented to in writing by Acquiror (such consent not to be unreasonably withheld, conditioned or delayed):

(a) Charter Documents. Cause or permit any amendments to the Company Certificate of Incorporation or the bylaws of the Company;

(b) Dividends; Changes in Capital Stock. Declare, set aside, or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of the Company Capital Stock (or other equity interests), or split, sub-divide, combine or reclassify any of the Company Capital Stock (or other equity interests) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock (or other equity interests), or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or other equity interests) except Company Capital Stock from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service as in effect on the Agreement Date;

(c) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase, acquire, redeem, encumber or grant options or rights to purchase or propose the purchase, acquisition, redemption, Encumbrance or grant of options or rights to purchase of any shares of Company Capital Stock (or other equity interests) or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares (or other interest) or other convertible securities, other than: (i) the issuance of shares of Company Capital Stock pursuant to the exercise in accordance with their terms of the Company Options or other rights outstanding as of the Agreement Date; and (ii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(d) Dispositions. Sell, lease, license, abandon, permit to expire or lapse, transfer or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its material properties or assets, other than sales in the ordinary course of business consistent with its past practice or enter into any Contract with respect to the foregoing;

(e) Indebtedness. Except as required by Legal Requirements or contractual obligations, incur any Indebtedness or guarantee any Indebtedness or issue or sell any debt securities, in each case in excess of $500,000, except in the ordinary course of business and consistent with past practice;

(f) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of the amounts budgeted therefor by the Company for the fiscal year ending December 31, 2026;

(g) Insurance. Materially change the amount of any insurance coverage naming the Company as a beneficiary or loss payee or allow any such insurance coverage to be canceled or terminated;

(h) Employee Benefit Plans; Severance; Pay Increases; Hiring. Except to the extent required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of a plan under the Code, (i) adopt, amend or terminate any Company Employee Plan or any employee severance or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (other than any plan implemented pursuant to 401(k) of the Code) or (ii) pay any bonus to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants (other than in the ordinary course of business or pursuant to plans, policies or Contracts in effect on the Agreement Date and set forth on Section 5.2(h) of the Company Disclosure Schedule);

(i) Lawsuits. Commence or settle a lawsuit or other Proceeding other than (i) for the routine collection of bills, (ii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, or (iii) for a breach of this Agreement;

(j) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

(k) Accounting. Materially change accounting methods or practices or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP, Legal Requirements or recommended by its independent accountants;

(l) Encumbrances. Except in the ordinary course consistent with past practice, place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any material assets of the Company;

(m) Liquidation; Reorganization. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(n) Intellectual Property. Other than in the ordinary course of business, (i) sell, license, transfer, abandon, dedicate to the public, or allow to lapse or expire any material Company Intellectual Property, except for non-exclusive licenses granted to customers of the Company in the ordinary course of business or (ii) disclose, license, release, deliver, or escrow any trade secrets or other confidential or proprietary information (including source code);

(o) Material Contracts. Terminate, amend, waive or modify in any material manner any Material Contract, or enter into any Contract that would constitute a Material Contract if in effect on the Agreement Date, in each case without the prior written consent of Acquiror;

(p) Tax. (i) Make, change or revoke any material Tax election; (ii) amend, refile or otherwise modify any previously filed Tax Return of the Company; (iii) settle, compromise, concede or otherwise resolve any Tax claim, audit, examination or assessment with respect to the Company; (iv) enter into any Tax sharing, Tax indemnity or Tax allocation agreement, other than an Ordinary Contract; (v) voluntarily initiate any voluntary disclosure process with any Tax Authority, or enter into any voluntary disclosure agreement with any Tax Authority with respect to Taxes; or (vi) change the Tax accounting period of the Company;

(q) Other. Take or agree or otherwise to take, any of the actions described in clauses (a) through (p) in this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Solicitation Statement. As promptly as practicable, and in any event no later than five (5) Business Days following the Agreement Date, the Company shall solicit the approval of the Company Stockholders for the adoption of this Agreement and approval of the Merger in accordance with the Delaware Code and all applicable Legal Requirements. The Company shall deliver to each Company Stockholder a solicitation statement (the “Solicitation Statement”) describing this Agreement, the Merger, and the other transactions contemplated hereby, which shall include all information required by applicable Legal Requirements, including Section 228(e) and Section 262(d)(2) of the Delaware Code. Acquiror shall provide such publicly available information about Acquiror as the Company shall reasonably request in connection with the preparation of such Solicitation Statement. The form and content of the Solicitation Statement and any related materials shall be subject to the prior written approval of Acquiror (not to be unreasonably withheld, conditioned or delayed). The Company makes no representation, warranty or covenant with respect to any information supplied by Acquiror or its Affiliates for inclusion in the Solicitation Statement, and Acquiror makes no representation, warranty or covenant with respect to any information supplied by the Company or its Affiliates for inclusion in the Solicitation Statement.

6.2 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Acquiror and the Company have previously executed a Mutual Nondisclosure Agreement, dated December 12, 2025 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms. For the avoidance of doubt, from and after the Effective Time, all rights of the Company under the Confidentiality Agreement (including any rights to enforce confidentiality restrictions with respect to Confidential Information (as defined in the Confidentiality Agreement) of the Company disclosed to Acquiror or its representatives prior to the Closing) shall inure to the benefit of the Surviving Corporation, and the Surviving Corporation shall be deemed a successor-in-interest to the Company for all purposes under the Confidentiality Agreement.

(b) The Company and Acquiror will consult with each other and agree before issuing any press release, making any public statement, or otherwise making any disclosure with respect to the terms of this Agreement or the transactions contemplated hereby or the use of either party’s name, and will not issue any such press release or make any such public statement or other disclosure without the prior written consent of the other party, except to the extent necessary in order to comply with applicable Legal Requirements or any listing agreement with a national securities exchange.

6.3 Governmental Approvals.

(a) Each of Acquiror and the Company shall, no later than [***] following the execution of this Agreement, make the initial filing required from such party under the HSR Act in connection with the consummation of the Merger and the other transactions contemplated hereby, and as promptly as practicable following the execution of this Agreement, execute and file or, if appropriate, join in the execution and filing of, the applications, notifications, and other documents required for the lawful consummation of the Merger and the other transactions contemplated hereby under the Antitrust Laws of the jurisdictions identified in Section 6.3 of the Company Disclosure Schedule. Acquiror shall pay all filing fees associated with the above filings, applications, or notifications. Subject to the limitations set forth in Section 6.3(b) and Section 6.3(c), each of Acquiror and the Company shall use commercially reasonable efforts to obtain all authorizations, approvals, clearances, consents, actions, or non-actions of any Governmental Entity in connection with the above filings, applications, or notifications. Each party shall promptly inform the other of any material communication between such party (including its representatives, counsel, or consultants) and any Governmental Entity regarding any of the transactions contemplated hereby. If either party or any Affiliate of such party receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, such party shall, as soon as reasonably practicable, prepare a response in compliance with such request. The party preparing such response shall consult in good faith with the other party and consider in good faith the views and input of the other party prior to submission, provided that Acquiror shall have sole and final authority to direct and control the making of such response, subject to its obligations under this Section 6.3. Acquiror shall pay all filing fees associated with the filing required under the HSR Act.

(b) Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that (i) Acquiror shall have no obligation to commence, defend, participate in, or otherwise litigate or contest any Proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) in connection with Antitrust Laws (including by (A) defending through litigation on the merits, (B) seeking or exhausting any avenue of appeal, or (C) commencing or participating in any litigation or other legal proceeding against any Governmental Entity in connection with the transactions contemplated by this Agreement), and (ii) neither Acquiror nor any of its Subsidiaries or Affiliates shall be required to propose, negotiate, offer, commit to, agree to or effect any Remedial Action. For purposes of this Agreement, a “Remedial Action” means any action described in clauses (a) through (d) below, in each case to the extent proposed, agreed to or effected by Acquiror in its sole discretion: (a) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, specific assets or categories of assets or businesses of the Company, Acquiror, or any of their respective Subsidiaries or Affiliates; (b) terminate any existing relationships and contractual rights and obligations, or enter into such new relationships or contractual rights and obligations; (c) amend or terminate such existing licenses or other intellectual property agreements and enter into such new licenses or other intellectual property agreements; and (d) in each case with respect to the foregoing clauses (a), (b) or (c), enter into agreements with the relevant Governmental Entity giving effect thereto. Any Remedial Action, if any, shall be taken solely at Acquiror’s election. The occurrence of a Remedial Action to which Acquiror agrees in writing shall not be deemed a failure of any condition set forth in Article VII hereof.

(c) Notwithstanding the foregoing, nothing in this Agreement shall require the Company or any of its Affiliates to take or agree to any Remedial Action with regard to any business other than the Company or to take or agree to any Remedial Action or enter into any agreement or consent decree with any other Governmental Entity that is not (x) related to the transactions contemplated by this Agreement or (y) conditioned on the prior occurrence of the Closing. The Company shall not, and shall cause its Subsidiaries and Affiliates not to, without Acquiror’s prior written consent (in Acquiror’s sole discretion), discuss, propose, commit to or agree to any Remedial Action or other remedy with any Governmental Entity in connection with Antitrust Laws, or otherwise take or commit to take any action that would limit Acquiror’s freedom of action with respect to, or Acquiror’s ability to retain, any of the businesses, operations, assets or equity holdings of Acquiror or any of its Subsidiaries or Affiliates (including, after the Closing, the Surviving Corporation), or otherwise receive the full benefits of this Agreement.

(d) Acquiror, the Subsidiaries of Acquiror, and their respective Affiliates shall not, and shall not cause any Person to, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any other Person or any business or division thereof, if and only to the extent that such acquisition or agreement would reasonably be expected to (i) materially increase the risk of not obtaining any authorizations, Consents, orders, declarations, approvals, clearances, actions, or non-actions of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under any Antitrust Laws; or (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, or materially increase the risk of not being able to have any such Order reversed, overturned, removed or vacated on appeal or otherwise.

(e) Consultation and Coordination. Each of the Company, on the one hand, and Acquiror, on the other hand, shall keep the other reasonably informed of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications between such party (including its representatives and counsel) and any Governmental Entity with respect to such transactions. Each party shall provide the other party and its counsel with a reasonable opportunity to review in advance, and consider in good faith the views and input of the other party in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Neither the Company nor Acquiror shall participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

6.4 Reasonable Best Efforts. Subject to the limitations set forth in Section 6.3, each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VIII, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

6.5 Access to Information.

(a) During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall afford Acquiror and its accountants, counsel and other representatives reasonable access, at Acquiror’s sole expense, upon reasonable advance notice during business hours to (i) all of the Company’s properties, books, Intellectual Property, Contracts and records, (ii) all other information concerning the business, properties and personnel of the Company as Acquiror may reasonably request, and (iii) subject to prior discussion with the Company, employees or contractors of the Company as identified by Acquiror, in each case, subject only to restrictions imposed by applicable Legal Requirements. Notwithstanding the foregoing, the Company shall not be required to provide Acquiror or its agents with access to any files, books, records or information where such access would (A) violate or waive any privilege or protection under applicable Legal Requirements, or (B) violate the terms of any nondisclosure or similar Contract with any third party (provided, that in each case, the Company shall use commercially reasonable efforts to provide Acquiror with access to such information to the fullest extent practicable without risking loss of privilege or protections under such Legal Requirement, privacy right or Contract, including, for example, providing for such information to be reviewed by counsel for Acquiror on terms reasonably acceptable to counsel for the Company). Notwithstanding anything to the contrary in this Agreement, no investigation or access to information by Acquiror or its representatives, and no knowledge obtained by Acquiror or its representatives in connection with such investigation or access, shall affect or be deemed to modify, amend or supplement any representation or warranty set forth in this Agreement or in the Company Disclosure Schedule, or the conditions to the obligations of the parties to consummate the Merger nor shall any such investigation, access or knowledge restrict, impair or otherwise affect any Indemnified Party’s right to indemnification hereunder or otherwise prevent or cure any misrepresentation, breach of warranty or breach of covenant.

(b) From the Closing until the fifth anniversary of the Closing, Acquiror shall, and shall cause the Company, to provide the Securityholders’ Representative and its agents and advisors with reasonable access (for the purpose of examining and copying), at the Securityholders’ Representative’s sole expense (on behalf of the Company Securityholders), during normal business hours, and upon reasonable advance notice, to the relevant books and records of the Company as may be reasonably requested by the Securityholders’ Representative with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees of each of Acquiror, the Company, and each of their respective Affiliates, as may be reasonably necessary for the Securityholders’ Representative to conduct its duties hereunder and solely for the purposes of complying with any applicable tax, financial reporting or regulatory Legal Requirements (provided, that (i) such access does not unreasonably interfere with the normal operations of the Company; and (ii) such access is permissible under applicable Legal Requirements). Notwithstanding anything to the contrary set forth in this Agreement, neither Acquiror or the Company shall be required to disclose to the Securityholders’ Representative or any of its representatives any information if doing so would disclose any (A) trade secrets or (B) information that is subject to the attorney client privilege or violate any Legal Requirements to which Acquiror or any of its Affiliates (including the Company) is subject (provided, that the Company shall use commercially reasonable efforts to make alternative arrangements to disclose such information in a manner that does not have the foregoing effects). Unless otherwise consented to in writing by the Securityholders’ Representative, neither Acquiror nor the Company shall, for a period of five (5) years following the Closing

Date, destroy, alter or otherwise dispose of any of the books and records of the Company for any period prior to the Closing Date without first offering to surrender to the Securityholders’ Representative such books and records or any portion thereof which Acquiror or the Company may intend to destroy, alter or dispose of. Any such surrender shall be at the sole cost and expense of the Securityholders’ Representative (on behalf of the Company Securityholders). If the Securityholders’ Representative fails to accept delivery of such books and records within sixty (60) days after receipt by the Securityholders’ Representative of such offer, Acquiror may destroy, alter or dispose of such books and records without further obligation.

6.6 Expenses. Whether or not the Merger is consummated, except as provided in Section 6.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

6.7 Employment Matters.

(a) The Company shall terminate (i) each of the Company Employee Plans, or the Company’s employer participation in any multiple employer Company Employee Plans, that are intended to be qualified within the meaning of Sections 401(a) and 401(k) of the Code (collectively, the “401(k) Plan”) with such termination to be effective as of the day immediately prior to the Closing Date and reflected in resolutions of the board of directors of the Company, unless Acquiror provides written notice to the Company no later than three Business Days prior to the Closing Date that the 401(k) Plan shall not be terminated. Such resolutions will be subject to the prior review and approval of Acquiror, which shall not be unreasonably withheld, conditioned, or delayed. The Company shall also take such other actions as reasonably and timely requested by Acquiror prior to the Closing in furtherance of facilitating termination of such other Company Employee Plans in connection with the Closing.

(b) As soon as practicable following the execution of this Agreement and prior to the Effective Time, the Company shall provide notification to all holders of Company Options describing the treatment of any unexercised Company Options in this Agreement, including the potential forfeiture of rights to receive any Royalty Payments that would otherwise be paid more than [***] after the Closing, and providing holders of such Company Options an opportunity to instead exercise all their Company Options prior to the Closing so that they will have the right to receive payments under this Agreement as Company Stockholders (the “Optionee Communication”). The Optionee Communication will permit holders of Company Options to elect a “net exercise” of their Company Options (with respect to the payment of the applicable exercise price of the Company Option and any applicable withholding taxes) and will reference $[***] per share as the then current fair market value of the Company’s Common Stock that will be used by the Company and Acquiror for all tax reporting and administration purposes with respect to the exercise of any Company Options pursuant to the Optionee Communication. Such Optionee Communication will be subject to the prior review and approval of Acquiror, which shall not be unreasonably withheld, conditioned, or delayed.

(c) Following the execution of this Agreement and prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain waivers of any excess parachute payment under Section 280G of the Code by each individual whom the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder), as determined immediately prior to the initiation of the solicitation of the requisite 280G Approval (as defined below) (the “Waived 280G Benefits”). Prior to the Effective Time, the Company shall submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Acquiror) by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any Waived 280G Benefits, such that, if the Company Stockholders approve such payments and benefits, such payments and benefits shall not be deemed to be “excess parachute payments” under Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Acquiror evidence reasonably satisfactory to Acquiror either (A) that a Company Stockholder vote was solicited in conformance with Section 280G and the Treasury Regulations promulgated thereunder and the requisite Company Stockholder approval was obtained with respect to Waived 280G Benefits that were subject to the Company Stockholder vote (the “280G Approval”), or (B) that the 280G Approval was not obtained and as a consequence, that such “Waived 280G Benefits” shall not be made or provided, pursuant to the waivers that were executed by the affected individuals.

6.8 Tax Matters.

(a) Tax Returns.

(i) The Company shall prepare and timely file, or shall cause to be prepared and timely filed (in each case, taking into account applicable extensions) all Tax Returns of the Company that are first required to be filed after the date hereof but on or prior to the Closing Date (each, a “Company Prepared Return”) and the Company shall pay, or cause to be paid, prior to the Closing, all Taxes of the Company shown as due thereon. Each Company Prepared Return shall be prepared in a manner consistent with the past practices of the Company, except as required by applicable Legal Requirements. Each Company Prepared Return shall be submitted by the Company to Acquiror as soon as reasonably practicable prior to the due date of such Tax Return, taking into account applicable extensions. The Company shall consider such changes to any Company Prepared Return as Acquiror may reasonably request and shall not file any Company Prepared Return without Acquiror’s consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Any unresolved disputes relating to the Company Prepared Returns shall be resolved by the Independent Accounting Firm in accordance with the terms and procedures in Section 2.5 mutatis mutandis; provided, however, that in the event that the Independent Accounting Firm has not yet resolved any such Tax dispute prior to the deadline for filing of the applicable Company Prepared Return, such Company Prepared Return as prepared by the Company (but adjusted to reflect any comments to which the parties have agreed) shall be filed with the applicable Governmental Entity, subject to later amendment of such Company Prepared Return, to reflect the resolution when rendered by the Independent Accounting Firm.

(ii) Acquiror shall prepare and timely file, or shall cause to be prepared and timely filed (in each case, taking into account applicable extensions) all Tax Returns of the Company for any Pre-Closing Tax Period that are first required to be filed after the Closing Date (each, an “Acquiror Prepared Return”). Each Acquiror Prepared Return shall be prepared in a manner consistent with the past practices of the Company, except as required by applicable Legal Requirements. Each Acquiror Prepared Return shall be submitted by Acquiror to Securityholders’ Representative (i) in the case of any Acquiror Prepared Return that is an income Tax Return, at least thirty (30) days prior to the due date of such Tax Return and (ii) in the case of any Acquiror Prepared Return that is not an income Tax Return, as soon as reasonably practicable prior to the due date of such Tax Return, in each case of clauses (i) and (ii), taking into account applicable extensions. The Company shall consider in good faith such changes to any Acquiror Prepared Return as Securityholders’ Representative may reasonably request.

(b) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transaction contemplated hereby (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by the Company Securityholders, on the one hand, and fifty percent (50%) by the Acquiror, on the other hand. The party required by applicable Legal Requirements will prepare and timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and the non-filing party will cooperate in good faith with respect thereto (and, to the extent required by applicable Legal Requirements, join in the execution of any such Tax Returns or other documentation).

(c) Cooperation on Tax Matters. Acquiror, the Company and the Securityholders’ Representative shall use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Agreement and any Proceeding with respect to Taxes. Such cooperation shall include using commercially reasonable efforts to (i) retain and (upon the other party’s request) provide records and information which are in such party’s possession and reasonably relevant to any such Proceeding and (ii) make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquiror, the Company and the Securityholders’ Representative agree to use commercially reasonable efforts to (A) retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period and any Straddle Period until the expiration of the applicable statute of limitations (and, to the extent notified by the other party, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Entity and (B) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Acquiror, the Company and the Securityholders’ Representative, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense. Acquiror and the Securityholders’ Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Notwithstanding anything to the contrary contained herein, in no event shall Acquiror be required to disclose any consolidated, combined, unitary, or other similar Tax Return of which Acquiror is the common parent or any information related to Taxes or Tax Return other than information relating solely to the Company and/or transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the Securityholders’ Representative shall have no obligation to prepare or file any Tax Returns.

(d) Transaction Tax Deductions. Acquiror, the Company and the Securityholders’ Representative agree that to the extent permitted by applicable Tax Legal Requirements at a “more likely than not” (or higher) level of comfort, any Transaction Tax Deductions shall be allocated to, and reported in, the Pre-Closing Tax Period or the portion of a Straddle Period ending on the Closing Date, for purposes of the calculation of the Merger Consideration (or any component thereof) and/or determining the amount of any liability for Taxes.

(e) Tax Sharing Agreements. The Company shall cause any Tax sharing agreement to which the Company is a party, other than an Ordinary Contract, to be terminated on or prior to the Closing Date.

(f) Straddle Period. In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be determined as follows: (i) in the case of Taxes that are based upon or related to income or receipts, based upon or imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event, the amount of such Taxes shall be determined based on an interim closing of the books as of the Effective Time, and (ii) in the case of Taxes not described in clause (i) above (such as real or personal property Taxes), the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period.

(g) Tax Contests. Acquiror shall promptly notify Securityholders’ Representative in writing upon receipt of notice from any Tax Authority of the commencement of any Proceeding relating to Taxes or Tax Returns of the Company for any Pre-Closing Tax Period (or portion thereof) (each, a “Tax Contest”). Acquiror shall have control over the conduct of all Tax Contests and shall (i) provide the Securityholders’ Representative copies of all material correspondence received from the Tax Authority related to such Tax Contest, (ii) keep the Securityholders’ Representative reasonably and timely informed of all material developments related to such Tax Contest, (iii) provide the Securityholders’ Representative with the opportunity (at the Indemnifying Parties’ cost and expense), to participate in such Tax Contest, and (iv) not settle, abandon, concede or otherwise conclude any such Tax Contest without first consulting with the Securityholders’ Representative in good faith and considering in good faith any comments provided by the Securityholders’ Representative in connection therewith.

(h) Post-Closing Actions. Notwithstanding anything to the contrary in this Agreement, if Acquiror or any of its Affiliates (including, after the Closing, the Surviving Corporation) intends to take any of the following actions: (i) amend, refile or otherwise modify any Tax Return, (ii) file any Tax Return in a jurisdiction where the Company has not historically filed Tax Returns, (iii) make, change or revoke any Tax election, (iv) change any Tax accounting period or method, (v) agree to waive or extend the statute of limitations relating to Taxes, (vi) file any ruling or request with any Tax Authority, (vii) initiate any contact or voluntarily approaching any Tax Authority (including negotiating any voluntary disclosure agreement with a Tax Authority with respect to filing Tax Returns or paying Taxes), or (viii) take any action on the Closing Date after the Closing that is outside the ordinary course of business, in each case of clauses (i) through (viii), with respect to the Company (or the Surviving Corporation) for, in respect of, or that has retroactive effect to any Pre-Closing Tax Period or any Straddle Period and that could reasonably be expected to either (x) result in a reduction to the Merger Consideration or (y) give rise to a claim for indemnification against the Indemnifying Parties under Section 9.2, then Acquiror shall (A) provide the Securityholders’ Representative with reasonable advance written notice of such intended action, and (B) consult with the Securityholders’ Representative in good faith and consider in good faith any written comments provided by the Securityholders’ Representative in connection therewith; provided, that, notwithstanding the foregoing, any action taken by or at the direction of Acquiror or any of its Affiliates (including, after the Closing, the Surviving Corporation) pursuant to clauses (i) through (viii) of this Section 6.8(h) shall not be determinative of the amount of Damages with respect to any related claims for indemnification pursuant to Article IX. Acquiror shall not make any election under Section 338 or 336 of the Code (or any similar provision under state, local or non-U.S. Legal Requirements) with respect to the Merger.

(i) Company Option-Based Merger Consideration. Acquiror intends that, based on currently available guidance under Section 409A of the Code, all payments of Company Option-Based Merger Consideration pursuant to Section 2.1(b)(ii) will either be exempt from application of Section 409A of the Code, or alternatively compliant with its payment requirements, and will report such payments of Company Option-Based Merger Consideration accordingly, unless otherwise required by a change in applicable Legal Requirements or by the relevant Tax Authority.

(j) Option Exercise Tax Reporting. For purposes of Acquiror’s reporting on Form W-2 or Form 1099 to be issued by Acquiror and other applicable Tax reporting by Acquiror of the applicable amount of compensatory income recognized upon the exercise of any Company Options following the Agreement Date and prior to the Closing, Acquiror shall reference $[***] per share as the then current fair market value of the Company’s Common Stock upon the date of exercise of such Company Options, which the Acquiror agrees is a reasonable estimation of the then current fair market value of the Company’s Common Stock during the period following the Agreement Date and prior to the Closing for Tax reporting and administration purposes.

(k) Overlap. To the extent of any conflict between this Section 6.8 and any other provision of this Agreement, the provisions of this Section 6.8 shall control.

6.9 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years from and after the Closing Date, Acquiror and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company (the “Indemnified D&O”) to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company Certificate of Incorporation, the bylaws of the Company, each indemnification agreement in effect between the Company and any Indemnified D&O set forth on Section 6.9 of the Company Disclosure Schedule or under applicable Legal Requirements for acts or omissions which occurred at or prior to the Effective Time. The Surviving Corporation’s certificate of incorporation and bylaws shall contain provisions with respect to indemnification and exculpation that are at least as favorable to the Indemnified D&O as those provisions contained in the Company Certificate of Incorporation and the bylaws of the Company in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years in any manner that would adversely affect the rights of the past and present officers and directors of the Company. Notwithstanding the foregoing, (i) the obligations of Acquiror, the Surviving Corporation and their respective successors set forth in this Section 6.9 shall be subject to any limitation imposed by applicable Legal Requirements, (B) no Indemnified D&O shall have any right of contribution, indemnification or advancement from Acquiror, the Surviving Corporation or their respective successors with respect to any Damages claimed by any of the Indemnified Parties against such Indemnified D&O or any Affiliate thereof in their capacities as Indemnifying Parties pursuant to Article IX of this Agreement and (C) no Indemnified D&O shall be entitled to coverage under any director and officer insurance policy or errors and omission policy of Acquiror or the Surviving Corporation, in addition to the D&O Tail, unless such Indemnified D&O is separately eligible for coverage under such policy pursuant to the policies and procedures and the terms of such insurance policy of Acquiror or the Surviving Corporation, respectively.

(b) Prior to the Effective Time, the Company shall purchase for the benefit of the Indemnified D&Os, a officers’ and directors’ liability insurance tail for a period of six (6) years with respect to acts or omissions occurring at or prior to the Effective Time covering each past and present officer and member of the Board of Directors of the Company who are currently covered by the Company’s officers’ and directors’ liability insurance policy (the “D&O Tail”). The terms and coverage amounts of the liability insurance policy shall be at least as favorable as the terms and coverage amounts of the liability insurance policy in effect on the date hereof. The cost of such “tail” insurance policy shall be borne 100% by the Company.

(c) If Acquiror, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9 are intended for the benefit of, and shall be enforceable by, all Indemnified D&O and their respective heirs and representatives. The rights of all Indemnified D&O under this Section 6.9 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Legal Requirements or otherwise.

6.10 [Reserved.]

6.11 Representation and Warranty Insurance Policy.

(a) Prior to the Closing, Acquiror shall obtain, at its own cost, a representation and warranty insurance policy (the “R&W Policy”) issued in the name of Acquiror in connection with this Agreement, subject to the terms and conditions set forth therein. Acquiror shall cause the R&W Policy to be bound and in full force and effect as of the Closing.

(b) The R&W Policy shall expressly provide that any right of any insurer thereunder or any other Person to subrogate or otherwise make, bring or initiate any Proceeding against any Company Stockholders or based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, shall be limited to claims of Fraud and that all other such claims are waived thereunder, and Acquiror shall not, and shall not permit the Company to, and shall cause its Representatives not to amend, waive or otherwise modify any representation and warranty insurance policy in connection with such waiver or any other similar provision in a manner that would be adverse to the Company Stockholders, in each case without the prior written consent of the Securityholders’ Representative.

6.12 [***] Payments.

(a) The Company Securityholders acknowledge and agree that as between the Acquiror (and, following the Closing, the Company) on the one hand, and the Company Securityholders on the other hand, any obligation to pay [***] any amounts payable pursuant to Section 5.3.2(b) of the [***] License Agreement due to the change of control of Company that will occur upon the Closing under this Agreement, including any obligation arising from or related to any Additional Consideration Payments paid by Acquiror pursuant to Section 2.9 after the Closing, shall be the sole financial responsibility of the Company Securityholders (such payments, the “[***] Payments”); provided, however, that Acquiror shall be responsible for making the [***] Payments to [***] and upon making any such [***] Payment to [***], Acquiror shall be entitled to and have the independent right to deduct or set off from any Additional Consideration Payments in accordance with Section 6.12(b) below, any [***] Payments that are triggered by, calculated based upon, or otherwise arising from or related to any Additional Consideration Payments and which are paid or then due and payable by Acquiror hereunder in connection with the transactions contemplated by this Agreement. For clarity, Company Securityholders shall not be financially responsible for any other payments under the [***] License Agreement, other than [***] Payments, and Acquiror (and the Company) shall be solely responsible for and may not deduct or set off (i) any interest or late payment fees due and payable to [***] as a result of Acquiror’s failure to timely remit any [***] Payment to [***] in breach of the [***] License Agreement, (ii) any payments arising out of or based upon the breach of the [***] License Agreement as finally determined by a court of competent jurisdiction or mutually agreed in writing by the parties, which breach occurs after the Closing, (iii) any additional payments imposed by any amendments to the [***] License Agreement entered into after the Closing, or (iv) any payments triggered by a subsequent Change of Control or other similar transaction, in each case, that is entered into after the Closing. For the avoidance of doubt, the amounts payable to [***] under the [***] License Agreement that are triggered by and due upon the Closing are included as “Transaction Expenses” within the meaning of the definition set forth in Exhibit A and shall be addressed through the Closing payment mechanics set forth in Section 2.4 and the post-Closing adjustment set forth in Section 2.6.

(b) The Company Securityholders shall cooperate with Acquiror in calculating and facilitating payment of any [***] Payments. Acquiror shall have the right to discharge such payment obligations on behalf of the Company Securityholders by making direct payments to [***] and deducting or setting off such amounts from the applicable Additional Consideration Payments hereunder, in each case in proportion to each applicable Company Securityholder’s respective Pro Rata Portion of the applicable Additional Consideration Payment. For the avoidance of doubt, the Securityholders’ Representative has no obligation to make, calculate or otherwise take action or other obligation in connection with the [***] Payments.

(c) Any such amounts so deducted pursuant to this Section 6.12 shall be treated for all purposes of this Agreement as having been paid to the applicable Company Securityholders hereunder. For the avoidance of doubt, Acquiror’s right to deduct or offset under this Section 6.12(c) is independent of, and in addition to, any deduction or set-off rights set forth in Section 9.2(h) or elsewhere in this Agreement, and Acquiror shall not be required to assert an indemnification claim under Article IX as a condition to exercising its deduction or offset rights under this Section 6.12(c).

6.13 Option Cancellation Agreements. After the date of this Agreement and prior to the Closing, the Company shall use commercially reasonable efforts to obtain executed Option Cancellation Agreements from all holders of In-the-Money Options.

6.14 Piper Sandler Payments.

(a) The Company Securityholders acknowledge and agree that as between the Acquiror (and, following the Closing, the Company) on the one hand, and the Company Securityholders on the other hand, any obligation to pay Piper Sandler any amounts payable pursuant to that certain Piper Sandler Engagement Letter, including (i) any amounts payable pursuant to the Fees section thereof due to the transactions contemplated herein, including any obligation arising from or related to any Additional Consideration Payments paid by Acquiror pursuant to Section 2.9 after the Closing and (ii) any indemnification obligations pursuant to Annex A of such letter, shall be the sole financial responsibility of the Company Securityholders (such payments, the “Piper Sandler Payments”); provided, however, that Acquiror shall be responsible for making the Piper Sandler Payments to Piper Sandler and upon making any such Piper Sandler Payment to Piper Sandler, Acquiror shall be entitled to and have the independent right to deduct or set off from any Additional Consideration Payments in accordance with Section 6.14(b) below, any Piper Sandler Payments that are triggered by, calculated based upon, or otherwise arising from or related to any Additional Consideration Payments and which are paid or then due and payable by Acquiror hereunder in connection with the transactions contemplated by this Agreement. For clarity, Company Securityholders shall not be financially responsible for any other payments under the Piper Sandler Engagement Letter, other than Piper Sandler Payments, and Acquiror (and the Company) shall be solely responsible for and may not deduct or set off (i) any interest or late payment fees due and payable to Piper Sandler as a result of Acquiror’s failure to timely remit any Piper Sandler Payment to Piper Sandler in breach of the Piper Sandler Engagement Letter, (ii) any payments arising out of or based upon an actual breach of the Piper Sandler Engagement Letter, as finally determined by a court of competent jurisdiction or mutually agreed in writing by the parties, which breach occurs after the Closing, or (iii) any additional payments imposed by any amendments to the Piper Sandler Engagement Letter entered into after the Closing. For the avoidance of doubt, the amounts payable to Piper Sandler under the Piper Sandler Engagement Letter that are triggered by and due upon the Closing are included as “Transaction Expenses” within the meaning of the definition set forth in Exhibit A and shall be addressed through the Closing payment mechanics set forth in Section 2.4 and the post-Closing adjustment set forth in Section 2.6.

(b) The Company Securityholders shall cooperate with Acquiror in calculating and facilitating payment of any Piper Sandler Payments. Acquiror shall have the right to discharge such payment obligations on behalf of the Company Securityholders by making direct payments to Piper Sandler and deducting or setting off such amounts from the applicable Additional Consideration Payments hereunder, in each case in proportion to each applicable Company Securityholder’s respective Pro Rata Portion of the applicable Additional Consideration Payment. For the avoidance of doubt, the Securityholders’ Representative has no obligation to make, calculate or otherwise take action or other obligation in connection with the Piper Sandler Payments.

(c) Any such amounts so deducted pursuant to this Section 6.14 shall be treated for all purposes of this Agreement as having been paid to the applicable Company Securityholders hereunder. For the avoidance of doubt, Acquiror’s right to deduct or offset under this Section 6.14(c) is independent of, and in addition to, any deduction or set-off rights set forth in Section 9.2(h) or elsewhere in this Agreement, and Acquiror shall not be required to assert an indemnification claim under Article IX as a condition to exercising its deduction or offset rights under this Section 6.14(c).

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Illegality. No Governmental Entity shall have entered any Order which is in effect and makes the transactions contemplated by this Agreement illegal, restrains or prohibits consummation of such transactions or causes such transactions to be rescinded following completion.

(b) Regulatory Approvals. The waiting period (and any extension thereof) applicable under the HSR Act with respect to the consummation of the transactions contemplated hereby shall have expired or been terminated and any equivalent pre-clearance period or approval required by the Antitrust Laws of the jurisdictions identified in Section  6.3 of the Company Disclosure Schedule shall have been likewise completed or obtained.

7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Acquiror at the Closing Date.

(b) Covenants. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and agreements of this Agreement required to be performed and complied with by them at or prior to the Closing.

(c) Payments at the Closing. On or prior to the Closing Date, Acquiror shall have made the payments contemplated by Section 1.4(a)(iv) through (ix).

(d) Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments and other documents set forth in Section 1.4(a).

7.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquiror and Merger Sub and may be waived by Acquiror and Merger Sub in writing in their sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company at the Closing Date.

(b) Covenants. The Company shall have performed and complied in all material respects with all covenants, obligations and agreements of this Agreement required to be performed and complied with by the Company at or prior to the Closing.

(c) Receipt of Closing Deliveries. Acquiror shall have received each of the agreements, instruments and other documents set forth in Section 1.4(b).

(d) No Material Adverse Effect. Since the Agreement Date, there shall not have occurred any event which, individually or in the aggregate, has caused a Material Adverse Effect with respect to the Company.

(e) Shareholder Approval. The Company shall have obtained the Requisite Stockholder Approval.

ARTICLE VIII

TERMINATION

8.1 Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party (notwithstanding approval and adoption of this Agreement by the Company Stockholders):

(a) by mutual written consent duly authorized by the Company Board and the board of directors of Acquiror;

(b) by either Acquiror or the Company, if the Merger shall not have occurred on or before the date that is thirty (30) days following the date of this Agreement (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of this Agreement has been the proximate cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

(c) by Acquiror, if the Company shall have breached any representation, warranty, covenant or agreement contained in this Agreement and such breach shall not have been cured within thirty (30) days after receipt by the Company of written notice of such breach and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.3(a) or (b) to be satisfied (it being understood that Acquiror may not terminate this Agreement pursuant to this Section 8.1(c) if at the time of such termination Acquiror shall be in material breach of the Agreement);

(d) by the Company, if Acquiror or Merger Sub shall have breached any representation, warranty, covenant or agreement contained in this Agreement and such breach shall not have been cured within thirty (30) days after receipt by Acquiror of written notice of such breach and if not cured within the timeframe above and at or prior to Closing, such breach would result in the failure of any of the conditions set forth in Section 7.2(a) or (b) to be satisfied (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if at the time of such termination the Company shall be in material breach of the Agreement); or

(a) by Acquiror if the Requisite Stockholder Approval shall not have been obtained by the Company and delivered to Acquiror within twenty-four (24) hours after the execution and delivery of this Agreement; provided, however, that this termination right shall no longer apply and shall expire if not invoked by Acquiror prior to actual delivery of the Stockholder Written Consents evidencing the Requisite Stockholder Approval.

In the event of termination by Acquiror or the Company pursuant to this Section 8.1 (other than Section 8.1(a)), written notice thereof shall be given to other parties hereto.

8.2 Effect of Termination. If this Agreement is terminated pursuant to this Article VIII, except as set forth in this Section 8.2, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any of their respective officers, directors, stockholders, Affiliates, employees, agents, advisors, attorneys or representatives). The provisions of Section 6.2 (Confidentiality; Public Disclosure), Section 6.6 (Expenses), this Section 8.2 (Effect of Termination), Article X (General Provisions) and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE IX

SURVIVAL; RELEASE

9.1 Survival. If the Merger is consummated, (a) the representations and warranties of the Company contained herein or in any certificate expressly required to be delivered hereunder shall survive in full force and effect until the date that is [***] after the Closing Date (but without prejudice to the survival periods set forth in the R&W Policy); provided that (i) the representations and warranties of the Company contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4 (only with respect to subclause (a) and (b)(i) therein), Section 3.14, and Section 3.19 (collectively, the “Fundamental Representations”) shall survive until the date that is the [***] of the Closing Date (such date and time of expiration, the “Fundamental Survival Date”), and (ii) (A) the representations and warranties of the Company contained in Section 3.12(d) and, solely to the extent related to [***] License Agreement, the representations and warranties of the Company contained in each of Section 3.12(k), Section 3.12(l), Section 3.12(m), and Section 3.12(n) (the “Limited Representations”) and (B) claims in respect of any matters subject to Section 9.2(a)(v) shall survive until the date that is the [***] of the Closing Date; (b) claims in respect of any matter subject to clauses (ii)-(iv) under Section 9.2 shall survive until the Fundamental Survival Date, (c) none of the covenants or agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing and such surviving covenants and agreements shall survive the Closing only until the expiration of the term of the undertaking set forth in such covenant or agreement, (d) other than the representations and warranties of Acquiror set forth in Section 4.1, Section 4.2, and Section 4.8, which shall survive until the date that is [***] after the Closing, the representations and warranties of Acquiror hereto contained herein or in any certificate expressly required to be delivered hereunder shall not survive the Closing, and (e) anything to the contrary contained herein, claims for Fraud under this Agreement on the part of any particular Indemnifying Party shall survive indefinitely, in each case, solely against the Indemnifying Party that committed such Fraud; provided, further, that if a claim or notice with respect to recovery under the indemnification provisions hereof is given in accordance with the terms hereof with respect to any Indemnifiable Matter prior to the expiration of the survival period specified in this Section 9.1, if applicable, in each case, the claim shall survive until such claim is finally resolved pursuant to the terms of this Article IX.

9.2 Indemnification by the Indemnifying Parties.

(a) From and after the Effective Time, by virtue of the Merger and subject to the terms, conditions and limitations of this Article IX, the Company Stockholders and holders of In-the-Money Options (collectively, the “Indemnifying Parties”) shall, severally (in accordance with each Indemnifying Party’s Pro Rata Portion), but not jointly, indemnify and hold harmless the Surviving Corporation, Acquiror, Merger Sub and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the “Indemnified Parties”) from and against any and all Damages of such Person (such Damages, “Indemnifiable Damages”) incurred resulting or arising from:

(i) any inaccuracy in any of the representations and warranties of the Company contained herein or in any certificate expressly required to be delivered hereunder to be true and correct as of the Closing Date;

(ii) any payments made with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the consideration that otherwise would have been payable pursuant to Section 2.1(a)(i) upon the exchange of such Dissenting Shares;

(iii) any Indemnified Taxes, except for any such Taxes that were reflected in the calculation of the Merger Consideration, as finally determined;

(iv) any Fraud committed by or on behalf of the Company; or

(v) any breach of the [***] Agreement (including the [***] Amendment) by the Company as of or at any time prior to the Closing that (a) is not curable under the express terms of the [***] Agreement, or (b) has not actually been cured within the applicable cure period provided for therein, including any claim of breach made under the [***] Agreement (including the [***] Amendment) arising from or based on any acts or omissions occurring prior to the Closing (including any actual termination and/or program reversion in relation to or based upon any of the foregoing).

(b) For the purpose of this Article IX, except with respect to the representations and warranties set forth in the first sentence of Section 3.7 (with respect to the non-occurrence of a Material Adverse Effect), for purposes of both determining whether a breach of or inaccuracy in a representation or warranty has occurred and determining the amount of Damages paid, incurred, suffered or sustained by an Indemnified Party as a result of any breach of or inaccuracy in a representation or warranty that is qualified or limited in scope as to materiality, dollar amount or Material Adverse Effect, such representation and warranty shall be deemed to be made without such qualification or limitation.

(c) The Indemnifying Parties (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Acquiror with respect to any Damages claimed by an Indemnified Party.

(d) Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article IX will be treated as adjustments to the Merger Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Legal Requirements.

(e) Subject to Section 9.3(h), the indemnification rights set forth in this Article IX shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Time for any claims arising out of the matters set forth in Article IX; provided, however, that (i) this Section 9.2(e) shall not be deemed a waiver by any party of any right to specific performance, injunctive relief or other equitable remedy and (ii) nothing in this Agreement shall limit the liability of an Indemnifying Party pursuant to an indemnification claim under this Article IX or otherwise (and this Article IX shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in connection with a claim based on Fraud, including any Fraud committed by, or with the actual knowledge of, an Indemnifying Party. For the avoidance of doubt, any post-Closing adjustments to the Merger Consideration shall be limited to the provisions and recourse set forth in Section 2.6, and Acquiror shall not be entitled to indemnification pursuant to this Article IX for any such adjustments.

(f) Nothing in this Agreement shall limit the right of Acquiror or any other Indemnified Party to pursue remedies under any Ancillary Agreement against the parties thereto.

(g) The indemnification obligations of the Indemnifying Parties in this Article IX are, without limitation, (i) a specific element of the consideration that induced Acquiror to enter into this Agreement and to perform its obligations as contemplated hereby and (ii) intended to be fully enforceable on the terms provided in this Article IX.

(h) Offset Against Additional Consideration Payments. Notwithstanding anything to the contrary in this Agreement, Acquiror shall have the right to withhold and set off against any Additional Consideration Payments otherwise payable pursuant to Section 2.9 (each, a “Withheld Amount”) any amounts that Acquiror reasonably believes in good faith it is entitled to recover as Damages pursuant to this Article IX (each, a “Claimed Amount”), subject to the following process:

(i) Notice. Prior to withholding any Claimed Amount, Acquiror shall deliver to the Securityholders’ Representative an Indemnification Claim Notice with respect to such Claimed Amount in accordance with Section 9.4(a).

(ii) Agreed Amounts. If, within [***] following delivery of the applicable Indemnification Claim Notice (the “Negotiation Period”), Acquiror and the Securityholders’ Representative agree in writing as to any portion of the Claimed Amount (such agreed portion, an “Agreed Amount”), Acquiror shall be entitled to permanently set off the Agreed Amount against any Additional Consideration Payments then or thereafter due. Any such agreement shall be memorialized in an Indemnification Claim Memorandum pursuant to Section 9.4(c), and the Agreed Amount shall be deemed a finally resolved Damage for purposes of this Article IX.

(iii) Disputed Amounts - Setoff Determination. With respect to any portion of a Claimed Amount that remains disputed following the Negotiation Period (a “Disputed Amount”), Acquiror shall be entitled to continue to withhold such Disputed Amount from Additional Consideration Payments pending a Setoff Determination (as defined below). Either party may, at any time following the expiration of the Negotiation Period, demand an expedited interim proceeding (the “Expedited Setoff Proceeding”) before a single neutral arbitrator mutually selected by the parties (or, if the parties fail to agree on an arbitrator within [***] of a demand therefor, appointed by the American Arbitration Association in accordance with its then-current rules) (the “Setoff Arbitrator”). The sole question before the Setoff Arbitrator shall be whether Acquiror has a Reasonable Likelihood Of Recovery with respect to the Disputed Amount (or any portion thereof) under this Article IX (the “Setoff Standard”). The Expedited Setoff Proceeding shall be conducted on an expedited basis, with each party submitting written submissions not to exceed [***] pages within [***] of the Setoff Arbitrator’s appointment, and the Setoff Arbitrator shall issue a written determination (the “Setoff Determination”) within [***] of receiving both parties’ submissions, and in any event no later than [***] following the demand for the Expedited Setoff Proceeding.

(iv) Effect of Setoff Determination. If the Setoff Arbitrator determines that Acquiror has a Reasonable Likelihood Of Recovery with respect to all or a portion of the Disputed Amount, Acquiror shall be entitled to withhold and set off such portion of the Disputed Amount against Additional Consideration Payments otherwise payable pending final resolution of the underlying indemnification claim pursuant to Section 9.4(d). If the Setoff Arbitrator determines that Acquiror does not have a Reasonable Likelihood Of Recovery with respect to all or a portion of the Disputed Amount, Acquiror shall promptly release and pay to the Paying Agent (for distribution to the applicable Company Securityholders) and to the Company (for distribution to the applicable former holders of Employee Options) such portion of the previously withheld Disputed Amount. The Setoff Determination shall not be binding on, and shall not constitute or be deemed to be a determination of, the merits, validity or amount of any underlying indemnification claim under this Article IX. The final resolution of any indemnification claim shall be determined in accordance with Section 9.4(d), and the Setoff Determination shall have no preclusive or res judicata effect with respect thereto.

(v) Fees and Costs. The fees and expenses of the Setoff Arbitrator shall be borne solely by Acquiror.

(vi) Release Upon Final Resolution. Upon final resolution of any indemnification claim underlying a Withheld Amount (whether by agreement, pursuant to Section 9.4(d), or otherwise), (A) to the extent any Withheld Amount exceeds the Damages finally determined to be owed to Acquiror, Acquiror shall promptly release and pay such excess to the Paying Agent (for distribution to the Company Securityholders) and to the Company (for distribution to the applicable former holders of Employee Options), and (B) to the extent the Damages finally determined to be owed to Acquiror exceed any Withheld Amount, Acquiror shall be entitled to pursue any additional remedies available under this Article IX.

9.3 Limitations.

(a) Deductible. Except in the case of (i) Indemnifiable Damages resulting or arising from Sections 9.2(a)(ii), 9.2(a)(iii), and 9.2(a)(iv), and (ii) indemnification claims for breaches of or inaccuracies in the Fundamental Representations, the Indemnified Parties, as a group, may not recover any Damages pursuant to an indemnification claim under Section 9.2(a)(i) and Section 9.2(a)(v) unless and until the Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least [***] in Damages (the “Deductible”) in the aggregate for all claims thereunder, in which event the Indemnified Parties shall be entitled to recover for all Damages in excess of the Deductible, paid, incurred, suffered or sustained by the Indemnified Parties as a group.

(b) Recovery from Retention Escrow Amount.

(i) Except in the case of Fraud by or on behalf of the Company, and indemnification claims for breaches of or inaccuracies in the Fundamental Representations or the Limited Representations, the Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under Section 9.2(a)(i) shall be recourse against the R&W Policy and the cash, if any, held in the Retention Escrow Amount. For the avoidance of doubt, the limitations set forth in this Section 9.3(b)(i) shall not apply to any Indemnifiable Damages resulting or arising from Sections 9.2(a)(ii) through (v).

(ii) Subject to the terms of Section 9.3(h), in no event shall any Indemnifying Party be liable for aggregate Damages with respect to any breach or inaccuracy of any Limited Representation in excess of such Indemnifying Party’s Pro Rata Portion of the amount equal to fifty percent (50%) of the Merger Consideration.

(iii) Subject to the terms of Section 9.3(h), in no event shall any Indemnifying Party be liable for aggregate Damages under Section 9.2 in excess of such Indemnifying Party’s Pro Rata Portion of the Merger Consideration.

(iv) Subject to the terms of Section 9.3(h), in no event shall any Indemnifying Party be liable for aggregate Damages under Section 9.2 in excess of the amount of the Merger Consideration actually received by such Indemnifying Party.

(v) The Indemnified Parties’ order of recovery for indemnification claims under Section 9.2(a), subject to the terms and limitations set forth in this Agreement, shall be: (A) first, recourse against the Retention Escrow Amount with respect to any claim for Damages until such time as the Retention Escrow Amount has been fully exhausted or has been released for distribution to the Paying Agent and/or the Company or its designated payroll service provider as applicable for further distribution to the Escrow Participants in accordance with the terms of the Escrow Agreement, and (B) second, from the R&W Policy; provided, however, that if the Retention Escrow Amount is insufficient to satisfy any portion of Damages for which (x) an indemnification claim has been made under Section 9.2(a)(i) for breaches of or inaccuracies in the Fundamental Representations or Limited Representations which are not otherwise covered by the R&W Policy, or (y) an indemnification claim has been made under Sections 9.2(a)(ii) through 9.2(a)(v), the Indemnified Parties shall be entitled to recover such portion of such Damages in respect of such indemnification claims directly from the Indemnifying Parties in accordance with each Indemnifying Party’s Pro Rata Portion (the portion of any Damages for which indemnification is not satisfied by the Retention Escrow Amount or the R&W Policy, as applicable, is referred to as “Excess Damages”). Such claims for Excess Damages shall be subject to the terms and limitations set forth in this Agreement, and the Indemnified Parties shall be entitled to bring indemnification claims under Sections 9.2(a)(i) (for breaches of or inaccuracies in the Fundamental Representations or Limited Representations) through (v) as applicable against the Indemnifying Parties for the Excess Damages as set forth in this Section (v), and each Indemnifying Party shall be liable for only its, his or her Pro Rata Portion of such Excess Damages in respect of such indemnification claim. Each Indemnifying Party may elect to satisfy his, her or its Pro Rata Portion of the Excess Damages by (1) payment of cash, (2) shares of Acquiror Common Stock or (3) any combination thereof. To the extent shares of Acquiror Common Stock are used to satisfy any Excess Damages, the shares of Acquiror Common Stock shall be valued at the Acquiror Common Price. Notwithstanding anything to the contrary contained herein, the amounts that an Indemnified Party recovers from the Retention Escrow Account pursuant to claims that are not limited to the Retention Escrow Amount shall not reduce the amount that an Indemnified Party may recover with respect to claims that are limited to the Retention Escrow Amount. By way of illustration and not limitation, assuming there are no other claims for indemnification, compensation or reimbursement, in the event that Damages resulting from a claim that is not limited to the Retention Escrow Amount are first satisfied from the Retention Escrow Account and such recovery fully depletes the Retention Escrow Amount, the amount recoverable by an Indemnified Party pursuant to a subsequent claim that is limited to the Retention Escrow Amount shall continue to be the full dollar value of the Retention Escrow Amount irrespective of the fact that the Retention Escrow Amount was used to satisfy such first claim, such that the amount recoverable for such two claims would be the same regardless of the chronological order in which they were made. Thereafter, upon the final determination of any such pending claims, the remaining balance of the Retention Escrow Amount (if any) shall be distributed to the Paying Agent (for further distribution to the Escrow Participants).

(vi) Except with respect to amounts that have been previously paid from the Retention Escrow Account or subject to pending claims for indemnification made in good faith, in each case in accordance with the terms of the Escrow Agreement and this Agreement, before the twelve (12)-month anniversary of the Closing Date, all amounts in the Retention Escrow Account (with any earnings thereon) shall be distributed to the Paying Agent (for further distribution to the Escrow Participants) within two (2) Business Days following the 12-month anniversary of the Closing Date in accordance with the Escrow Agreement.

(c) The amount of any Damages recoverable by any Indemnified Party against any Indemnifying Party under Section 9.2(a) shall be calculated net of any insurance proceeds actually received by, and/or any indemnification or contribution payments actually paid by any third party to, such Indemnified Party in respect of such Damages, in each case net of all reasonable costs of recovery, including reasonably anticipated increases in insurance premiums; provided, in no event shall any Indemnified Party be required to seek or obtain any such insurance proceeds or third-party indemnification or contribution, except with respect to the R&W Policy as set forth in Section 9.3(b)(i).

(d) The waiver of any condition based on the accuracy of any such representation or warranty will not affect the right to indemnification, compensation or reimbursement, payment of Damages, or any other remedy based on any such representation and warranty. Except in the case of claims for Fraud (to the extent required under applicable Legal Requirements), no Indemnified Party shall be required to show reliance on any representation and warranty in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder; provided, however, that this shall not limit or otherwise reduce Acquiror’s obligation to (i) pursue claims under the R&W Policy or (ii) mitigate Damages, in each case, to the extent set forth in Section 9.3(e).

(e) The Indemnified Parties shall use their commercially reasonable efforts to make and pursue (or cause its Affiliates to make and pursue) under the R&W Policy claims relating to any Damages for which it is seeking indemnification under this Article IX (including for the avoidance of doubt Indemnified Taxes) and that Acquiror reasonably determines in good faith may be recoverable under the R&W Policy (taking into account the pre-closing tax indemnity contained therein). The Indemnified Parties shall use commercially reasonable efforts to mitigate Damages.

(f) Any liability for indemnification under this Article IX shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement; provided, however, that if an Indemnified Party’s claim under this Article IX may be properly characterized in multiple ways in accordance with this Article IX such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Party shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Article IX. In addition, if and solely to the extent that in connection with an indemnifiable matter that was already taken into account as a liability in connection with calculation of the Merger Consideration, as finally determined pursuant to Section 2.6, the same amount of such Damages may not be recovered under this Article IX.

(g) No Indemnified Party shall be entitled to indemnification for (i) punitive damages, unless such damages are actually awarded to an unaffiliated third party as determined by a Governmental Entity in respect of a Third Party Claim for which such Indemnified Party is entitled to indemnification under this Article IX; or (ii) Damages arising out of, in connection with or with respect to such Taxes to the extent (x) resulting from or arising out of any transaction or event taken by or at the direction of any

Indemnified Party (A) on the Closing Date after the Closing that is not expressly contemplated and permitted by this Agreement or (B) in breach of Section 6.8(h), or (y) due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date, of any net operating loss, net operating loss carryforward, Tax credit or Tax credit carryforward of the Company that was generated in a Tax period ending on or before the Closing Date.

(h) Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the liability of an Indemnifying Party in connection with a claim based on Fraud, including any Fraud committed by, or with the actual knowledge of, an Indemnifying Party. For the avoidance of doubt, no Indemnifying Party shall be liable for Fraud of any other Indemnifying Party, unless such Indemnifying Party had actual knowledge of such Fraud.

9.4 Indemnification Claim Procedures.

(a) Subject to the terms and limitations set forth in Section 9.1, if an Indemnified Party wishes to make an indemnification claim under this Article IX, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Securityholders’ Representative (i) stating that an Indemnified Party has paid or incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Damages, and (ii) specifying in reasonable detail the nature, circumstances, and to the extent reasonably known, the amounts of such Damages subject to such indemnification claim, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and the provision or provisions that gives rise to indemnification to which such item is related. Acquiror may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice.

(b) If the Indemnified Parties deliver an Indemnification Claim Notice in accordance with the terms in Section 9.4(a) and the Securityholders’ Representative on behalf of the Indemnifying Parties does not object in writing within the [***] period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Securityholders’ Representative on behalf of the Indemnifying Parties that the Indemnified Party is entitled to the full amount of the claim for Damages set forth in such Indemnification Claim Notice, subject to the terms and conditions of this Article IX. In such event, Acquiror and the Securityholders’ Representative shall promptly execute and deliver joint written instructions to the Escrow Agent to release to the applicable Indemnified Party from the Retention Escrow Amount the amount of Damages set forth in such Indemnification Claim Notice that are subject to recovery from the Retention Escrow Amount. Should the Retention Escrow Amount be insufficient to satisfy in whole the amount to be paid to an Indemnified Party by the Indemnifying Parties in accordance with the terms and conditions in this Article IX, then, subject to the terms and limitations set forth in this Article IX, each Indemnifying Party shall, within [***] following the expiration date of the right of the Securityholders’ Representative on behalf of the Indemnifying Parties to make an Indemnification Claim Objection Notice without the Securityholders’ Representative having delivered any such Indemnification Claim Objection Notice prior to such expiration date, pay to the Indemnified Party such Indemnifying Party’s Pro Rata Portion of such shortfall.

(c) In the event that the Securityholders’ Representative shall deliver an Indemnification Claim Objection Notice in accordance with Section 9.4(b) within thirty (30) days after delivery of such Indemnification Claim Notice, the Securityholders’ Representative and Acquiror shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. In the event the Securityholders’ Representative and Acquiror agree upon the rights of the respective parties with respect to each such claims pursuant to such good faith discussions, Acquiror and the Securityholders’

Representative shall promptly set forth their agreement as to the rights of the parties with respect to each such claims in a memorandum (the “Indemnification Claim Memorandum”), and execute and deliver joint written instructions to the Escrow Agent to release from the Retention Escrow Amount the amount of Damages set forth in such Indemnification Claim Memorandum that are subject to recovery by the Indemnified Parties from the Retention Escrow Amount. Should the Retention Escrow Amount be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such memorandum and this Agreement or if the Retention Escrow Amount is unavailable to satisfy such Damages hereunder, then, subject to the terms and limitations set forth in this Article IX, each Indemnifying Party shall, within [***] following the date of the Indemnification Claim Memorandum, pay to the Indemnified Party such Indemnifying Party’s Pro Rata Portion of such shortfall.

(d) If no such agreement can be reached after good faith negotiation and prior to [***] after delivery of an Indemnification Claim Objection Notice, either Acquiror or the Securityholders’ Representative may demand arbitration of the matter, unless the amount of the Damages that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted in Irvine, California, under the rules then in effect of the American Arbitration Association. The parties shall mutually select a single impartial arbitrator to conduct a final and binding arbitration with respect to the dispute. The Securityholders’ Representative and the Acquiror shall instruct the arbitrator to, and the arbitrator shall, (i) make a final determination of all such matters (but only such matters) that remain in dispute and that were included as disputed items in the Indemnification Claim Objection Notice and (ii) not assign a value to any item in dispute greater than the greatest value for such item assigned by Acquiror, on the one hand, or the Securityholders’ Representative, on the other hand, or less than the smallest value for such item assigned by Acquiror, on the one hand, or the Securityholders’ Representative, on the other hand. All written submissions to the arbitrator by the Acquiror or the Securityholders’ Representative shall be delivered to the other party following written confirmation from the arbitrator that it has received both the Acquiror and Securityholders’ Representative submissions, and the Acquiror and Securityholders’ Representative shall each be present at any in-person or other presentation (including internet based) made to the arbitrator by either of them. The fees and expenses of the arbitrator and the administrative fee of the American Arbitration Association shall be borne by (i) the Securityholders’ Representative, on behalf of the Company Securityholders, on the one hand, and (ii) the Acquiror, on the other hand, in inverse proportion to the extent that Acquiror and the Securityholders’ Representative, in each case as applicable, prevail with respect to the aggregate disputed amounts submitted to and resolved by the arbitrator. For example, should the total amounts in dispute total $1,000 and the arbitrator awards $600 in favor of the Securityholders’ Representative on behalf of the Company Securityholders, 60% of the accountant’s fees and expenses would be borne by Acquiror and 40% by the Securityholders’ Representative (on behalf of the Company Securityholders), and such allocation of fees and expenses shall be calculated by the arbitrator and shall be final and binding on the parties. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim shall be final, conclusive and binding upon the parties to this Agreement and the Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator (the “Indemnification Arbitration Judgment”). In such event, the Escrow Agent shall be entitled to rely on, and make distributions from the Retention Escrow Amount in accordance with, the terms of such Indemnification Arbitration Judgment. Following written receipt of the Indemnification Arbitration Judgment, Acquiror and the

Securityholders’ Representative shall promptly execute and deliver joint written instructions to the Escrow Agent to release from the Retention Escrow Amount to the Indemnified Parties the amount of Damages determined indemnifiable by the arbitrator that are subject to recovery from the Retention Escrow Amount. Should the Retention Escrow Amount be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such decision and the terms and conditions in this Article IX, then, subject to the terms and limitations set forth in this Article IX, each Indemnifying Party shall, within [***] following the date of such decision and subject to the terms and conditions of this Article IX, pay to the Indemnified Party such Indemnifying Party’s Pro Rata Portion of such shortfall.

9.5 Third Party Claims.

(a) In the event Acquiror becomes aware of a third party claim (a “Third Party Claim”) which Acquiror reasonably believes may result in a demand against the Retention Escrow Amount or for other indemnification pursuant to this Article IX, Acquiror shall promptly notify the Securityholders’ Representative of such Third Party Claim (it being understood that no delay in providing such notice shall prejudice Acquiror’s rights under this Article IX), and the Securityholders’ Representative shall be entitled on behalf of the Indemnifying Parties, at its expense on behalf of the Indemnifying Parties, and only to the extent it does not affect any privilege relating to any Indemnified Party, to consult with Acquiror with respect to, but not to determine or conduct, the defense of such Third Party Claim. Acquiror shall have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim; provided, however, that except with the consent of the Securityholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), no settlement or resolution of any such Third Party Claim shall be determinative of the existence or the amount of Damages resulting from, arising out of or relating to such Third Party Claim. The Indemnified Parties’ reasonable attorneys’ and consultants’ fees and expenses incurred in connection with investigating, defending (including expenses of offensive actions taken in connection with any defensive strategy) against or settling such Third Party Claims shall be included in the Damages for which the Indemnified Parties may seek indemnification hereunder and such costs and expenses shall constitute Damages subject to indemnification under Section 9.2(a) (but subject to the other limitations under this Article IX) but only if and to the extent it is ultimately determined that such Third Party Claim is properly indemnifiable under Section 9.2(a) and (i) the Securityholders’ Representative agrees in writing that such Third Party Claim is properly indemnifiable under Section 9.2(a), or (ii) if an Indemnified Party has delivered an Indemnification Claim Notice to the Securityholders’ Representative as provided in Section 9.4(a) with respect to a Third Party Claim, Securityholders’ Representative fails to timely provide an Indemnification Claim Objection Notice as provided in Section 9.4(b) with respect to such Third Party Claim.

(b) In the event that the Securityholders’ Representative has consented to any settlement or resolution of a Third Party Claim, the Indemnifying Parties shall have no power or authority to object under any provision of this Article IX to the amount of Damages resulting from, arising out of or relating to such Third Party Claim, and the Indemnified Parties shall be entitled to indemnification for the entire amount of such Damages, subject to the applicable limitations contained in Section 9.3(a) through Section 9.3(h). In the event that the Securityholders’ Representative does not, in accordance with the terms of this Section 9.5, consent to any such settlement or resolution, then the Indemnified Parties shall be entitled to submit the dispute with the Securityholders’ Representative with respect to the existence or amount of Damages resulting from, arising out of or relating to such Third Party Claim to an arbitrator pursuant to the procedures set forth in Section 9.4 with the arbitrator determining how all costs and expenses relating to the arbitration shall be paid, including the respective costs and expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. For the avoidance of doubt, in any such arbitration, the amounts paid by any Indemnified Party pursuant to the settlement or resolution of any such Third Party Claim shall not be determinative of the existence or the amount of Damages resulting from, arising out of or relating to such Third Party Claim.

(c) For the avoidance of doubt and subject to the other terms of this Agreement, the Securityholders’ Representative and the Indemnifying Parties shall keep any information obtained in connection with any Third Party Claim confidential in accordance with Section 6.2 hereof as though such information was subject to the terms of the Confidentiality Agreement, and in no event shall the Securityholders’ Representative or any Indemnifying Party disclose such information, except to his, her, or its legal counsel and by the Securityholders’ Representative to the Securityholders’ Representative Group, to any third party unless and until such party has executed a confidentiality agreement with respect to such information, or is otherwise subject to applicable confidentiality obligations, containing confidentiality terms no less favorable to the Company than those contained in the Confidentiality Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. Any notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered by a nationally recognized overnight courier service (providing written proof of delivery), such as Federal Express, (c) the third Business Day following the day on which the same is sent by registered or certified mail (return receipt requested and first-class postage prepaid) or (d) when sent via electronic mail (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice, provided that a notice of change in address shall not be deemed to have been given until received by the addressee), and provided further that any notices and other communications to the Securityholders’ Representative must be delivered solely by email:

if to Acquiror or Merger Sub, to:

Tarsus Pharmaceuticals, Inc.

1770 Laguna Canyon Rd., Floor 4,

Irvine, CA 92618

Attention: Bryan Wahl

E-mail: [***]

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

3570 Carmel Mountain Road, Suite 200

San Diego, CA 92130

Attention: Ryan Gunderson

Email: ryangunderson@gunder.com

(i)	if to the Company, to:

iRenix Medical, Inc.

[***]

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

3203 Hanover Street, Suite 100

Palo Alto, CA 94303

Attention: Josh Seidenfeld and Philipp Tsukanov

E-mail: josh.seidenfeld@us.dlapiper.com;

Philipp.tsukanov@us.dlapiper.com

If to the Securityholders’ Representative, to:

Fortis Advisors LLC

Attention: Notices Department (Project Icon)

E-mail: [***]

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

3203 Hanover Street, Suite 100

Palo Alto, CA 94303

Attention: Josh Seidenfeld and Philipp Tsukanov

E-mail: josh.seidenfeld@us.dlapiper.com;

Philipp.tsukanov@us.dlapiper.com

10.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts to this Agreement may be executed by hand or by any electronic signature (including www.docusign.com) complying with the U.S. federal ESIGN Act of 2000, and executed counterparts may be delivered via facsimile, electronic mail or other similar transmission method, and any executed counterpart so delivered shall be valid and effective for all purposes, with the same effect as if the signatures thereto were upon a single instrument.

10.3 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to in this Agreement or delivered pursuant hereto, including all the Exhibits attached hereto and the Schedules (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement and the Letters of Transmittal, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with their respective terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Section 6.8 is intended to benefit the former, current and future officers and directors of the Company).

10.4 Amendment; Waiver. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time (notwithstanding approval and adoption of this Agreement by the Company Stockholders) pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that no amendment shall be made which by Legal Requirement requires further approval by the Company Stockholders without such further shareholder approval). To the extent permitted by applicable Legal Requirements, Acquiror and the Securityholders’ Representative may cause this Agreement to be amended at any time after the Effective Time by execution of an instrument in writing signed on behalf of Acquiror and the Securityholders’ Representative. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies; provided, however, that, notwithstanding the foregoing, time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquiror may assign this Agreement (a) to any direct or indirect Affiliate of Acquiror without the prior consent of the Company; provided, however, that Acquiror shall remain liable for all of its obligations under this Agreement and (b) in connection with the sale of all or substantially all of Acquiror’s business related to this Agreement, whether by sale of assets, sale of stock, merger or otherwise; provided, however, that in connection with such sale, if Acquiror’s obligations under this Agreement not assumed either by operation of law or contract, such acquiror or successor shall expressly agree to be bound by the obligations of Acquiror set forth in this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as to reasonably effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Governing Law; Venue; Waiver of Jury Trial; Specific Performance.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. Each of the parties hereby expressly and irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware and the jurisdiction of any other competent court in the State of Delaware (the “Delaware Courts”), preserving, however, all rights of removal to such federal court under 28 U.S.C. 1441, in respect of all disputes arising out of or in connection with this Agreement and the documents referred to in this Agreement or the transactions contemplated hereby and thereby, and hereby waives, and agrees not to assert, as a defense in any Proceeding arising out of or in connection with this Agreement and the documents referred to in this Agreement or the transactions contemplated hereby and thereby, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in the Delaware Courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.1 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. Notwithstanding the foregoing, each party agrees that each of the other parties shall have the right to bring any Proceeding for enforcement of any Order entered by a Delaware Court in any other court having jurisdiction.

(b) EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(c) Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Acquiror and the Company may be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages may not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled under Article IX, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. For the avoidance of doubt, nothing in this Section 10.7(c) shall be construed to limit the rights of any Indemnified Party to pursue claims based on Fraud.

10.8 Interpretation; Rules of Construction.

(a) Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “delivered to,” “made available to,” “furnished to,” and phrases of similar import when used in this Agreement, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to whom such information or material is to be provided, including by means of being provided for review in the virtual data room set up by the Company in connection with this Agreement located at “[***].” Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement; (d) all references to “$” shall mean U.S. dollars, all payments made pursuant to this Agreement shall be in U.S. dollars; and (e) the terms “day” and “days” mean and refer to calendar day(s).

(b) The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Legal Requirement, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.9 Reserved.

10.10 Reserved.

10.11 Securityholders’ Representative.

(a) Each Company Securityholder by virtue of the approval and adoption of this Agreement or other appointment authorization documentation (other than such Company Stockholders, if any, who have perfected appraisal rights under the Delaware Code) or by accepting any consideration payable hereunder, and without any further action of any of the Escrow Participants or the Company, shall be deemed to have agreed to appoint and hereby appoints Fortis Advisors LLC, a Delaware limited liability company, as its exclusive agent and true and lawful attorney-in-fact (the “Securityholders’ Representative”) under this Agreement and the Escrow Agreement, including with all power and authority for and on behalf of the Escrow Participants to act for the Escrow Participants with regard to matters pertaining to Sections 1.4, 2.3, 2.5, 2.6, 2.9, 6.5, 6.8, 7.3, Article IX and Article X, in each case relating to this Agreement or the transactions contemplated hereby and to take or refrain from taking as the Securityholders’ Representative deems appropriate the foregoing and all other actions that are either (i) necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing, (ii) specifically mandated by the terms of this Agreement or the Escrow Agreement, or (iii) otherwise relating to the subject matter of this Agreement. Notwithstanding the foregoing, the Securityholders’ Representative shall have no obligation to act on behalf of the Escrow Participants, except as expressly provided herein, in the Escrow Agreement and in the Securityholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. The Securityholders’ Representative shall act as a representative and agent only, and shall not owe any fiduciary duty to the Escrow Participants or any party/Person. For the avoidance of doubt, references in this Section 10.11 to the Escrow Participants includes all of the Company Securityholders. Each Escrow Participant agrees to receive correspondence from the Securityholders’ Representative, including in electronic form. Such agency may be changed by the Escrow Participants with the right to a majority of the Escrow Amount from time to time. Notwithstanding the foregoing or anything else herein, the Securityholders’ Representative may resign at any time by providing written notice of intent to resign to the Advisory Group, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the holders of a majority in interest of the Reserve Amount. If the Securityholders’ Representative shall be removed, resign or otherwise be unable to fulfill its responsibilities hereunder, Escrow Participants shall appoint a successor to the Securityholders’ Representative, and shall immediately thereafter notify Acquiror of the identity of such successor. Any such successor shall succeed the former Securityholders’ Representative as the Securityholders’ Representative hereunder. If for any reason there is no Securityholders’ Representative at any time, all references in this Agreement to the Securityholders’ Representative shall be deemed to refer to the Escrow Participants. No bond shall be required of the Securityholders’ Representative. A decision, act, consent or instruction of the Securityholders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to its authority hereunder and all other actions taken by the Securityholders’ Representative under this Agreement, the Escrow Agreement or the Securityholders’ Representative Engagement Agreement, shall constitute a decision of the Escrow Participants and shall be final, binding and conclusive upon the Escrow Participants and each such Escrow Participant’s successors as if expressly confirmed and ratified in writing by such Escrow Participant, and all defenses which may be available to any Escrow Participant to contest, negate or disaffirm the action of the Securityholders’ Representative taken in good faith under this Agreement, the Escrow Agreement or the Securityholders’ Representative Engagement Agreement are waived.

(b) By executing this Agreement under the heading “Securityholders’ Representative,” Fortis Advisors LLC, a Delaware limited liability company hereby (i) accepts its appointment and authorization to act as Securityholders’ Representative as attorney-in-fact and agent on behalf of the Escrow Participants in accordance with the terms of this Agreement, and (ii) agrees to perform its obligations under, and otherwise comply with, this Section 10.11.

(c) Certain Escrow Participants have entered into an engagement agreement (the “Securityholders’ Representative Engagement Agreement”) with the Securityholders’ Representative to provide direction to the Securityholders’ Representative in connection with its services under this Agreement, the Escrow Agreement and the Securityholders’ Representative Engagement Agreement (such Escrow Participants, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Representative Group”) shall be liable to any Escrow Participant for any act done or omitted in connection with the acceptance or administration of the Securityholders’ Representative’s responsibilities hereunder, under the Escrow Agreement or under the Securityholders’ Representative Engagement Agreement, including any hereunder as the Securityholders’ Representative, unless and only to the extent such act done or omitted constitutes gross negligence or willful misconduct or bad faith (and any act done or omitted pursuant to the bona fide good faith advice of counsel, accountants and other professionals and experts retained by the Securityholders’ Representative shall be conclusive evidence of good faith). The Escrow Participants shall severally indemnify and defend the Securityholders’ Representative Group and hold the Securityholders’ Representative Group harmless against any loss, liability, claim, damage, fee, cost, judgment, fine, amount paid in settlement or expense (collectively, the “Securityholders’ Representative Expenses”) incurred without gross negligence, willful misconduct or bad faith on the part of the Securityholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Securityholders’ Representative Engagement Agreement, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Securityholders’ Representative. If not paid directly to the Securityholders’ Representative by the Escrow Participants, such Securityholders’ Representative Expenses may be recovered by the Securityholders’ Representative first, from the Reserve Account, second, from any Additional Consideration Payments, the Escrow Account or any other funds otherwise distributable to the Escrow Participants at the time of distribution, and third, directly from the Escrow Participants, and such recovery will be made from the Escrow Participants according to their respective Pro Rata Portion. The Securityholders’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. Upon the Closing, Acquiror shall wire in accordance with Section 1.4(a) to an account established by the Securityholders’ Representative $[***] (such account, the “Reserve Account” and such amount, the “Reserve Amount”), which amount shall be withheld from the Merger Consideration with respect to the Escrow Participants based upon their Pro Rata Portion. The Securityholders’ Representative may, without limiting the generality of its authority and other rights and remedies hereunder or otherwise, engage attorneys, accountants, and such other professional and expert assistance, and maintain such records, as the Securityholders’ Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder and paid out of the Reserve Account. The Securityholders’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Securityholders’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith. The Securityholders’ Representative shall also be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Escrow Participant or other party. The Reserve Amount shall be held by the Securityholders’ Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Securityholders’ Representative for any Securityholders’ Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement or the Securityholders’ Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group. The Securityholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Reserve Amount other than as a result of its gross negligence or willful misconduct. The Securityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Reserve Amount and has no tax reporting or income distribution obligations. The Escrow Participants will not receive any interest on the Reserve Amount and assign to the Securityholders’ Representative any such interest. Subject to Advisory Group approval, the Securityholders’ Representative may contribute funds to the Reserve Amount from any consideration otherwise distributable to the Escrow Participants. As soon as reasonably determined by the Securityholders’ Representative that the Reserve Amount is no longer required to be withheld, the Securityholders’ Representative shall release all remaining funds, if any, held in the Reserve Account (and not distributed or distributable to the Securityholders’ Representative or otherwise used in accordance with this Section 10.11) to the Paying Agent (for further distribution to the Company Stockholders and former holders of Company Non-Employee Options in accordance with their Pro Rata Portion) or the Surviving Corporation (for further distribution to the former holders of Company Employee Options in accordance with their Pro Rata Portion). No provision of this Agreement, the Securityholders’ Representative Engagement Agreement or the Escrow Agreement shall require, and the Securityholders’ Representative shall not otherwise be required, to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement or otherwise, or pursuant to this Agreement, the Escrow Agreement, the Securityholders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholders’ Representative shall not be required to take any action unless the Securityholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Securityholders’ Representative in performing such actions.

(d) All of the indemnities and immunities granted to the Securityholders’ Representative Group under this Agreement shall survive the resignation or removal of the Securityholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement. The grant of authority provided for in this Section 10.11 together with the powers, immunities and rights to indemnification granted to the Securityholders’ Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Escrow Participants and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Escrow Participant of the whole or any fraction of his, her or its interest in the Escrow Amounts, Additional Consideration Payments, Reserve Amount or other interest hereunder.

(e) The Company shall deliver or cause to be delivered to the Securityholders’ Representative the applicable documents in accordance with the Securityholders’ Representative Engagement Agreement, including a copy of the following documents: (i) the Estimated Closing Statement, (ii) the calculation of the Merger Consideration, (iii) the Spreadsheet, (iv) the Closing Expenses Certificate, (v) the Company Indebtedness Certificate and (vi)  the Estimated Balance Sheet.

10.12 Waiver of Conflicts. Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, stockholders, partners, officers, employees, and Affiliates that the Company is the client of DLA Piper LLP (US) (“Firm”), and not any of its individual Company Securityholders. After the Closing, it is possible that Firm will represent the Company Securityholders, the Securityholders’ Representative and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with the transactions contemplated herein or in the Escrow Agreement, the Escrow Amounts and Reserve Amount and any claims made pursuant to this Agreement or the Escrow Agreement. Acquiror and the Company hereby agree that the Firm (or any successor) may represent the Seller Group in the future in connection with issues that may arise under this Agreement or the Escrow Agreement, the administration of the Reserve Amount and any claims that may be made thereunder pursuant to this Agreement or the Escrow Agreement. The Firm (or any successor) may serve as counsel to all or a portion of the Seller Group or any director, shareholder, partner, officer, employee, representative, or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each of the parties hereto consents thereto, and waives any conflict of interest arising therefrom, and each such party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in this connection. Communications between the Company and the Firm will become the property of the Securityholders’ Representative and the Company Securityholders following the Closing and will not be disclosed to Acquiror without the consent of the Securityholders’ Representative.

10.13 Attorney-Client Privilege. Notwithstanding the Merger, Acquiror and the Company agree that, following the Closing, neither the Company nor Acquiror shall have the right to assert attorney-client privilege with respect to all pre-Closing and post-Closing communications between the Company (only with respect to pre-Closing communications) or the Company Securityholders, on one hand, and the Firm, on the other hand, to the extent such communications relate to this Agreement, any Ancillary Agreement, or the transactions contemplated hereby or thereby. The parties agree that only the Company Securityholders shall be entitled to assert or waive such attorney-client privilege in connection with such communications following the Closing. All files generated and maintained by the Firm as a result of its representation of the Company in connection with this Agreement, any Ancillary Agreement, or the transactions contemplated hereby or thereby shall be and become the exclusive property of the Company Securityholders and shall be segregated from the Firm’s files related to all other elements of its representation of the Company prior to the Closing (which shall remain the property of the Company). The attorney-client privilege may be waived on behalf of the Company Securityholders only by the Securityholders’ Representative. The foregoing shall not extend to (i) any communication unrelated to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, (ii) communications between the Company Securityholders or the Company, on the one hand, and any Person other than the Firm, on the other hand, or (iii) any post-Closing communications between the Surviving Corporation and the Firm or any other legal counsel. Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or the Company, on the one hand, and a third party, on the other hand, Acquiror and the Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party, but neither Acquiror nor the Company may waive the privilege without the prior written consent of the Securityholders’ Representative, which consent shall not be unreasonably withheld.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

TARSUS PHARMACEUTICALS, INC.

By:		/s/ Bobak Azamian
	Name:	Bobak Azamian
	Title:	Chairman and Chief Executive Officer

DOLORES MERGER SUB, INC.

By:		/s/ Bryan Wahl
	Name:	Bryan Wahl
	Title:	Director

IRENIX MEDICAL, INC.

By:		/s/ Stephen Smith
	Name:	Stephen Smith
	Title:	Chief Executive Officer

Securityholders’ Representative

(solely in its capacity as the Securityholders’ Representative)

FORTIS ADVISORS LLC

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

DEFINITIONS

“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

“Acquired Patents” means (a) any patents or patent applications Controlled by Company immediately prior to Closing; (b) patent applications that claim priority to the patents and patent applications described in clause (a), including all divisionals, continuations and continuations-in-part (but only to the extent such claims are entitled to claim priority to the patent or patent applications described in clause (a)); (c) patents issuing on the patent applications described in clauses (a) and/or (b); (d) reissues, reexaminations, extensions and supplementary protection certificates referencing any of the foregoing clauses; and (e) all foreign equivalents of any of the foregoing.

“Acquiror” has the meaning given to it in the Preamble.

“Acquiror Common Price” means the volume-weighted average closing price of a share of Acquiror Common Stock as reported on NASDAQ Global Select Market for the period of thirty (30) consecutive Trading Days ending on (and including) the second Trading Day prior to the Closing Date.

“Acquiror Common Stock” means the common stock, par value $0.0001 per share, of Acquiror.

“Actual Assumed Expenses” has the meaning given to it in Section 2.5(a).

“Actual Cash” has the meaning given to it in Section 2.5(a).

“Actual Indebtedness” has the meaning given to it in Section 2.5(a).

“Actual Transaction Expenses” has the meaning given to it in Section 2.5(a).

“Actual Working Capital” has the meaning given to it in Section 2.5(a).

“Additional Consideration Payment” has the meaning given to it in Section 2.9(a).

“Adjustment Documents” has the meaning given to it in Section 2.5(a).

“Adjustment Escrow Amount” means $[***].

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Aggregate Additional Unaccredited Cash Consideration Amount” means an amount equal to (i) the Per Share Stock Closing Amount, multiplied by (ii) the Acquiror Common Price, multiplied by (iii) the Total Unaccredited Outstanding Shares.

“Aggregate Exercise Amount” means the amount represented by the aggregate exercise prices of all In-the-Money Options outstanding immediately prior to the Effective Time, which aggregate exercise price for each such In-the-Money Option shall be equal to the product of (a) the number of shares of Company Capital Stock represented by such In-the-Money Option multiplied by (b) the exercise price per share for such In-the-Money Option, and which amounts shall have been used in computing the Company Option-Based Merger Consideration pursuant to Section 2.1(b)(ii).

“Aggregate Liquidation Preference” means an amount equal to the sum of:

(a) the Series Seed II-B Liquidation Preference multiplied by the number of shares of Series Seed II-B Preferred Stock that are issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, all such Dissenting Shares); plus

(b) the Series Seed II-A Liquidation Preference multiplied by the number of shares of Series Seed II-A Preferred Stock that are issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, all such Dissenting Shares); plus

(c) the Series Seed II Liquidation Preference multiplied by the number of shares of Series Seed II Preferred Stock that are issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, all such Dissenting Shares); plus

(d) the Series Seed Liquidation Preference multiplied by the number of shares of Series Seed Preferred Stock that are issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, all such Dissenting Shares).

“Agreed Amount” has the meaning given to it in Section 9.2(h)(ii).

“Agreement” means this Agreement and Plan of Merger as the same may be amended or supplemented from time to time in accordance with its terms.

“Agreement Date” has the meaning given to it in the Preamble.

“[***] Amendment” has the meaning given to it in Section 1.4(b)(xii).

“[***] Letter of Satisfaction” has the meaning given to it in Section 1.4(b)(xii).

“[***] License Agreement” means the License Agreement by and between [***] and [***] on the one hand (collectively, “[***]”), and iRenix Medical, Inc., on the other hand, dated as of September 12, 2019, as amended by the First Amendment to License Agreement, dated June 25, 2026, and as amended by the Non-Royalty Income Apportionment Agreement, dated July 1, 2026, by and among [***], [***], and the Company.

“[***] Party” has the meaning given to it in Section 1.4(b)(xii).

“[***] Payments” has the meaning given to it in Section 6.12(a).

“Ancillary Agreements” means the Escrow Agreement, the Paying Agent Agreement, and each other agreement, certificate, instrument or other document contemplated by this Agreement.

“Antitrust Law” means HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and any other Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Assumed Expenses” means those expenses of the Company set forth on Schedule 1.2, in each case to the extent actually paid prior to the Closing.

“Base Cash Purchase Price” means $37,500,000.00.

“Business Day” means any day other than Saturday, Sunday, or a day on which commercial banks in San Francisco, California are permitted or required by any Legal Requirement to be closed for the conduct of regular banking business.

“Certificate of Merger” has the meaning given to it in Section 1.2.

“Certificates” has the meaning given to it in Section 2.2(a)(i).

“Change of Control” means (a) the acquisition, directly or indirectly, in one transaction or a series of related transactions, by any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) (other than Acquiror or any of its Affiliates) of the securities of Acquiror or the Surviving Corporation possessing more than 50% of the total combined voting power of all outstanding securities of Acquiror or the Surviving Corporation (provided, however, that a Change of Control will not result upon such acquisition of ownership if such acquisition occurs as a result of: (i) a public offering of Acquiror’s or the Surviving Corporation’s securities or any financing transaction or series of financing transactions, including any private placement of equity or convertible securities, in each case primarily for bona fide financing, (ii) a merger or consolidation involving Acquiror or the Surviving Corporation where the holders of the outstanding voting securities of Acquiror or the Surviving Corporation immediately prior to such merger or consolidation (taken in the aggregate) possess beneficial ownership of 50% or more of the total combined voting power of all outstanding voting securities of Acquiror or the Surviving Corporation, respectively, the surviving entity, the acquiring entity or a parent or holding company of the acquiring entity, immediately after such merger or consolidation, or (iii) any internal reorganization, restructuring, recapitalization or reclassification of the equity securities of Acquiror or the Surviving Corporation that does not result in a third party unaffiliated with Acquiror possessing more than 50% of the total combined voting power described above); or (b) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Acquiror or the Surviving Corporation to a Person other than Acquiror or any Affiliate of Acquiror; provided, however, that none of the following shall constitute a Change of Control: (x) any sale, transfer, assignment, exclusive license or other disposition of any of the Products or assets of the Surviving Corporation to Acquiror or any Affiliate of Acquiror (so long as Acquiror remains bound by its obligations under Section 2.9), (y) any disposition of a Product required by a Governmental Entity in connection with a regulatory action or proceeding 2.9), or (z) any exclusive license of one or more of the Products to a third party.

“Claimed Amount” has the meaning given to it in Section 9.2(h).

“Closing” has the meaning given to it in Section 1.2.

“Closing Date” has the meaning given to it in Section 1.2.

“Closing Expenses Certificate” means a certificate executed by the Chief Executive Officer of the Company, certifying the amount of Transaction Expenses not paid immediately as of the Adjustment Time (including an itemized list of each such Transaction Expense, invoices therefor and wire instructions for the payment thereof).

“Closing Option Consideration” shall mean the sum of (i) the Per Share Closing Cash Amount and (ii) the Per Share Stock Value.

“Closing Stock Consideration” means a number of shares of Acquiror Common Stock equal to (i) Closing Stock Consideration Value, divided by (ii) the Acquiror Common Price.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Milestone” means any of the particular sales-based Commercial Milestone Events set forth on Schedule 2.9.

“Commercial Milestone Event” has the meaning given to it in Schedule 2.9.

“Commercially Reasonable Efforts” has the meaning given to it in Section 2.9(e).

“Company” has the meaning given to it in the Preamble.

“Company Active Ingredient” means a composition, including without limitation, the composition referred to by Company as IRX-101, that contains: (a) a stabilized solution of sodium chlorite or of any base form, metabolite, ester, salt form, racemate, stereoisomer, crystalline polymorph, hydrate, solvate of sodium chlorite; or (b) is either (i) claimed as a composition of matter in any Acquired Patent or (ii) the subject of a claim or any Acquired Patent directed to the method of using such composition.

“Company Authorizations” has the meaning given to it in Section 3.9.

“Company Balance Sheet” has the meaning given to it in Section 3.5.

“Company Balance Sheet Date” has the meaning given to it in Section 3.6.

“Company Board” has the meaning given to in Recital A.

“Company Capital Stock” means (a) the Company Common Stock and (b) the Company Preferred Stock.

“Company Cash” means an amount equal to the Company’s and its Subsidiaries’ total cash, cash equivalents and marketable securities as reflected on the Company’s and its Subsidiaries’ balance sheets prepared in accordance with GAAP, which shall include checks, deposits in transit and drafts deposited for the account of the Company but not yet posted, but excluding issued but uncleared checks, wires, transfers and drafts, and Restricted Cash.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company as currently on file with the Delaware Secretary of State.

“Company Common Stock” means the Common Stock of the Company, par value $0.0001 per share.

“Company Disclosure Schedule” has the meaning given to it in Article III.

“Company Employee Options” means the Company Options held by Persons who were employees of the Company at the time of grant of such Company Options.

“Company Employee Plans” has the meaning given to it in Section 3.15(a).

“Company Equity Plan” means the Company’s 2017 Equity Incentive Plan.

“Company Indebtedness Certificate” means a certificate executed by the Chief Executive Officer of the Company, certifying on behalf of the Company an itemized list of all outstanding Indebtedness for borrowed money as of the Adjustment Time and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness for borrowed money together with customary payoff letters relating thereto and wire instructions for the payment thereof.

“Company Intellectual Property” means any and all (i) Owned Company IP, and (ii) any other Intellectual Property incorporated into, used in, held for use in, or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted.

“Company Net Working Capital” means an amount equal to the difference of Current Assets minus Current Liabilities. By way of illustration, a calculation of Company Net Working Capital as of June 30, 2026 is set forth on Schedule 1.1 hereto.

“Company Non-Employee Options” means the Company Options held by Persons who were not employees of the Company at the time of grant of such Company Options.

“Company Optionholders” means the holders of Company Options.

“Company Option-Based Merger Consideration” has the meaning given to it in Section 2.1(b)(ii).

“Company Options” means options to purchase shares of Company Common Stock.

“Company Preferred Stock” means (a) the Series Seed Preferred Stock, (b) the Series Seed II Preferred Stock, (c) the Series Seed II-A Preferred Stock, and (d) the Series Seed II-B Preferred Stock.

“Company Product” means and includes all products and service offerings of Company, including those products identified on Schedule 1.3 and any other products or service offerings of the Company which, prior to the Effective Time, were being researched or developed by Company for potential use in the treatment of and/or amelioration of the symptoms of diseases or disorders in humans or animals.

“Company Securityholders” means (a) the Company Stockholders and (b) the Company Optionholders, collectively.

“Company Stockholders” means the holders of shares of outstanding Company Capital Stock.

“Company Systems” means all of the following used by or for, or otherwise relied on, by, the Company (whether owned by any of them or a third party) and used in the operation of the Company’s business: computers, computer systems, servers, hardware, software, firmware, middleware, websites, databases, networks, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or software systems, including any outsourced systems or processes (e.g., hosting locations).

“Confidentiality Agreement” has the meaning given to it in Section 6.2(a).

“Consent” or “Consents” means any consent, waiver, approval, authorization, exemption, registration or declaration.

“Contract” means any contract, agreement, instrument, lease, sublease, license, commitment, undertaking or arrangement.

“Control” or “Controlled” means, with respect to any patent, patent application or other patent right, that a Person (a) owns such Patent or other intellectual property right, or (b) holds an exclusive license or other exclusive right (whether or not such license or other right is field limited) to such patent, patent application or other patent right, in each case without breaching the terms of any agreement with a third party.

“Covered” by a patent or patent application means that a Valid Claim (absent a license thereunder or ownership thereof) of such patent or patent application would be infringed by the development, making, using, offering for sale, selling, or importing of a Product; provided that if a Valid Claim is a pending claim, then such pending claim shall be treated as if it were issued as such claim is then pending for the purposes of determining infringement at the time coverage is assessed.

“Current Assets” means the current assets included in the line items under “Current Assets” set forth on Schedule 1.1.

“Current Liabilities” means the current liabilities included in the line items under “Current Liabilities” set forth on Schedule 1.1; provided, however, that “Current Liabilities” shall exclude Indebtedness and Transaction Expenses.

“Damages” means all reasonable out-of-pocket costs and any and all judgments, actions, causes of action, losses, Orders, Taxes, fines, amounts paid in settlement, costs (including the costs of defense and enforcement of this Agreement), liabilities, fees, interest obligations, deficiencies or damages, but specifically excluding punitive damages unless such damages are actually awarded or payable to an unaffiliated third party as determined by a Governmental Entity.

“Data Protection Laws” means all applicable Legal Requirements concerning data privacy, data security, or the protection or processing of Personal Data and privacy (including any security breach notification requirements), including Regulation (EU) 2016/679 (the General Data Protection Regulation), the European Union’s Directive 95/46/EC, as amended, the California Consumer Privacy Act, the Children’s Online Privacy Protection Act, the Telephone Consumer Protection Act, the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder, or any other legislation which implements any other current or future legal act, regulation, or law concerning the privacy, security, protection or processing of Personal Data (including any national implementing legislation), as applicable.

“Data Security Requirements” means, collectively, all of the following to the extent relating to confidential or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals or otherwise relating to privacy, security, or security breach notification requirements and applicable to the businesses of the Company: (i) the Company’s own rules, policies, and procedures (whether physical or technical in nature, or otherwise), (ii) all applicable Legal Requirements and all industry standards applicable to the Company’s industry (including Data Protection Laws), and (iii) all agreements the Company has entered into or by which it is bound.

“Delaware Code” means the Delaware General Corporations Law.

“Delaware Courts” has the meaning given to it in Section 10.7.

“Delivery Date” has the meaning given to it in Section 2.5(a).

“Diligence Period” has the meaning given to it in Section 2.9(e).

“Disputed Amount” has the meaning given to it in Section 2.9(h)(iii).

“Dissenting Shares” mean any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenter rights have been perfected in accordance with the Delaware Code or other applicable Legal Requirements in connection with the Merger.

“Effective Time” has the meaning given to it in Section 1.2.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, or charge, except for restrictions on transfer generally arising under any applicable federal or state or foreign securities laws.

“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” mean any federal, state, local and common Legal Requirements, ordinances, codes, regulations, rules and orders relating to pollution or protection of human health or the environment, including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is any entity that is considered a single employer with the Company under Sections 414 (b), (c), (m), or (o) of the Code.

“Escrow Account” means the escrow account established pursuant to the Escrow Agreement.

“Escrow Agent” means PNC Bank, National Association

“Escrow Agreement” has the meaning set forth in Section 1.4(a)(ii).

“Escrow Amounts” means the Adjustment Escrow Amount and the Retention Escrow Amount, as applicable.

“Escrow Participants” means each of the Company Securityholders.

“Estimated Balance Sheet” has the meaning given to it in Section 2.4(a).

“Estimated Cash” has the meaning given to it in Section 2.4(a).

“Estimated Net Working Capital” has the meaning given to it in Section 2.4(a).

“Exclusively Licensed Company IP” means all Company Intellectual Property that is exclusively licensed or sublicensed to the Company.

“Expedited Setoff Proceeding” has the meaning given to it in Section 9.2(h)(iii).

“Facilities” mean all buildings and improvements on the Property.

“FDA” means the U.S. Food and Drug Administration, or any successor agency.

“FDA Regulatory Laws” means applicable provisions of the (i) United States Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. § 301 et seq.); (ii) any regulations, rules, and policies promulgated pursuant to such laws, including, without limitation, Good Clinical Practice (21 C.F.R. Parts 50, 54, 56, 58), ICH Guidelines E6, Good Laboratory Practice (21 C.F.R. Part 58), Good Manufacturing Practice (21 C.F.R. Part 211 and 820), Investigational New Drug Application (21 C.F.R. Part 312), Investigational Device Exemptions (21 C.F.R. Part 812) and electronic signature and records requirements (21 C.F.R. Part 11); and (iii) all similar U.S. state and foreign laws, regulations, and guidance, applicable to the research, development, manufacturing, testing, storage, import, export, distribution, promotion, sale, labeling, advertising, or use of products regulated by the FDA or similar Governmental Entities.

“Final Adjustment Statement” has the meaning given to it in Section 2.5(c).

“Final Balance Sheet” has the meaning given to it in Section 2.5(a).

“Financial Statements” has the meaning given to it in Section 3.5.

“Firm” has the meaning given to it in Section 10.12.

“First Commercial Sale” means, subject to clause (d) of the definition of Net Sales, (a) with respect to any Product sold in the United States, the first sale by any Selling Person to a third party (other than another Selling Person) of such Product for value in the United States after receipt of Regulatory Approval required for and permitting the commercial marketing and sale of such Product in the United States, and (b) with respect to any Product sold in a country other than the United States, the first sale by any Selling Person to a third party (other than another Selling Person) of such Product for value in such country after receipt of Regulatory Approval required for and permitting the commercial marketing and sale of such Product in such country.

“Fraud” means, with respect to any party, common law fraud under the Law of the State of Delaware with respect to the making of representations and warranties contained in this Agreement. For the avoidance of doubt, “Fraud” does not include constructive fraud, or any torts based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any national, supra-national, federal, state, municipal, local or foreign government, or any court, tribunal, arbitrator, administrative agency, commission or other governmental or quasi-Governmental Entity or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental body exercising any regulatory or other governmental or quasi-Governmental Entity.

“Governmental Measure” means any Legal Requirement, Order, guideline or recommendation issued, approved or adopted by any Governmental Entity (including the Centers for Disease Control and Prevention and the World Health Organization) or industry group providing for business closures, “sheltering-in-place”, workforce reduction, social distancing, masking, testing, shut down, closure, sequester or other restrictions that relate to any pandemic, epidemic or disease outbreak (including COVID-19 and any future resurgence or evolutions or mutations thereof) or any escalation or worsening thereof.

“Hazardous Materials” mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental Laws.

“Healthcare Laws” means all applicable Legal Requirements relating to the research, development, testing, manufacture, import, export, storage, labeling, promotion, marketing, distribution, sale, reimbursement, pricing, or regulatory status of Company Products, including FDA Regulatory Laws and other comparable state, federal, and foreign Legal Requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Option” means each Company Option that has an exercise price per share of Company Common Stock subject to such Company Option that is less than the maximum potential amount of Company Option-Based Merger Consideration.

“Inbound IP License” means any Contract pursuant to which the Company or any of its Subsidiaries is granted any license, sublicense, option, covenant not to sue, immunity, or other right under any Intellectual Property of any Person, including any Contract covering any Exclusively Licensed Company IP (other than (A) confidentiality and non-disclosure agreements; (B) licenses to open source or commercially available, off-the-shelf software; (C) non-exclusive licenses granted by or to customers, suppliers, or vendors of the Company or any of its Subsidiaries in the ordinary course of business; and (D) invention assignment agreements entered into with officers, employees, consultants, independent contractors or service providers of the Company or any of its Subsidiaries).

“Indebtedness” means (i) all indebtedness of the Company for borrowed money (other than trade debt incurred in the ordinary course of business consistent with past practices), (ii) all long term debt obligations of the Company evidenced by notes, bonds, debentures or similar instruments, including any convertible notes. Indebtedness of the Company shall include the Indebtedness of any other entity (including any partnership in which the Company is a general partner) to the extent the Company is liable therefor as a result of its ownership interest in such entity, except to the extent the terms of such Indebtedness provide that it is not liable therefor, but shall exclude any liability for Taxes and any Assumed Expenses, and (iii) all accrued and unpaid Taxes attributable or allocatable to any Pre-Closing Tax Period.

“Indemnified Taxes” means, without duplication, (i) any Tax of the Company attributable or allocable to any Pre-Closing Tax Period; provided that amounts described in this definition shall be determined by treating any advance payments, deferred revenues or other prepaid amounts received or arising in any Pre-Closing Tax Period as subject to Tax in such period regardless of when actually recognized for income Tax purposes, (ii) any Tax of the Company arising as a result of the Company being (or ceasing to be), prior to the Closing, a member of an affiliated, combined, consolidated or unified group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Legal Requirements), as transferee or successor, or as a result of any express or implied obligation existing on or prior to the Closing Date to indemnify, compensate, or reimburse any Person, by Contract or otherwise, in each case of this clause (ii), which Taxes relate to an event or transaction occurring before the Closing Date, (iii) any Tax of another Person for which the Company is liable as a result of being a successor or transferee of such Person, or as a result of any express or implied obligation existing on or prior to the Closing Date to indemnify, compensate or reimburse any such Person, in each case, by Contract or otherwise in each case of this clause (iii), which Taxes relate to an event or transaction occurring before the Closing Date, (iv) any Tax resulting from any change in accounting method made prior to the Closing Date for a Pre-Closing Tax Period or any use of an improper accounting method prior to the Closing for a Pre-Closing Tax Period, (v) any Tax of any Company Securityholder or any of its Affiliates for which the Company is liable, whether by reason of any requirement to withhold or otherwise, with respect to amounts paid on or before the Closing Date, (vi) any Transfer Taxes allocable to the Company Securityholders under Section 6.8(b), (vii) the employer portion of any Transaction Payroll Taxes with respect to any payments arising as a result of the transactions contemplated by this Agreement, and (viii) any reasonable out-of-pocket costs and expenses (including attorneys’ and other advisors’ fees) actually incurred by Acquiror to the extent arising directly from (A) the defense of any Tax matters described in clauses (i) through (vii) of this definition, and (B) with respect to the preparation of the portion of any Acquiror Prepared Returns described in Section 6.8(a) attributable to the Pre-Closing Tax Period. For the avoidance of doubt, Indemnified Taxes shall be determined without regard to disclosures made in the Company Disclosure Schedule.

“Independent Accounting Firm” means KPMG LLP or such other independent accounting firm of national reputation as may be mutually acceptable to the Securityholders’ Representative and Acquiror.

“Intellectual Property” means any and all intellectual property and intellectual property rights, including all of the following and all rights of the following types, in any jurisdiction throughout the world: (i) trademarks and service marks, trade dress, service names, trade names, domain names, brand names, logo or business symbols, whether registered or unregistered, including all applications and registrations, all extensions and renewals thereof and common law trademarks and service marks, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing, and all works of authorship (published and unpublished); (iii) trade secrets and confidential know-how, inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements, ideas, methods, processes, practices, apparatus, diagrams, protocols, schematics, specifications, techniques, algorithms, data platforms, databases and data collections, formulas and techniques; (iv) all Patent Rights, (v) computer programs, software and systems; (vi) internet domain names, domain name registrations, websites and website content; (vii) publicity and privacy rights, and all documentation and media (in whatever form) constituting, describing or relating to the foregoing; (viii) accounts with LinkedIn, Twitter, Facebook, YouTube, Instagram, and other social media companies and the content found thereon and related thereto; (ix) all other forms of technology (whether or not embodied in any tangible form) and including all tangible embodiments of the foregoing; and (x) other intellectual property and related proprietary rights, interests and protections.

“Investigational Device Exemption” or “IDE” means an application submitted to the United States Food and Drug Administration under the Federal Food, Drug, and Cosmetic Act, which is the formal regulatory submission by which a device sponsor requests approval to commence clinical investigation of the safety and/or effectiveness of a device in the United States.

“Investigational New Drug Application” or “IND” means an application submitted to the United States Food and Drug Administration pursuant to section 520(g) of the U.S. Federal Food, Drug, and Cosmetic Act, which is the formal regulatory submission by which a device sponsor requests approval to commence clinical investigation of the safety and/or effectiveness of a device in the United States and which includes the data and information required by the FDA to determine that the proposed investigation’s anticipated benefits outweigh the risk to study subjects.

“Investor Suitability Documentation” means an investor questionnaire or accredited investor certification in the form attached hereto as Exhibit D.

“J-Code” has the meaning given to it in Schedule 2.9.

“knowledge of the Company”, (or similar words), means the actual knowledge of the following individuals: Stephen Smith and Thomas Chalberg, and knowledge of such facts or matters such Persons have after conducting a reasonable inquiry of his or her direct reports with operational responsibility for the fact or matter in question (including with respect to individual service providers).

“knowledge of the Acquiror”, (or similar words), means the actual knowledge of the following individuals: Bryan Wahl, Scott Sieckert, and Jeff Farrow, and knowledge of such facts or matters such Persons have after conducting a reasonable inquiry of his or her direct reports with operational responsibility for the fact or matter in question (including with respect to individual service providers).

“Lease” has the meaning set forth in Section 3.11.

“Leased Real Property” has the meaning set forth in Section 3.11.

“Legal Requirements” means all United States, or foreign federal, state, national, supra-national, provincial, or local laws, constitutions, statutes, codes, rules, common law, regulations, ordinances, executive orders, decrees or edicts by a Governmental Entity having the force of law.

“Letter of Transmittal” has the meaning given to it in Section 2.2(a)(i).

“Licensed Company IP” means all Company Intellectual Property licensed or sublicensed to the Company.

“Lock-up Agreements” means a lock-up agreement entered into by the Company Stockholders who receive Closing Stock Consideration.

“Material Adverse Effect” means any change, event, development or effect with respect to the Company that, individually or in the aggregate, (A) has or would reasonably be likely to have a material adverse effect on the business, assets, results of operations or financial condition of the Company, taken as a whole, or (B) would be reasonably likely to materially impedes the ability of the Company to consummate the transactions contemplated by this Agreement, other than, solely with respect to clause (A), any change, event, development or effect to the extent that it results from the following: (i) changes in conditions in the industries or markets in which the Company operates, changes in the U.S. economy or financial markets or any non-U.S. economy or financial markets where the Company operates, in each case, after the date of this Agreement; (ii) the taking of, or failure to take, any action by Acquiror or any of its Affiliates in material violation of this Agreement, (iii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, fires or other natural disasters, weather conditions, epidemics or pandemics or disease outbreak, or any Legal Requirement or Order issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic, or disease outbreak after the date of this Agreement or material worsening of such conditions existing as of the date of this Agreement; (iv) national or international political, social or economic conditions (or changes in such conditions, including as a result of the imposition of any Governmental Measure), whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military, cyber or terrorist attack; (v) any change in (including the adoption or addition of, or rescission, expiration or retirement of) any Legal Requirement, Order or Governmental Measure after the date of this Agreement; (vi) any change after the date hereof in GAAP (or interpretation or enforcement thereof) after the date of this Agreement; (vii) any actions taken or omitted at the request of or with the prior written consent of Acquiror hereinafter given pursuant to the terms of this Agreement or the failure to take any action prohibited by this Agreement and as for which Acquiror declined to consent; (viii) any action expressly required by this Agreement; (ix) the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement (including the impact thereof on the relationships, contractual or otherwise, of the Company with customers, suppliers, lenders, lessors, business partners, employees, regulators, Governmental Entities, vendors or any other Person); or (xi) any failure by the Company to meet any projections, forecasts or revenue or earnings projections; provided that the underlying cause of the Company’s failure to meet such projections, forecasts or revenue or earnings projections may be taken into account to the extent not otherwise excluded hereunder; provided, further, that in the case of the foregoing clauses (i) and (iii) through (vi), such matters may be taken into account to the extent that any such matters disproportionately impact the Company, taken as a whole, relative to other similarly situated businesses operating in the industries and markets in which the Company operates.

“Material Contract” has the meaning given to it in Section 3.17.

“Merger” has the meaning given to it in Recital A.

“Merger Consideration” means the sum, without duplication, of (a) the Closing Cash Consideration and (b) the Closing Stock Consideration Value, where “Closing Cash Consideration” means the amount (without duplication), as adjusted pursuant to Section 2.4(b) and as may be further adjusted pursuant to Section 2.6, equal to: (a) the sum of (i) the Base Cash Purchase Price, (ii) the Aggregate Exercise Amount, (iii) the Estimated Cash, and (iv) the Estimated Assumed Expenses, minus (b) the sum of (i) the Estimated Transaction Expenses, and (ii) the Estimated Indebtedness, and “Closing Stock Consideration Value” means $37,500,000.00. For the avoidance of doubt, the Closing Stock Consideration Value shall not be subject to adjustment pursuant to Section 2.4(b) or Section 2.6.

“Merger Sub” has the meaning given to it in the Preamble.

“Milestone” has the meaning given to it in Section 2.9(a).

“Negotiation Period” has the meaning given to it in Section 9.2(h)(ii).

“Net Sales” means gross amounts invoiced for sales by or on behalf of Acquiror, its Affiliates (including, following the Closing, the Surviving Corporation and, if applicable, any joint venture formed by Acquiror, the Company or their Affiliates with each other or one or more third parties) and its or their licensees or sublicensees (each, a “Selling Person”) for arms-length commercial sales of Products to independent or unaffiliated third party purchasers of the Products, less ordinary and customary deductions, exclusions and similar adjustments with respect to such sales and in accordance with GAAP consistently applied, in each case, including the following, to the extent applicable: (i) bad debts or provisions for bad debts (provided that such amounts will be included in Net Sales when and if actually recovered), (ii) allowances or credits actually granted upon claims, returns or rejections of products, including recalls, regardless of the party requesting such recall, including sales returns and allowances actually paid, granted or accrued, (iii) trade discounts, including trade, quantity and cash discounts, rebates and other adjustments, credits or refunds (including discounts or credits), including those granted on account of price adjustments, billing errors, rejected, damaged or defective goods, recalls, returns, rebates, chargebacks, reimbursements, or similar payments granted or given to wholesalers, distributors, buying groups, health insurance carriers, chain pharmacies, mass merchandisers, staff model HMOs, pharmacy benefit managers or other institutions, (iv) rebates and chargebacks or retroactive price reductions made to federal, state or local governments (or their agencies or programs), or any third party payor, administrator or contractor, including managed health organizations, including any other adjustments arising from consumer discount or rebate programs or other similar programs, (v) customs or excise duties, value-added taxes, sales taxes, consumption taxes and other taxes (except income taxes) or duties relating to sales provided such duties or taxes are recorded in the invoiced gross sales, and any other governmental charges (including value added tax) actually paid and economically borne by Acquiror and its Affiliates in connection with the transportation, distribution or sale of such Product, in each case, to the extent such Taxes are not paid or otherwise economically borne by a third party and are not otherwise offset or refunded (and thus separately accounted for within this Agreement); (vi) freight and insurance for such Products, including all charges included in the invoiced gross sales price for freight, insurance, transportation, postage, handling and any other charges relating to the sale, transportation, delivery or return of such Product; (vii) invoiced amounts that Acquiror or the applicable Selling Person reasonably deems to be uncollectable and is not actually collected or received by such Person; and (viii) customary distribution or wholesaler service fees actually paid to unaffiliated third parties, to the extent not otherwise deducted under clauses (iii)–(vi) (not promotion related). Net Sales shall be determined from books and records maintained in accordance with GAAP, as consistently applied by Acquiror. For purposes of the definition of Net Sales:

(a)

If, in any calendar quarter, a Product is sold in the form of a Combination Product (defined below) in a particular country, then Net Sales for such Combination Product sold in such country during such calendar quarter shall be adjusted to reflect the relative market value contributions of the Company Active Ingredient or Product and the other ingredient or component in the Combination Product, determined as follows:

a.

If Products containing the Company Active Ingredient as the sole active ingredient therein (a “Compound Product”) and products containing the other active ingredients in such Combination Product as the sole active ingredients therein (the “Other Active Ingredient Products”) are each sold separately by any Selling Person in such country during such calendar quarter, the Net Sales of such Combination Product sold in such country during such calendar quarter will be calculated by multiplying the total Net Sales (determined as described above) obtained from the sale of such Combination Product in such country during such calendar quarter by the fraction A/(A+B), where A is the average gross selling price in such country during such calendar quarter of the Compound Product sold separately and B is the average gross selling price in such country of the Other Active Ingredient Products sold separately, during the applicable calendar quarter;

b.

If a Compound Product is sold in such country during such calendar quarter, but no Other Active Ingredient Products are sold in such country during such calendar quarter or the average gross selling price of such Other Active Ingredient Products sold in such country during such calendar quarter, the Net Sales of such Combination Product sold in such country during such calendar quarter will be calculated by multiplying the total Net Sales (determined as described above) obtained from the sale of such Combination Product in such country during such calendar quarter by the fraction A/C, where A is the average gross selling price in such country during such calendar quarter of the Compound Product sold separately and C is the average gross selling price of such Combination Product in such country during such calendar quarter;

c.

If the Other Active Ingredient Products are sold in such country during such calendar quarter, but there is no applicable Compound Product sold in such country during such calendar quarter, Net Sales of such Combination Product sold in such country during such calendar quarter will be calculated by multiplying the total Net Sales (determined as described above) obtained from the sale of such Combination Product in such country during such calendar quarter by the fraction (1-B/C), where B is the average gross selling price of such Other Active Ingredient Products sold in such country during such calendar quarter and C is the average gross selling price of such Combination Product in such country during such calendar quarter;

d.

If only the Combination Product is sold and neither any Compound Product nor Other Active Ingredients Product is separately sold by a Selling Person in such country during such calendar quarter or the average gross selling price of neither such Compound Product nor Other Active Ingredients Product can be determined in such country for such calendar quarter, then Net Sales of the Combination Product will be as reasonably apportioned by Acquiror in good faith based on the relative market value of the Company Active Ingredient or Product of such Combination Product, compared to the relative market value of the other ingredient or components in the Combination Product. If Securityholders’ Representative does not agree with Acquiror’s apportionment, then Securityholders’ Representative shall notify Acquiror of such disagreement within [***] after receiving the first report showing such apportionment and, upon such notice, the parties shall negotiate in good faith to determine a proper apportionment. If the parties cannot reach agreement on proper apportionment within [***] after such notice then Securityholders’ Representative may submit the matter to a “baseball” arbitration proceeding where each party shall present to the arbitrator the apportionment such party believes to be correct and the arbitrator shall choose the presented apportionment it deems most accurate. Such arbitration shall be conducted in Irvine, CA by JAMS in accordance with the Streamlined Arbitration Rules and Procedures of JAMS then in effect. Securityholders’ Representative shall be deemed to accept and agree to the apportionment for any product for which Securityholders’ Representative does not: (1) notify Acquiror of disagreement within [***] after the first report showing such apportionment; or (2) submit to arbitration pursuant to this Agreement within [***] after such notification of disagreement. As used herein, “Combination Product” means a Product that includes one or more active ingredients in addition to a Company Active Ingredient where such Company Active Ingredient and such other active ingredients are combined in a single formulation or package, as applicable, or formulated separately but packaged under a single label approved by a Regulatory Authority and sold together for a single price.

(b) In the event Product is “bundled” for sale together (other than as a Combination Product) with one or more other products in a country (a “Product Bundle”), then Net Sales for such Product sold under such arrangement shall be determined and apportioned on a country-by-country basis taking into account the relative value contributions of the Product and the other applicable products in the Product Bundle, as reflected in their individual sales prices, as apportioned by Acquiror in good faith across all products in the applicable bundle on a fair and reasonable basis, provided that the percentage rebate or discount apportioned to the Product in such bundle shall not exceed the percentage rebate or discount applied in total to the bundled products. If Securityholders’ Representative does not agree with Acquiror’s apportionment, then Securityholders’ Representative shall notify Acquiror of such disagreement within [***] after receiving the first report showing such apportionment and, upon such notice, the parties shall negotiate in good faith to determine a proper apportionment. If the parties cannot reach agreement on proper apportionment within [***] after such notice then Securityholders’ Representative may submit the matter for resolution according and subject to the process and procedures described above in subpart (a) of this definition, which shall thereupon apply here, as well.

(c) Sale of Product by Selling Persons to another Selling Person (including their respective Affiliates, licensees and sublicensees to the extent included among Selling Persons) for resale by such entity to a third party shall not be deemed a sale for purposes of this definition of “Net Sales”.

(d) Transfers or dispositions of Product (including those without charge or at or below the cost of manufacturing such Product): (1) in connection with patient assistance programs; (2) for charitable or promotional or advertising purposes; (3) for preclinical, clinical or regulatory or other governmental approval purposes, compassionate use or under so-called “named patient” or other limited access programs; or (4) for use in any tests or studies reasonably necessary to comply with any Legal Requirement, regulation or request by a Governmental Entity shall not, in each case of (1) through (4), be deemed sales of such Product for purposes of this definition of “Net Sales” or the definition of First Commercial Sale.

Subject to the foregoing, on a country by country basis, Net Sales with respect to sales in other non-arms-length transactions (not described or contemplated above) in such country will be computed at the average price of bona fide, arms-length sales by all Selling Persons to third parties in such country during the preceding three (3)-month period; or, if no bona fide, arms-length sale to a third party has yet occurred in such country, at the non-discounted list price for the Product sold directly by Selling Persons to end users. In the event that no list price has been established in such country, the price will be set at the fair market value of such Product.

“Net Sales Audit” has the meaning given to it in Section 2.9(e)(iii).

“Net Sales Report” has the meaning given to it in Section 2.9(e).

“New Drug Application” or “NDA” means a new drug application submitted to the United States Food and Drug Administration pursuant to section 505(b) of the U.S. Federal Food, Drug, and Cosmetic Act, which is the formal regulatory submission by which a drug sponsor requests approval to market a new pharmaceutical product in the United States and which includes the data and information required by the FDA to determine whether such product is safe and effective for its proposed use and can be manufactured with appropriate quality, and for clarity, New Drug Application or NDA excludes any Abbreviated New Drug Application (ANDA) and any Biologics License Application (BLA).

“Option Shares” has the meaning given to it in Section 2.1(b)(ii).

“Order” has the meaning given to it in Section 6.3(b).

“Ordinary Contract” means any contract, agreement or arrangement entered into in the ordinary course of business, the primary purpose of which is unrelated to Taxes.

“Outbound IP License” means any Contract pursuant to which the Company or any of its Subsidiaries grants any license, sublicense, option, covenant not to sue, immunity, or other right under any Company Intellectual Property (other than (A) Contracts where the only licenses or rights granted by the Company or its Subsidiaries are non-exclusive rights granted to contractors or vendors to use Owned Company IP solely for the performance or provision of services for the Company or a Subsidiary of the Company, (B) non-disclosure agreements, (C) Contracts where the only licenses or grants of rights to Intellectual Property are with respect to feedback, suggestions, or trademark(s) for inclusion on customer lists (or similar promotional purposes), and (D) purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the primary purpose of the Contract).

“Outside Date” has the meaning given to it in Section 8.1(b).

“Owned Company IP” means all Company Intellectual Property owned or purported to be owned by the Company.

“Pass-Through Status” has the meaning given to it in Schedule 2.9.

“Patent Rights” means any and all (i) issued patents, (ii) patent applications, including all applications and filings made pursuant to the Patent Cooperation Treaty, provisional applications, substitutions, continuations, continuations-in-part, divisionals and renewals, and all letters of patent granted with respect to any of the foregoing, and (iii) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, reissues and re-examinations.

“Paying Agent” means PNC Bank, National Association.

“Paying Agent Agreement” has the meaning set forth in Section 1.4(a)(iii).

“Per Share Additional Accredited Stock Consideration Amount” means an amount equal to (i) the Aggregate Additional Unaccredited Cash Consideration Amount, divided by (ii) the Total Accredited Outstanding Shares.

“Per Share Additional Accredited Stock Consideration” means a number of shares of Acquiror Common Stock equal to (i) the Per Share Additional Accredited Stock Consideration Amount, divided by (ii) the Acquiror Common Price.

“Per Share Closing Cash Amount” means, with respect to each share of Company Capital Stock (or share of Company Common Stock issuable upon exercise of a Company Option, as applicable), (i) the applicable Per Share Closing Amount for such share, minus (ii) the Per Share Stock Value; provided that the Per Share Closing Cash Amount shall not be less than zero.

“Per Share Closing Amount” means for a share of Company Capital Stock:

(a) in the case of each share of Series Seed II-B Preferred Stock: (A) an amount equal to: (1) the greater of (aa) the Series Seed II-B Price Per Share; or (bb) the Residual Per Share Merger Consideration (such greater amount, the “Series Seed II-B Liquidation Preference”); minus (2) the applicable Pro Rata Portion of the Adjustment Escrow Amount and the Retention Escrow Amount; minus (3) the applicable Pro Rata Portion of the Reserve Amount; provided, however, for any share of Series Seed II-B Preferred Stock, the foregoing amount will be multiplied by the number of shares of Series Seed II-B Preferred Stock into which such share of Series Seed II-B Preferred Stock is convertible;

(b) in the case of each share of Series Seed II-A Preferred Stock: (A) an amount equal to: (1) the greater of (aa) the Series Seed II-A Price Per Share; or (bb) the Residual Per Share Merger Consideration (such greater amount, the “Series Seed II-A Liquidation Preference”); minus (2) the applicable Pro Rata Portion of the Adjustment Escrow Amount and the Retention Escrow Amount; minus (3) the applicable Pro Rata Portion of the Reserve Amount; provided, however, for any share of Series Seed II-A Preferred Stock, the foregoing amount will be multiplied by the number of shares of Series Seed II-A Preferred Stock into which such share of Series Seed II-A Preferred Stock is convertible;

(c) in the case of each share of Series Seed II Preferred Stock: (A) an amount equal to: (1) the greater of (aa) the Series Seed II Price Per Share; or (bb) the Residual Per Share

Merger Consideration (such greater amount, the “Series Seed II Liquidation Preference”); minus (2) the applicable Pro Rata Portion of the Adjustment Escrow Amount and the Retention Escrow Amount; minus (3) the applicable Pro Rata Portion of the Reserve Amount; provided, however, for any share of Series Seed II Preferred Stock, the foregoing amount will be multiplied by the number of shares of Series Seed II Preferred Stock into which such share of Series Seed II Preferred Stock is convertible;

(d) in the case of each share of Series Seed Preferred Stock: (A) an amount equal to: (1) the greater of (aa) the Series Seed Price Per Share; or (bb) the Residual Per Share Merger Consideration (such greater amount, the “Series Seed Liquidation Preference”); minus (2) the applicable Pro Rata Portion of the Adjustment Escrow Amount and the Retention Escrow Amount; minus (3) the applicable Pro Rata Portion of the Reserve Amount; provided, however, for any share of Series Seed Preferred Stock, the foregoing amount will be multiplied by the number of shares of Series Seed Preferred Stock into which such share of Series Seed Preferred Stock is convertible;

(e) in the case of each share of Company Common Stock: (A) an amount equal to: (1) the Residual Per Share Merger Consideration; minus (2) the applicable Pro Rata Portion of the Adjustment Escrow Amount and the Retention Escrow Amount; minus (3) the applicable Pro Rata Portion of the Reserve Amount; and

(f) in the case of each share of Company Common Stock issuable or deemed issued pursuant to an In-the-Money Option: (A) an amount equal to: (1) the Residual Per Share Merger Consideration; minus (2) the applicable Pro Rata Portion of the Adjustment Escrow Amount and the Retention Escrow Amount; minus (3) the applicable Pro Rata Portion of the Reserve Amount.

“Per Share Reduced Accredited Cash Consideration Amount” means an amount equal to (i) the Aggregate Additional Unaccredited Cash Consideration Amount, divided by (ii) the Total Accredited Outstanding Shares.

“Per Share Stock Closing Amount” means a number of shares of Acquiror Common Stock equal to (i) the Closing Stock Consideration, divided by (ii) the Total Stock.

“Per Share Stock Value” means an amount equal to (i) the Per Share Stock Closing Amount, multiplied by (ii) the Acquiror Common Price.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes that are not yet due and payable or for Taxes being contested in good faith for which adequate reserves have been established in accordance with GAAP; (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements; (c) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens which are not yet due and payable or if due, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established; (d) liens in favor of customs and revenue authorities arising as a matter of Legal Requirements to secure payments of customs duties in connection with the importation of goods; (e) any Encumbrances against the interest of the landlord or sublandlord of any Leased Real Property that are not caused by the Company and do not adversely affect the Company’s leasehold interest in, or the Company’s use of, such Leased Real Property or otherwise materially impair the Company’s business operations at or relating to such Leased Real Property; (f) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (g) non-exclusive licenses to Intellectual Property granted by the Company to third parties in the ordinary course of business consistent with past practice, none of which are material to the business of the Company taken as a whole and (h) such imperfections of title and non-monetary Encumbrances that are not material in amount and that do not and will not materially detract from or interfere with the current use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

“Personal Data” means: any data or other information about or from an individual, including personal health information and any personally identifiable information (including a person’s first name and last name or first initial and last initial in combination with any one or more of the following data elements that relate to the person), Social Security Number, driver’s license number or state-issued identification card number, or financial account number, or credit or debit card number, with or without the security code, access code, personal identification number or password, that would permit access to a person’s financial account; provided, however, that “Personal Data” shall not include information that is lawfully obtained from publicly available information, or from federal, state, or local government records lawfully made available to the general public.

“Piper Sandler Engagement Letter” means that certain engagement letter, by and between the Company and Piper Sandler & Co., dated as of February 4, 2026.

“Piper Sandler Payments” has the meaning given to it in Section 6.14(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and the portion of any Straddle Period ending on and including the Closing Date.

“Preferred Stock” means the shares of Series Seed Preferred Stock, Series Seed II Preferred Stock, Series Seed II-A Preferred Stock, and Series Seed II-B Preferred Stock.

“Pro Rata Portion” means with respect to each Escrow Participant, the percentage represented by the quotient of (i) the amount of Merger Consideration payable to such Escrow Participant divided by (ii) the aggregate amount of Merger Consideration payable to all Escrow Participants.

“Proceeding” means any action, claim, suit, litigation, arbitration, mediation, audit, complaint, investigation, inquiry or other administrative or judicial action or proceeding.

“Product” means any pharmaceutical product, in any form, both: (a) that contains, as an active ingredient therein, one or more Company Active Ingredients, including combination products that contain active ingredients in addition to a Company Active Ingredient and (b) is Covered by a Valid Claim of an Acquired Patent.

“Property” means all real property leased or owned by the Company.

“Reasonable Likelihood of Recovery” means, with respect to any indemnification claim, that the facts and circumstances presented by the Indemnified Party, evaluated in light of the applicable provisions of this Agreement, establish that the Indemnified Party has a reasonable basis to believe it will recover the claimed Damages (in whole or in part) under Article IX, taking into account the nature of the alleged breach or loss, the reasonably available evidence, and the terms and limitations of the indemnification obligations set forth under Article IX. For clarity, such standard is intended to be analogous to the standard for a preliminary injunction or attachment (i.e., a likelihood of success on the merits) and shall not require proof by a preponderance of the evidence or any higher standard.

“Registered Company IP” means all Company Intellectual Property that is the subject of any registration, filing, issuance, or application with the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar foreign office or agency, or, for domain names, an Internet domain name registrar, including all patents, registered marks, applications for marks, registered copyrights, applications for copyrights, and domain name registrations, in each case whether owned by, filed by, or exclusively licensed to the Company.

“Regulatory Approval” means any and all licenses, registrations, permits, certificates, authorizations (including marketing authorizations) and approvals (including approvals of NDAs, Device Approvals, INDs, IDE, supplements and amendments) of the relevant Regulatory Authority necessary for the development (including all pre-clinical and clinical development, including toxicology, pharmacology, test method development and stability testing, biocompatibility, process development, formulation development, quality control development, statistical analysis, clinical trials, manufacturing and regulatory activities, that are required to obtain Regulatory Approval of a Product), manufacture, use, storage, import, transport or commercialization (including marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Product, and interacting with Regulatory Authorities regarding the foregoing) of Product in a particular country or jurisdiction.

“Regulatory Authority” means: (a) in the US, the FDA; (b) in the EU, the European Medicines Agency or the European Commission; or (c) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products.

“Regulatory Milestone” means each particular Regulatory Milestone Event set forth on Schedule 2.9.

“Regulatory Milestone Event” has the meaning given to it in Schedule 2.9.

“Regulatory Milestone Update Report” has the meaning given to it in Section 2.9(h).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface land or subsurface soils) or into or out of any Facilities or Property, including the movement of Hazardous Materials through or in the air, land, soil, surface water, groundwater, Facilities or Property.

“Requisite Stockholder Approval” shall mean the approval of (i) the holders of at least a majority of the issued and outstanding shares of Preferred Stock of the Company, and (ii) the holders of at least a majority of the issued and outstanding shares of Company Capital Stock, voting together as a single class.

“Reserve Account” has the meaning given to in Section 10.11(c).

“Reserve Amount” has the meaning given to in Section 10.11(c).

“Residual Amount” means an amount equal to: (a) the Merger Consideration; minus (b) the Aggregate Liquidation Preference.

“Residual Per Share Merger Consideration” means the dollar amount, rounded to four decimal places, equal to the quotient obtained by dividing: (a) the Residual Amount; by (b) the Total Stock.

“Resolution Period” has the meaning given to in Section 2.5(b).

“Restricted Cash” means security deposits, escrows, legal retainers, supplier cash deposits, cash that cannot be distributed by the Company to its stockholders under any applicable Legal Requirement or Contract or that cannot be distributed by the Company to its stockholders without the Company incurring a Tax, penalty, offset or obligation to replenish, or other similar amounts.

“Retention Escrow Account” means the interest-bearing escrow account established by the Escrow Agent pursuant to the Escrow Agreement to hold the Retention Escrow Amount.

“Retention Escrow Amount” means $225,000.

“Royalty Payment” and “Royalty Payments” each have the meaning given to such terms in Section 2.9(d).

“Royalty Payment Percentage” means the applicable percentage, as set forth in Schedule 2.9, of Net Sales of Products.

“Royalty Term” has the meaning given to it in Section 4.2 of Schedule 2.9.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders’ Representative” has the meaning given to it in Section 10.11(a).

“Seller Group” has the meaning given to it in Section 10.12.

“Series Seed Preferred Stock” means the Series Seed Preferred Stock of the Company.

“Series Seed Price Per Share” means $0.11 plus the amount of any and all dividends on shares of Series Seed Preferred Stock that are declared and unpaid prior to the Effective Time.

“Series Seed II Preferred Stock” means the Series Seed II Preferred Stock of the Company.

“Series Seed II Price Per Share” means $2.1332 plus the amount of any and all dividends on shares of Series Seed II Preferred Stock that are declared and unpaid prior to the Effective Time.

“Series Seed II-A Preferred Stock” means the Series Seed II-A Preferred Stock of the Company.

“Series Seed II-A Price Per Share” means $1.3594 plus the amount of any and all dividends on shares of Series Seed II-A Preferred Stock that are declared and unpaid prior to the Effective Time.

“Series Seed II-B Preferred Stock” means the Series Seed II-B Preferred Stock of the Company.

“Series Seed II-B Price Per Share” means $1.8126 plus the amount of any and all dividends on shares of Series Seed II-B Preferred Stock that are declared and unpaid prior to the Effective Time.

“Setoff Arbitrator” has the meaning given to it in Section 9.2(h)(iii).

“Setoff Determination” has the meaning given to it in Section 9.2(h)(iii).

“Setoff Standard” has the meaning given to it in Section 9.2(h)(iii).

“Spreadsheet” has the meaning given to it in Section 2.7.

“Straddle Period” means any Tax period that begins before and ends after the Closing Date.

“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (a) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (b) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Successor Entity” has the meaning given to it in Section 2.9(j).

“Surviving Corporation” has the meaning given to it in Section 1.1.

“Tax” (and, with correlative meaning, “Taxes” and “taxable”) means, without duplication, (i) any net income, gross receipts, sales, use, ad valorem, value added, franchise, capital stock, profits, payroll, employment, fringe benefit, unemployment, disability, excise, severance, social security, transfer, stamp, registration, real or personal property, capital gains, alternative or add-on minimum, share capital, premium, occupation and franchise taxes, environmental, windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge, imposed by any Governmental Entity responsible for the imposition of any such tax (each, a “Tax Authority”), and including any interest, penalties, and additions attributable thereto, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or group (including any arrangement for group or consortium relief or similar arrangement) for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, by operation of law or otherwise.

“Tax Return” means any return, statement, declaration, claim for refund, report, document or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports), filed or required to be filed with any Tax Authority with respect to Taxes, including any amendment thereof.

“Total Accredited Outstanding Shares” means (i) the Total Stock, minus (ii) the Total Unaccredited Outstanding Shares.

“Total Stock” means the sum, without duplication, of (i) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 2.1(a)), plus (ii) the aggregate number of shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time on an as-converted to Company Common Stock basis in accordance with the Company Certificate of Incorporation (other than shares of Company Common Stock to be cancelled pursuant to Section 2.1(a)), plus (iii) the aggregate number of shares of Company Common Stock issuable upon the exercise of In-the-Money Options that are issued, outstanding and exercisable immediately prior to the Effective Time (or which become exercisable as a result of the consummation of the transactions contemplated hereby).

“Total Unaccredited Outstanding Shares” means the aggregate number of shares of Company Capital Stock (on an as-converted to Company Common Stock basis) held by all Unaccredited Investors immediately prior to the Effective Time.

“Trading Day” means a day on which the NASDAQ Global Select Market is open for trading.

“Transaction Expenses” means, without duplication (i) all third party fees and expenses incurred by the Company to execute this Agreement and consummate the transactions contemplated hereby, including fees and expenses of the Company’s financial advisors, legal counsel, investment bankers, accountants and auditors, (ii) any bonus, severance, change-in-control payments or similar payment obligations that becomes due or payable in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in connection with any other event), (iii) all Transaction Payroll Taxes and the Company Stockholders’ allocable share of any Transfer Taxes pursuant to Section 6.8(b), (iv) the costs and expenses of the tail policy procured under Section 6.9, and (v) any amounts that become payable to [***] pursuant to Section 5.3.2(b) of the [***] License Agreement in connection with the transactions contemplated under this Agreement and due upon the Closing; provided, however, that any payments, costs, fees and expenses in respect of the Escrow Agreement and the Paying Agent Agreement shall be the obligation of Acquiror and shall not be considered a “Transaction Expense”. For clarity, any post-Closing payments payable to investment bankers and brokers set forth in Section 3.19 of the Company Disclosure Schedule that are based on any Milestone Payments or Royalties shall be deducted from such Milestone Payments or Royalties payable to the Company Securityholders under this Agreement and paid by Acquiror to such investment bankers and brokers.

“Transaction Payroll Taxes” shall mean all employer portion payroll or employment Taxes incurred in connection with any bonuses, option cash-outs or other compensatory payments in connection with the transactions contemplated by this Agreement.

“Transaction Tax Deductions” means any Tax deductions resulting from or relating to the transactions contemplated hereby, including but not limited to, without duplication, Tax deductions arising in connection with (i) the payment of Transaction Expenses paid on or prior to the Closing Date and deductible under applicable Legal Requirements, (ii) any debt repayment costs and the payment of, or reduction for, Indebtedness (including, for this purpose, any interest, premium, prepayment costs and accelerated deferred or capitalized financing costs, including any unamortized deferred financing fees in connection with the Indebtedness), (iii) any portion of the Merger Consideration paid through payroll, (iv) any payments relating to the cancellation or exercise of any Company Options, and (v) the employer portion of any social security, employment, payroll or similar Taxes with respect to the amounts set forth in the foregoing; provided that the calculation of “Transaction Tax Deductions” shall be made assuming the Company has made an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Tax Deductions that are success-based fees as defined in Treasury Regulations Section 1.263(a)-5(f).

“Transfer Taxes” has the meaning given to it in Section 6.8(a).

“Unaccredited Investor” means any Company Securityholder (a) who fails to deliver duly completed and validly executed Investor Suitability Documentation to the Company at least three (3) Business Days prior to the Closing Date demonstrating that such holder is an Accredited Investor, or (b) who, notwithstanding the delivery of Investor Suitability Documentation, is deemed by Acquiror in its reasonable discretion not to be an Accredited Investor for purposes of this Agreement.

“Valid Claim” means (a) a claim of an issued and unexpired patent that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other Governmental Entity of competent jurisdiction, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise, or (b) a claim of a pending patent application that has not been cancelled, withdrawn, abandoned, or finally rejected or expired from which no appeal can be taken and that has not been pending for more than seven (7) years.

“Withheld Amount” has the meaning given to it in Section 9.2(h).

Exhibit B

FORM OF STOCKHOLDER WRITTEN AGREEMENT

Exhibit C

FORM OF JOINDER AGREEMENT

Exhibit D

FORM OF INVESTOR SUITABILITY DOCUMENTATION

Exhibit E

FORM OF ESCROW AGREEMENT

Exhibit F

FORM OF PAYING AGENT AGREEMENT

Exhibit G

FORM OF CERTIFICATE OF MERGER

Exhibit H

FORM OF OPTION CANCELLATION AGREEMENT

Exhibit I

FORM OF LETTER OF TRANSMITTAL

Exhibit J

FORM OF FIRPTA CERTIFICATE

Exhibit K

FORM OF LOCKUP AGREEMENT

FORM OF LOCK-UP

[●], 2026

Tarsus Pharmaceuticals, Inc.

17700 Laguna Canyon Road, Floor 4

Irvine, California 92618

Re: Proposed Acquisition by Tarsus Pharmaceuticals, Inc.

Dear Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement understands that Tarsus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), has entered into an Agreement and Plan of Merger, dated as of [●], 2026 (as the same may be amended from time to time, the “Merger Agreement”) with Dolores Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, iRenix Medical, Inc., a Delaware corporation (the “Target”), and Fortis Advisors LLC, as securityholders’ representative. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As a condition and material inducement to each of the parties to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that, during the period (the “Lock-Up Period”) beginning on the date hereof and ending on the date that is 180 days from the Closing Date (the “Lock-Up Period End Date”), the undersigned will not, without the prior written consent of the Company, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of the Company’s Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-Up Securities, or file, cause to be filed or cause to be confidentially submitted any registration statement in connection therewith, under the Securities Act of 1933, as amended, (ii) enter into any swap, hedging or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise or (iii) publicly disclose the intention to do any of the foregoing described in clauses (i) and (ii) above.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Company, provided that (1) in the case of clause (i) through (vii) below, the Company receives a signed lock-up agreement for the balance of the Lock-Up Period from each donee, trustee, distributee, or transferee, as the case may be, (2) (A) in the clauses (i) through (v) below, any such transfer shall not involve a disposition for value, (B) in the cases of clause (ii) through (iv) below, such transfers are not required to be reported during the Lock-Up Period with the Securities and Exchange Commission (the “SEC”) on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (C) in the cases of clauses (i) and (v) through (vii) below, any filing under Section 16 of the Exchange Act made during the Lock-Up Period shall clearly indicate in the footnotes the circumstances of the transfer, and (3) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers during the Lock-Up Period:

(i)	as a bona fide gift or gifts;

(ii)

to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(iii)	as a distribution to general or limited partners, members, stockholders or other equity holders of the undersigned;

(iv)

to the undersigned’s affiliates or to any investment fund or other entity that, directly or indirectly, controls or manages, is controlled or managed by, or is under common control or management with, the undersigned;

(v)	by will or intestate succession upon the death of the undersigned;

(vi)	pursuant to a court of regulatory agency order, a qualified domestic order or in connection with a divorce settlement; or

(vii)

to a bona fide third party pursuant to a merger, consolidation, tender offer or other similar transaction made to all holders of shares of the Common Stock and involving a Change of Control (as defined below) of the Company and approved by the Company’s board of directors; provided that, in the event that such Change of Control is not completed, the undersigned’s Lock-Up Securities shall remain subject to the restrictions contained herein, provided further that any shares of the Common Stock not transferred in such merger, consolidation, tender offer or other transaction shall remain subject to the restrictions contained herein. “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity).

In addition, the undersigned agrees that, during the period beginning on the date following the Lock-Up Period End Date and ending on the date that is 180 days from the Lock-Up Period End Date, the undersigned will not, without the prior written consent of the Company, directly or indirectly, sell more than [***]% of the Lock-Up Securities held by the undersigned during any single day.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions. The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this lock-up agreement. The undersigned understands that Company and the Target are proceeding with the transactions contemplated by the Merger Agreement in reliance upon this lock-up agreement.

This lock-up agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature page follows]

Very truly yours,

[If signatory is an individual]

Signature: _____________________

Name: ________________________

[If signatory is an entity]

Entity: Signature: _____________________

Name: ________________________

Title: _____________________

Exhibit L

[***] AMENDMENT

Schedule 1.1

Illustration of Company Net Working Capital

Schedule 1.2

Assumed Expenses

Schedule 1.3

Company Products

Schedule 2.9

ADDITIONAL CONSIDERATION PAYMENTS

1.	REGULATORY MILESTONES

1.1	Regulatory Milestone Events and Payments

Each of the following one-time regulatory milestone payments shall become payable following Acquiror’s written notice to the Paying Agent confirming successful achievement of the corresponding regulatory milestone event described below (each, a “Regulatory Milestone Event”) and shall be paid within [***] following the end of the calendar year quarter in which such Regulatory Milestone Event occurs, all pursuant to Section 2.9(b) of the Agreement:

Milestone No.	Regulatory Milestone Event	Payment Amount (USD)
RM-1	[***]	$[***]
RM-2	[***]*	$[***]
Total (Possible) Regulatory Milestone Consideration:		$[***]

* [***].

1.2	Regulatory Milestone Payment Conditions

1.	Each Regulatory Milestone payment is conditioned upon and shall only become due and payable following first achievement of the corresponding Regulatory Milestone Event as described above.

2.	No amounts shall be due for subsequent or repeated achievements of any Regulatory Milestone Event by or with respect to the same or any other Product.

3.

For clarity, Acquiror may achieve a given Regulatory Milestone Event itself or through an affiliate, licensee or sub-licensee, or, as applicable, such Regulatory Milestone Event may be achieved by or through transferees of intellectual property rights in or to the acquired Product, including, without limitation, spin-off entities of Acquiror that take ownership in the Product.

1.3	Maximum Regulatory Milestone Amount

Subject to Section 3 below, even if Acquiror achieves all Milestones under this Section 1, the maximum amount of Regulatory Milestone payments payable under the Agreement (including pursuant to this Section 1) shall not exceed [***].

2.	COMMERCIAL MILESTONES

2.1	Commercial Milestone Events and Payments

Each of the following one-time commercial milestone payments shall become payable upon achievement (if at all) of the corresponding Commercial Milestone Event shown in the table below and pursuant to Section 2.9(c) of the Agreement, and shall be paid within [***] following the end of the calendar quarter in which such Commercial Milestone Event is achieved (if at all):

Milestone No.	Commercial Milestone Event	Payment Amount (USD)
CM-1	Annual worldwide Net Sales of Products, collectively, equal or exceed $[***] in a given calendar year	$[***]
CM-2	Annual worldwide Net Sales of Products, collectively, equal or exceed $[***] in a given calendar year	$[***]
CM-3	Annual worldwide Net Sales of Products, collectively, equal or exceed $[***] in a given calendar year	$[***]
CM-4	Annual worldwide Net Sales of Products, collectively, equal or exceed $[***] in a given calendar year	$[***]
CM-5	Annual worldwide Net Sales of Products, collectively, equal or exceed $[***] in a given calendar year	$[***]
CM-6	Annual worldwide Net Sales of Products, collectively, equal or exceed $[***] in a given calendar year	$[***]
Total (Possible) Commercial Milestone Consideration:		$[***]

2.2	Commercial Milestone Payment Conditions

1.	Each Commercial Milestone payment is conditioned upon and shall only become due and payable following first achievement of the corresponding Commercial Milestone Event as described above.

2.	No amounts shall be due for subsequent or repeated achievements of any Commercial Milestone Event by or with respect to the same or any other Product.

3.

For clarity, (a) Acquiror may achieve a given Commercial Milestone Event itself or through or together with one or more Affiliates, licensees or sub-licensees, or, as applicable, such Commercial Milestone Event may be achieved by or through transferees of intellectual property rights in or to the acquired Product, including, without limitation, spin-off entities of Acquiror that take ownership in the Product, and (b) Net Sales of Products by all Selling Persons, including, without limitation, any of the entities described in clause (a) above, during a given calendar year shall be considered collectively in determining if any of the above Commercial Milestones have been achieved.

4.

For clarity, if more than one Commercial Milestone is achieved in a given calendar quarter, the Commercial Milestone Payments corresponding to each such Commercial Milestone will be due and payable and shall be paid simultaneously within [***] after the end of such calendar quarter.

2.3	Maximum Commercial Milestone Amount

Subject to Section 3 below, even if Acquiror achieves all Milestones under this Section 2, the maximum amount of Commercial Milestone payments payable under the Agreement (including pursuant to this Section 2) shall not exceed [***].

3.	AGGREGATE MILESTONE LIMITATION

Subject to Section 2.9(f) of the Agreement, even if Acquiror achieves all Milestones under Section 1 and Section 2 of this Schedule 2.9, the maximum amount of Additional Consideration Payments (combining all Regulatory Milestones under Section 1 and all Commercial Milestones under Section 2) payable under the Agreement (including pursuant to this Schedule 2.9) shall not exceed Four Hundred Ninety Million U.S. Dollars ($490,000,000 USD).

4.	ROYALTIES

4.1	Royalty Payments.

Pursuant to Section 2.9(d) of the Agreement, Acquiror, within [***] days after the end of each calendar quarter, shall pay to the Paying Agent a Royalty Payment in an amount calculated as a percentage of Net Sales obtained from the sale of Royalty Products in the United States (based on the applicable percentages set forth in the table below), determined in the aggregate (subject to Sections 4.2 and 4.4 of this Schedule 2.9), of all Royalty Products sold in the United States, by or on behalf of each of Acquiror and by or on behalf of each other Selling Persons.

Portion of Annual Net Sales of Royalty Products sold in the United States, collectively	Marginal Royalty Rate
Up to $[***]	[***]%
Equal to or Greater than $[***] and less than $[***]	[***]%
Equal to or Greater than $[***]	[***]%

For clarity, each marginal royalty rate set forth in the table shall apply only to that portion of the Net Sales of Royalty Products in the United States, collectively, during the period in which such Products have an active J-Code or have otherwise been afforded active Pass-Through Status, in each case permitting separate reimbursement for such Products, within a given Calendar year of the applicable Royalty Term that falls within the indicated range.

4.2  J-Codes. Solely for purposes of determining the amount of Net Sales of Royalty Products sold in the United States (a) on which Royalty Payments are to be paid pursuant to Section 4.1 of this Section 2.9 and (b) which are to be included in Net Sales for purposes of determining the applicable marginal royalty rate pursuant to Section 4.1 of this Schedule 2.9, only Net Sales of Royalty Products sold in the United States shall be included. For purposes of the Agreement and Section 1 and this Section 4, each of this Schedule 2.9, (x) “J-Code” means a Healthcare Common Procedure Coding System (“HCPCS”) Level II code, designated by the prefix “J,” assigned by the Centers for Medicare & Medicaid Services (“CMS”) to identify and facilitate billing for injectable drugs, biologics, or other pharmaceutical products and devices that are typically administered by a healthcare professional in a physician’s office, hospital outpatient setting, or other clinical setting, as such code(s) may be updated, modified, or replaced by CMS from time to time and that permits separate reimbursement for such Royalty Products and (y) “Pass-Through Status” refers to a temporary designation granted by CMS allowing for separate payment for the product during a temporary period. For the avoidance of doubt, Net Sales of Products sold outside of the United States shall not be subject to the limitations or exclusions provided for in this Section 4.2 and shall not be royalty-bearing under Section 4.1 of this Schedule 2.9, but such Net Sales shall be included in Net Sales for purposes of determining whether any Commercial Milestone Event has been achieved pursuant to Section 2.1 of this Schedule 2.9.

4.3  Royalty Term. With respect to any Royalty Product, Royalties shall only be payable with respect to Net Sales of such Royalty Product sold in the United States following the First Commercial Sale of such Royalty Product in the United States, until the later to occur of (a) the date upon which the last Valid Claim of any issued U.S. patent that both (i) is entitled to claim priority to [***] and (ii) Covers the composition or use of such Royalty Product in the United States, expires or otherwise ceases to be a Valid Claim; and (b) [***] after the First Commercial Sale of a Product in the United States (the “Royalty Term”). For clarity, Net Sales of Products sold outside of the United States or sold during any period of time in which such Products do not have an active J-Code and have not otherwise been afforded active Pass-Through Status, in each case permitting separate reimbursement for such Products, are and shall be expressly excluded from the Royalty Payments contemplated in Section 2.9(d) of the Merger Agreement and Section 4.1 of this Schedule 2.9.

4.4 Adjustments.

If, with respect to a given Royalty Product sold during the Royalty Term, (a) such Royalty Product is not Covered by a Valid Claim of any issued U.S. patent that both (i) is entitled to claim priority to [***] and (ii) Covers either the composition or use of such Royalty Product in the United States during a Calendar Quarter or (b) a Competing Product (defined below) with respect to such Royalty Product is commercially sold by a third party (other than any Selling Party) in the United States during such Calendar Quarter, then in the case of either (a) or (b), the applicable Marginal Royalty Rate set forth in Section 4.1 of this Schedule 2.9 that is used to calculate the Royalties based on Net Sales of such Royalty Products shall be reduced by [***] such that the corresponding Royalty Payments contemplated in Section 2.9 of the Agreement and this Section 4 shall be reduced by [***] solely with respect to such Royalty Product. As used herein, “Competing Product” means, with respect to a Royalty Product, any product that (i) contains the same Company Active Ingredient as is contained in such Royalty Product, (ii) is a generic and substitutable version of such Royalty Product (e.g., is AB rated to such Royalty Product) that has received Regulatory Approval for all of the indications for which such Royalty Product has received Regulatory Approval, and (iii) is sold by any third party that is not a Selling Person or a licensee or sublicensee (under Acquired Patents) of the Acquiror, the Surviving Corporation, any of their respective Affiliates or any other Selling Person, under an ANDA granted to a third party. Without limiting Acquiror’s rights and remedies under the Agreement, including the right to make adjustments to any Royalty Payment or Milestone Payment pursuant to Section 6.12(a) of the Agreement, nothing contained in this Section 4 is intended to entitle Acquiror to any other adjustment to any Royalty Payment or Milestone Payment that becomes due or is otherwise payable pursuant to the Agreement or this Schedule 2.9 as a result of any royalty obligations that relate to any of the Royalty Products under Contracts to which the Company, the Surviving Corporation, Acquiror, any other Selling Person or any of its or their respective Affiliates are a party as of the Closing Date or enter into at any time on or after the Closing Date (including, in each case, any such Contracts under which the Company, the Surviving Corporation, Acquiror, any other Selling Person or any of its or their respective Affiliates receives licenses under Intellectual Property rights of any third party).

4.5 Example.

Solely by way of example for purposes of demonstrating the calculation of the applicable Royalty Payments that would become due and payable pursuant to Section 4.1 of this Schedule 2.9(d) and Section 2.9(d) of the Agreement with respect to Royalty Products sold within the United States during a particular calendar year during the Royalty Term, if:

(a)

the Net Sales of such Royalty Products obtained by Acquiror and each of the Selling Persons collectively during the first calendar quarter of a particular calendar year are $[***], the Royalty Payment that would become due and payable within [***] after that calendar quarter would be calculated as [***]of such Net Sales, which would result in a Royalty Payment of $[***];

(b)

there is an additional $[***] of Net Sales of such Royalty Products obtained by Acquiror and each of the Selling Persons collectively, during the second calendar quarter of such calendar year, the total annual Net Sales of such Royalty Products as of the end of such second calendar quarter would be $[***] and the Royalty Payment payable on the $[***]of Net Sales obtained from the sales of such Royalty Products during such second calendar quarter would be calculated as [***] of the first $[***] of such Net Sales obtained from the sales of such Royalty Products in such second calendar quarter (which would be $[***]) plus [***] of the remaining $[***] of Net Sales obtained from the sales of Royalty Products during such second calendar quarter (which would be $[***]), and therefore, the total Royalty Payment due for sales of such Royalty Products made in such second calendar quarter would be $[***];

(c)

there is an additional $[***] of Net Sales of Royalty Products obtained by Acquiror and each of the Selling Persons collectively, during the third calendar quarter of such calendar year, the total annual Net Sales of such Royalty Products as of the end of such third calendar quarter would be $[***] and the Royalty Payment payable on the $[***] of Net Sales obtained from the sales of such Royalty Products during such third calendar quarter would be calculated as [***] of the $[***] of such Net Sales obtained from the sales of such Royalty Products in such third calendar quarter, which would result in a Royalty Payment of $[***]; and

(d)

there is an additional $[***] of Net Sales of such Royalty Products obtained by Acquiror and each of the Selling Persons collectively, during the fourth calendar quarter of such calendar year, the total annual Net Sales of such Royalty Products as of the end of such fourth calendar quarter would be $[***] and the Royalty Payment payable on the $[***] of Net Sales obtained from the sales of such Royalty Products during such fourth calendar quarter would be calculated as [***] of the first $[***] of such Net Sales obtained from the sales of such Royalty Products in such second calendar quarter (which would be $[***]) plus [***] of the remaining $[***] of Net Sales obtained from the sales of such Royalty Products during such fourth calendar quarter (which would be $[***]), and therefore, the total Royalty Payment due for sales of such Royalty Products made in such fourth calendar quarter would be $[***] and the total of the Royalty Payments made with respect to Net Sales obtained from the sale of such Royalty Products during such calendar year would be $[***] (i.e., [***]).